     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 30, 2000

                                           REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                              M&T BANK CORPORATION
               (Exact name of Registrant as specified in charter)

           NEW YORK                          6712                         16-0968385
(State or other jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)    Classification Code Number)         Identification No.)

                            ------------------------

                                 ONE M&T PLAZA
                            BUFFALO, NEW YORK 14203
                                 (716) 842-5445
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)
                            ------------------------

                            RICHARD A. LAMMERT, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                              M&T BANK CORPORATION
                                 ONE M&T PLAZA
                            BUFFALO, NEW YORK 14240
                                 (716) 842-5390
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

        STEVEN KAPLAN, ESQ.                EDWARD D. HERLIHY, ESQ.
          ARNOLD & PORTER               WACHTELL, LIPTON, ROSEN & KATZ
      555 TWELFTH STREET, N.W.               51 WEST 52ND STREET
        WASHINGTON, DC 20004               NEW YORK, NEW YORK 10019

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of the Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                        PROPOSED MAXIMUM       PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF          AMOUNT TO BE        OFFERING PRICE PER     AGGREGATE OFFERING      AMOUNT OF
 SECURITIES TO BE REGISTERED      REGISTERED(1)             UNIT(2)                PRICE(2)        REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------
Common Stock ($5.00 Par
  Value)                            1,725,000               $432.50              $746,062,500          $196,961
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

(1) The number of shares to be registered is based upon an estimate of the maximum number of shares of common stock of the Registrant that may be issued to holders of common stock of Keystone Financial, Inc. pursuant to the merger agreement.

(2) The registration fee was computed pursuant to Rule 457(f) under the Securities Act of 1933, as amended.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     First mailed to Keystone Shareholders on or about [                ,] 2000

                            KEYSTONE FINANCIAL, INC.

                            [                ,] 2000

Dear Keystone Shareholder:

     M&T Bank Corporation and Keystone Financial, Inc. have agreed to a transaction in which M&T will acquire Keystone through the mergers of Keystone with and into a subsidiary of M&T and Keystone Financial Bank, N.A. with and into M&T's subsidiary bank, Manufacturers and Traders Trust Company.

     As a result of the merger, you will receive either $21.50 in cash or 0.05 of a share of M&T common stock for each share of Keystone common stock that you own. You will be able to elect whether you want cash or stock for your shares of Keystone common stock. Elections will be limited by the requirement that 65% of the shares of outstanding Keystone common stock, determined as provided in the merger agreement, be exchanged for M&T common stock. Therefore, the actual allocation of cash and shares of M&T common stock that you receive will depend on the elections of other Keystone shareholders and may be different from what you elect. The federal income tax consequences of the merger to you will depend on whether you receive cash, stock or a combination of cash and stock in exchange for your shares of Keystone common stock.

     M&T is a $22.8 billion bank holding company headquartered in Buffalo, New York. Merging with M&T will create the leading banking franchise in Central Pennsylvania and Upstate New York and will result in a broader range of services for Keystone customers and provide the opportunity for significant revenue enhancements. M&T's common stock is listed on the New York Stock Exchange under the symbol MTB. The last reported sale price of M&T common stock on the New York
Stock Exchange on [                ,] 2000 was [$  ] per share. In connection
with the merger, M&T will effect a 10-for-1 split of its common stock and intends to increase its quarterly cash dividend.

     Completion the merger requires that we obtain the necessary government approvals and approval of the shareholders of Keystone, as well as the shareholders of M&T. We have scheduled a special meeting for our shareholders to vote on the merger agreement. The meeting will be held at [ ] on [ ] at [ ], local time.

     It is very important that your shares be voted at the meeting, regardless of whether you plan to attend in person. To assure that your shares are represented on this very important matter, please sign, date and return the enclosed proxy card in the enclosed postage-prepaid envelope whether or not you plan to attend the meeting. You may also vote by internet using the proxy link found at www.keyfin.com. This link will take you directly to the web page listed on your proxy card. If you hold shares in your own name and do attend, you may revoke your proxy and vote your shares in person at the meeting.

     This document contains a more complete description of the meeting, the terms of the merger and the procedures for electing stock or cash. We urge you to review this entire document carefully. You may also obtain information about M&T and Keystone from documents filed with the Securities and Exchange Commission.

     I enthusiastically support the merger and join our board of directors in unanimously recommending that you vote in favor of the merger.

                                            Sincerely,

                                            Carl L. Campbell
                                            Chairman, President and
                                            Chief Executive Officer

--------------------------------------------------------------------------------
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Joint Proxy Statement-Prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The shares of M&T common stock offered through the merger are not insured by the Federal Deposit Insurance Corporation and are not deposits or other obligations of, or guaranteed by, any bank subsidiary of M&T.
--------------------------------------------------------------------------------

      The date of this Joint Proxy Statement-Prospectus is [                ,]
                                      2000

        First mailed to M&T Shareholders on or about [                ,] 2000

                              M&T BANK CORPORATION

                          [                   ,] 2000

Dear M&T Shareholder:

     You are cordially invited to attend a special meeting of the shareholders of M&T Bank Corporation to be held on [DAY], [DATE] beginning at [TIME], local time, at M&T Center, One Fountain Plaza in Buffalo, New York.

     At the special meeting, you will be asked to approve an agreement providing for the proposed acquisition of Keystone Financial, Inc. through the merger of Keystone with and into M&T's wholly owned subsidiary, Olympia Financial Corp., including the issuance of up to 1,725,000 shares of common stock of M&T in connection with the merger.

     Keystone is a bank holding company headquartered in Harrisburg, Pennsylvania with total assets of approximately $7 billion as of [
               ,] 2000. Keystone's subsidiary bank, Keystone Financial Bank, N.A., operates in 31 Pennsylvania counties, three Maryland counties and one county in West Virginia. Following completion of the merger, the bank will be merged into M&T's principal subsidiary, Manufacturers and Traders Trust Company. The merger represents a major geographic expansion by M&T, which will become the largest bank holding company, based on deposits, in Central Pennsylvania and in Upstate New York. In connection with the merger, M&T will split its common stock 10-for-1 and intends to increase its quarterly cash dividend.

     Your board of directors has approved the proposed merger subject to shareholder approval and certain other conditions, and recommends that you vote FOR the issuance of shares of M&T common stock in the merger. The board reached this decision after careful consideration of a number of factors. The enclosed document details these factors and also explains the proposed merger in greater detail. Please read it carefully.

     At the special meeting, you also will be asked to consider and vote upon an amendment to M&T's certificate of incorporation necessary to split M&T's common stock 10-for-1, which will increase the number of authorized shares from 15 million to 150 million and reduce the par value from $5.00 to $0.50 per share. The stock split is a condition to Keystone's obligation to complete the merger. Your board of directors recommends that you vote FOR the amendment to the certificate of incorporation.

     I urge you to take the time now to consider these very important matters and vote. In order to make sure that your vote is represented, please indicate your vote on the enclosed proxy form, date and sign it, and return it in the enclosed envelope regardless of whether you plan to attend the meeting. If you do attend the meeting, you may revoke your proxy at the meeting and vote in person.

                                            Cordially,

                                            Robert G. Wilmers
                                            President and Chief Executive
                                            Officer

                            KEYSTONE FINANCIAL, INC.
                               ONE KEYSTONE PLAZA
                            FRONT AND MARKET STREETS
                         HARRISBURG, PENNSYLVANIA 17105

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

     NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Keystone Financial, Inc. will be held at [ ] on [ ] at [ ] p.m., local time, for the following purposes:

     1. Consider and vote upon a proposal to approve an Agreement and Plan of Reorganization among Keystone Financial, Inc., M&T and its wholly owned subsidiary, Olympia Financial Corp., and a related Agreement and Plan of Merger (collectively, the "merger agreement"), a copy of which is included in Appendix A to the accompanying Joint Proxy Statement-Prospectus, pursuant to which (i) Keystone will be merged with and into Olympia; (ii) subject to the allocation and election procedures set forth in the merger agreement, each outstanding share of common stock of Keystone will be converted, at the election of the holder, into the right to receive either $21.50 in cash without interest or 0.05 of a share of common stock of M&T with cash in lieu of any fractional shares;
        (iii) up to [1,725,000] shares of M&T common stock will be issued in connection with the proposed merger; and

     2. To consider and act upon such other matters as may properly come before the meeting or any adjournments thereof.

     Only shareholders of record at the close of business on [          ,] 2000
will be entitled to notice of, and to vote at, the meeting or any adjournments thereof. The affirmative vote of a majority of the votes cast by holders of Keystone Financial, Inc. common stock entitled to vote at the meeting is required for approval of the merger.

     Information regarding voting rights and the business to be transacted at the meeting is given in the accompanying Joint Proxy Statement-Prospectus.

                                         By Order of the Board of Directors

                                         Ben G. Rooke
                                         Vice Chairman,
                                         General Counsel and Secretary
Harrisburg, Pennsylvania
[          ,] 2000

                                   IMPORTANT

     Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the meeting, please sign, date and promptly return the accompanying proxy card using the enclosed postage-prepaid envelope, or vote by internet using the proxy voting link found at www.keyfin.com. If you are a record shareholder and for any reason you should desire to revoke your proxy, you may do so at any time before it is voted at the meeting.

                              M&T BANK CORPORATION
                                 ONE M&T PLAZA
                            BUFFALO, NEW YORK 14203

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                          [                   ,] 2000

     To The Shareholders of M&T Bank Corporation:

     A special meeting of shareholders of M&T Bank Corporation ("M&T") will be
held at [                ] in Buffalo, New York on [DAY], [September   ,] 2000
at [TIME]. At the special meeting you will be asked to:

     1. Consider and vote upon a proposal to approve an Agreement and Plan of Reorganization among Keystone Financial, Inc., M&T and its wholly owned subsidiary, Olympia Financial Corp., and a related Agreement and Plan of Merger (collectively, the "merger agreement"), a copy of which is included in Appendix A to the accompanying Joint Proxy Statement-Prospectus, pursuant to which (i) Keystone will be merged with and into Olympia; (ii) subject to the allocation and election procedures set forth in the merger agreement, each outstanding share of common stock of Keystone will be converted, at the election of the holder, into the right to receive either $21.50 in cash without interest or 0.05 of a share of common stock of M&T with cash in lieu of any fractional shares;
        (iii) up to [1,725,000] shares of M&T common stock will be issued in connection with the proposed merger; and

     2. Consider and vote upon a proposal to authorize an amendment to M&T's certificate of incorporation to increase the number of authorized shares of M&T common stock to 150 million, decrease the par value per share to $0.50 and effect a 10-for-1 stock split; and

     3. Transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     You may vote at the special meeting if you owned M&T common stock at the
close of business on [                ,] 2000.

                                            By Order of the Board of Directors

                                            Marie King
                                            Corporate Secretary
Buffalo, New York
[                ,] 2000.

                                   IMPORTANT

     Your vote is important. In order to assure your representation at the M&T meeting, please mark, sign, date and return the enclosed proxy as soon as possible in the enclosed envelope. No postage is required for mailing in the United States.

                      WHERE YOU CAN FIND MORE INFORMATION

     This document incorporates important business and financial information about M&T and Keystone that is not included in or delivered with this document. You may read and copy any materials M&T and Keystone have filed with the Securities and Exchange Commission at the Commission's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. You may also visit the Commission's web site at www.sec.gov to obtain reports, proxy and information statements, and other information that M&T or Keystone has filed electronically.

     Copies of any of these documents without their exhibits are also available without charge to any person to whom we deliver this document. You must make a written or oral request to, in the case of information concerning M&T, M&T Bank Corporation, One M&T Plaza, Buffalo, New York 14203, attention: Clifford P. Johnson, Vice President, Corporate Reporting (telephone: (716) 842-5973); or, in the case of information concerning Keystone, Keystone Financial Inc., One Keystone Plaza, Front and Market Streets, Harrisburg, Pennsylvania 17105, attention: Ben G. Rooke, Vice Chairman, General Counsel and Secretary (telephone: (717) 233-1555). IN ORDER TO ENSURE TIMELY DELIVERY OF THE
DOCUMENTS, ANY REQUEST SHOULD BE MADE BY [                ,] 2000. You may also
obtain information about the companies from our respective web sites, www.mandtbank.com for M&T, and www.keyfin.com for Keystone.

                      DOCUMENTS INCORPORATED BY REFERENCE

     This document incorporates by reference the documents listed below that M&T and Keystone have previously filed with the Commission:

     - M&T's Annual Report on Form 10-K for the year ended December 31, 1999;

     - Keystone's Annual Report on Form 10-K for the year ended December 31,
       1999;

     - M&T's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

     - Keystone's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

     - M&T's Current Report on Form 8-K dated as of May 23, 2000;

     - Keystone's Current Reports on Form 8-K dated as of January 18, 2000, March 23, 2000, April 18, 2000, May 16, 2000, May 18, 2000, May 24, 2000,
       May 25, 2000 (filed May 30, 2000) and May 25, 2000 (filed June 9, 2000);
       and

     - the description of M&T common stock contained in a registration statement on Form 8-A dated May 20, 1998 filed by M&T pursuant to Section 12 of the Securities Exchange Act of 1934, and any amendment or report filed for the purpose of updating such description.

     M&T and Keystone also incorporate by reference additional documents that either company may file with the Commission between the date of this document and the date of the last special meeting or, if later, the expiration of the election period for Keystone shareholders to elect to receive M&T common stock or cash for their shares of Keystone common stock in the merger. These documents may include Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

     This document and the documents that have been incorporated by reference into this document include statements that reflect projections or expectations of future financial condition, results of operations and business of each of M&T, Keystone and the combined company following the merger. These statements are subject to risk and uncertainty. We believe such statements to be "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. M&T and Keystone have made, and may continue to make, various forward-looking statements with respect to earnings per share, cash earnings per share, cost savings related to acquisitions, credit quality and other financial and business matters for 2001 and, in certain instances, subsequent periods. We caution that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and that statements for periods after 2001 are subject to greater uncertainty because of the increased likelihood of changes in underlying factors and assumptions. Actual results could differ materially from those expressed in forward-looking statements. In addition to factors disclosed in documents incorporated by reference in this document and factors identified elsewhere in this document, the following factors could cause actual results to differ materially from those expressed in forward-looking statements:

     - expected cost savings from the merger cannot be fully realized or cannot be realized within the expected time frame;

     - revenues following the merger are lower than expected;

     - competitive pressure among financial services institutions increases significantly;

     - costs or difficulties related to the integration of the business of M&T and Keystone are greater than expected;

     - changes in the interest rate environment reduce interest margins;

     - general economic conditions, either nationally or in the markets in which the combined company will be doing business, are less favorable than expected;

     - legislation or regulatory requirements or changes that adversely affect the business in which the combined company would be engaged; and

     - other "Future Factors" enumerated in M&T's Annual Report on Form 10-K with respect to M&T, or enumerated under "Forward-Looking Statements" in Keystone's Annual Report with respect to Keystone, in each case for the year ended December 31, 1999 and incorporated in this document by reference.

     Our forward-looking statements speak only as of the dates on which they are made. By making forward-looking statements, we assume no duty to update them to reflect new, changing or unanticipated events or circumstances, except as may be required by applicable law or regulation.

                           PROXY STATEMENT-PROSPECTUS
                               TABLE OF CONTENTS

                                        PAGE
                                        ----
WHERE YOU CAN FIND MORE INFORMATION...    i
DOCUMENTS INCORPORATED BY REFERENCE...    i
A WARNING ABOUT FORWARD-LOOKING
  STATEMENTS..........................   ii
SUMMARY...............................    1
MARKET PRICES AND DIVIDEND
  INFORMATION.........................    8
COMPARATIVE PER SHARE DATA............   10
SELECTED CONSOLIDATED FINANCIAL
  DATA................................   11
SELECTED PRO FORMA COMBINED FINANCIAL
  DATA................................   12
SELECTED HISTORICAL CONSOLIDATED
  FINANCIAL DATA......................   13
THE COMPANIES.........................   15
THE KEYSTONE SHAREHOLDERS' MEETING....   17
  Date, Place and Time................   17
  Record Date; Voting Rights..........   17
  Voting and Revocation of Proxies....   17
  Solicitation of Proxies.............   18
THE M&T SHAREHOLDERS' MEETING.........   18
  Date, Place and Time................   18
  Record Date; Voting Rights..........   18
  Voting and Revocation of Proxies....   19
  Solicitation of Proxies.............   20
THE MERGER............................   20
  Background and Reasons for the
     Merger: Recommendations of the
     Boards of Directors..............   20
  M&T's Reasons for the Merger........   22
  Keystone's Reasons for the Merger;
     Recommendation of the Keystone
     Board............................   23
  Opinion of Keystone's Financial
     Advisor..........................   24
  Opinion of M&T's Financial
     Advisor..........................   30
  Terms of the Merger.................   38
  For Keystone Shareholders: Election
     Procedures; Surrender of Stock
     Certificates.....................   41
  For M&T Shareholders: Retention of
     Stock Certificates...............   42
  Representations and Warranties;
     Conditions to the Merger;
     Waiver...........................   42

                                        PAGE
                                        ----
  Regulatory Approvals Needed to
     Complete the Merger..............   44
  Covenants; Conduct of Business
     Pending the Merger...............   45
  Amending the Agreement..............   46
  Effective Date of the Merger;
     Terminating the Agreement........   46
  Management and Operations After the
     Merger...........................   47
  Interests of Directors and Officers
     in the Merger that are Different
     from Yours.......................   49
  Certain Federal Income Tax
     Consequences.....................   53
  Accounting Treatment of the
     Merger...........................   57
  Stock Option Agreement..............   57
  Dissenters' Rights of Keystone
     Shareholders.....................   58
  No Dissenters' Rights of M&T
     Shareholders.....................   60
COMPARISON OF CERTAIN RIGHTS OF
  HOLDERS OF M&T COMMON STOCK AND
  KEYSTONE COMMON STOCK...............   61
PRO FORMA CONDENSED COMBINED FINANCIAL
  INFORMATION.........................   69
PROPOSED AMENDMENT TO THE M&T BANK
  CORPORATION.........................   76
CERTIFICATE OF INCORPORATION..........   76
EXPERTS...............................   77
LEGAL OPINION.........................   77
SUBMISSION OF SHAREHOLDER PROPOSALS...   77
APPENDIX A -- AGREEMENT AND PLAN OF
  REORGANIZATION (INCLUDING AGREEMENT
  AND PLAN OF MERGER).................  A-1
APPENDIX B -- STOCK OPTION
  AGREEMENT...........................  B-1
APPENDIX C -- OPINION OF KEEFE,
  BRUYETTE & WOODS, INC...............  C-1
APPENDIX D -- OPINION OF MERRILL
  LYNCH, PIERCE, FENNER & SMITH
  INCORPORATED........................  D-1
APPENDIX E -- SUBCHAPTER D OF
  PENNSYLVANIA BUSINESS CORPORATION
  LAW.................................  E-1
APPENDIX F -- PROPOSED CERTIFICATE OF
  AMENDMENT TO CERTIFICATE OF
  INCORPORATION OF M&T BANK
  CORPORATION.........................  F-1

                                    SUMMARY

     This summary does not contain all of the information that is important to you. You should carefully read this entire document and the documents to which we have referred you in order to understand fully the merger and to obtain a more complete description of the merger. See "Where You Can Find More Information" (Page i).

THE COMPANIES (PAGE [  ])

M&T BANK CORPORATION
One M&T Plaza
Buffalo, New York 14203
(716) 842-5445

     M&T Bank Corporation is a bank holding company incorporated under New York law in 1969. As of March 31, 2000, M&T had total assets of approximately $22.8 billion and total shareholders' equity of approximately $1.8 billion.

     M&T's principal banking subsidiary is Manufacturers and Traders Trust Company, which is headquartered in Buffalo, New York. Manufacturers and Traders Trust Company is commonly known by its trade name, M&T Bank, and is referred to by that name in this document. M&T Bank accounted for 96% of M&T's consolidated assets on March 31, 2000 and for virtually all of its net income in 1999. M&T also owns M&T Bank, N.A., which offers certain banking products on behalf of M&T on a national basis. Collectively, the M&T banks and their subsidiaries offer a wide range of commercial banking, trust, investment and financial services to a diverse base of consumers, businesses, professional clients, governmental entities and financial institutions located in their markets.

KEYSTONE FINANCIAL, INC.
One Keystone Plaza
Front and Market Streets
Harrisburg, Pennsylvania 17105
(717) 233-1555

     Keystone Financial, Inc. is a bank holding company incorporated under Pennsylvania law in 1983. As of March 31, 2000, Keystone had total assets of approximately $7.0 billion and total shareholders' equity of approximately $556 million.

     Keystone's bank subsidiary is Keystone Financial Bank, N.A. The bank operates in 31 Pennsylvania counties, three Maryland counties and one county in West Virginia. Nonbank subsidiaries offer a variety of financial services including discount brokerage services, sales of mutual funds and annuities, investment advisory services, brokerage, mortgage banking and community development.

THE MERGER (PAGE [  ])

     We have attached the merger agreement to this document as Appendix A. Please read this agreement. It is the legal document that governs the merger.

M&T AND M&T BANK WILL BE THE SURVIVING
  HOLDING COMPANY AND BANK (PAGE [  ])

     In the merger Keystone will merge into Olympia Financial Corp., which will continue in existence as a wholly owned subsidiary of M&T. We hope to complete this merger during October 2000. Also, Keystone Financial Bank, N.A. will merge into M&T Bank, which will be the surviving bank and will continue the banking operations of the combined bank.

FOR KEYSTONE SHAREHOLDERS: YOU WILL
  RECEIVE EITHER $21.50 IN CASH OR 0.05 OF
  A SHARE OF M&T COMMON STOCK FOR
  EACH OF YOUR KEYSTONE SHARES
  (PAGE [  ])

     Keystone Shareholders. As a result of the merger, you will receive for each of your Keystone shares either (i) $21.50 in cash or (ii) 0.05 of a share of M&T common stock and cash, based on the market price of M&T common stock the day before the merger, for any fractional share left over. You may elect either of these options for each Keystone common share that you own. Since the merger agreement provides that M&T intends to split its stock 10-for-1 in connection with completing the merger, the 0.05 exchange ratio will be adjusted before we complete the merger so that each Keystone share converted into M&T stock will entitle you to receive 0.5 of a share of M&T common stock following the split.

     The amount of cash and/or stock that you receive may differ from the amounts that you elect due to the allocation and proration procedures in the merger agreement. These procedures generally provide that 65% of the shares of Keystone common stock outstanding when M&T and Keystone agreed to the merger will be converted into M&T common stock and the remaining Keystone shares will be converted into the right to receive cash.

     The market price of M&T common stock will fluctuate, altering the value of the shares of M&T common stock that you may receive in the merger. In addition, because the tax consequences of receiving cash will differ from the tax consequences of receiving stock, you should carefully read the tax information beginning on page [ ].

M&T EXPECTS TO INCREASE ITS QUARTERLY
  DIVIDEND

     In connection with the merger, M&T has announced its intention to increase the amount of its regular quarterly dividend, taking into account the 10-for-1 split of M&T's common stock, to $0.25 per share. Any change in the dividends payable on M&T common stock will be subject to further action by M&T's board of directors.

FOR KEYSTONE SHAREHOLDERS: HOW TO ELECT
  TO RECEIVE CASH OR STOCK AND
  EXCHANGE YOUR KEYSTONE STOCK
  CERTIFICATES (PAGE [  ])

     Keystone Shareholders. A transmittal form for making an election is enclosed with this document. The election form allows you to elect to receive cash or stock, to make a mixed election (M&T stock for some of your Keystone shares, cash for the others) or to make no election.

     For your election to be effective, you must return your properly completed election form, along with your Keystone stock certificates (or an appropriate guarantee that those certificates will be delivered) to EquiServe, M&T's transfer agent, on or before 5:00 p.m., Eastern time, on September 26, 2000. Shortly after the merger, EquiServe will allocate cash and stock among Keystone shareholders, consistent with their elections and the allocation and proration procedures. If you do not submit an election form, you will receive instructions on where to surrender your Keystone stock certificates to EquiServe after the merger is completed. In any event, you should not forward your Keystone stock certificates with your proxy cards.

     If you have a preference for receiving either M&T stock or cash for your Keystone stock, you should complete and return the enclosed election form. Keystone shareholders who make an election will be accorded priority in instances where the stock and cash consideration must be re-allocated among Keystone shares to achieve the required ratio of Keystone shares to be converted into M&T stock and into cash. If you do not make an election you will be allocated M&T common stock, and/or cash depending on the elections made by other shareholders. However, even if you do make an election, you might not receive the amount of cash and/or stock that you elect as described in the previous section.

     No one associated with M&T or Keystone is recommending whether you should elect to receive cash or stock in the merger. You must make your own decision about your election.

DIFFERENCES IN THE RIGHTS OF M&T AND
  KEYSTONE SHAREHOLDERS (PAGE [  ])

     The rights of Keystone shareholders currently are governed by Keystone's restated articles of incorporation and bylaws, and by Pennsylvania law. After the merger is completed, shareholders of Keystone who receive M&T common stock in the merger will become shareholders of M&T, and therefore their rights as shareholders of M&T will be governed by M&T's certificate of incorporation and bylaws, and by New York law. This means that, as a result of the merger, the rights of shareholders of Keystone will change, as the rights of M&T shareholders differ in some ways from those of Keystone shareholders.

THE KEYSTONE SHAREHOLDERS' MEETING
  (PAGE [  ])

     The special meeting of Keystone shareholders will be held at
[               ] [          , 2000] at [     ] p.m., local time. At the special
meeting, you will be asked to approve the merger. You may vote at the special meeting if you owned Keystone common stock at the close of business on
[          ,] 2000. You may vote in person or by proxy, either by returning the proxy card accompanying this document or via the internet by using the voting link found at www.keyfin.com.

FOR KEYSTONE SHAREHOLDERS: MAJORITY VOTE
  REQUIRED (PAGE [  ])

     Shareholder approval of the merger will require the affirmative vote of the majority of the votes cast by Keystone shareholders eligible to vote on the merger at the special meeting. A majority of the issued and outstanding shares of Keystone common stock must be present either in person or by proxy for any vote to be valid.

     As of [          ,] 2000, Keystone's directors and executive officers and
related parties had the power to vote [     ] shares of Keystone common stock,
representing approximately [ %] of the shares of Keystone common stock then issued and outstanding. Each of the directors and executive officers is expected to vote his or her shares for approval of the merger.

     In addition, as of the same date, the trust department of Keystone Financial Bank, N.A., as fiduciary, custodian or agent, had the power to vote
[     ] shares of Keystone common stock, representing approximately [  %] of the issued and outstanding shares of Keystone common stock. The trust department will vote these shares in accordance with the terms of the respective governing documents, applicable law and the trust department's fiduciary policies. The trust department will make a determination as to how it will vote these shares following receipt of this document.

FOR M&T SHAREHOLDERS: THE M&T
  SHAREHOLDER'S MEETING (PAGE [  ])

     The special meeting of M&T shareholders will be held at M&T Center, One
Fountain Plaza, Buffalo, New York on [September   ,] 2000 at [       ] local
time. At the special meeting, you will be asked to approve the issuance of M&T shares in the merger and to authorize the amendment of M&T's certificate of incorporation to increase the number of authorized shares of common stock to 150 million; to decrease the par value to $0.50 per share and to split the M&T common stock on a 10-for-1 basis. You may vote at the special meeting if you
owned M&T common stock at the close of business on [          , 2000]. You may
vote in person or by returning the proxy card accompanying this document.

FOR M&T SHAREHOLDERS: VOTES REQUIRED
  (PAGE [  ])

     M&T Shareholders. Your approval of the merger agreement, including the issuance of M&T shares in the merger, will require the affirmative vote of the holders of a majority of the votes cast on this proposal at the M&T special meeting. Your authorization of the amendment to M&T's certificate of incorporation will require the vote of a majority of all of the M&T shares entitled to vote at the M&T special meeting. The amendment is necessary to allow M&T to carry out the 10-for-1 stock split of M&T common stock described in the merger agreement and will still leave additional authorized shares of M&T common stock available for M&T to issue in the future. Keystone's obligation to complete the merger is conditioned on the 10-for-1 split of M&T's stock. If the merger does not occur M&T may still put the amendment into effect, but has not yet decided whether it will do so. A majority of the issued and outstanding shares of M&T common stock entitled to vote must be present either in person or by proxy for any vote to be valid.

     As of [          ,] 2000, M&T's directors and executive officers and
related parties had the power to vote [     ] shares of M&T common stock,
representing approximately [  ]% of the
shares of M&T common stock then issued and outstanding. Each of the directors and executive officers is expected to vote his or her shares for approval of the merger.

     In addition, as of the same date, the trust department of M&T Bank, as
fiduciary, custodian or agent, had the power to vote [       ] shares of M&T
common stock, representing approximately [ ]% of the issued and outstanding shares of M&T common stock. The trust department will vote these shares in accordance with the terms of the respective governing documents, applicable law and the trust department's fiduciary policies. The trust department will make a determination as to how it will vote these shares following receipt of this document.

OUR REASONS FOR THE MERGER
  (PAGES [  ] AND [  ])

     Our companies are proposing to merge because we believe that by combining them we can create a new, stronger company that will provide significant benefits to shareholders and customers. Combining the companies should enable us to reduce duplicative costs and to provide a broader range of products and services throughout our combined service area. We believe that, together, we can do a better job of increasing our combined revenues than if we did not merge. We also believe that the merger will make us a stronger competitor in the increasingly changing and more competitive financial services industry. To review our reasons for the merger in greater detail, as well as how we came to agree on the merger, please see pages [ ] through [ ].

OUR RECOMMENDATIONS TO SHAREHOLDERS
  (PAGES [  ] AND [  ])

     Keystone Shareholders. Keystone's board of directors has approved the merger. The Keystone board believes that the merger is fair and in the best interests of our company and our shareholders. We unanimously recommend that you vote FOR approval of the merger.

     M&T Shareholders. M&T's board of directors has unanimously approved the merger and the split of M&T's common stock. The M&T board believes that the merger and the stock split are fair and in the best interests of our company and our shareholders. We unanimously recommend that you vote FOR approval of the merger and FOR approval of the stock split.

FOR KEYSTONE SHAREHOLDERS: THE
  TRANSACTION IS FAIR TO SHAREHOLDERS
  ACCORDING TO KEYSTONE'S INVESTMENT
  ADVISOR (PAGE [  ])

     Among other factors considered in deciding to approve the merger, the Keystone board of directors has received the written opinion of its financial advisor, Keefe, Bruyette & Woods, Inc., that, as of May 15, 2000 (the date that Keystone's board of directors voted on the merger), [and updated through the date of this document,] the merger consideration was fair to Keystone's shareholders from a financial point of view. We have attached this opinion to this document as Appendix C. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by KBW in providing its opinion.

FOR M&T SHAREHOLDERS: THE TRANSACTION IS
  FAIR TO M&T ACCORDING TO M&T'S
  INVESTMENT ADVISOR (PAGE [  ])

     Among other factors considered in deciding to approve the merger, the M&T board of directors has received the written opinion of its financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, that, as of May 16, 2000 (the date that M&T's board of directors voted on the merger) [and updated through the date of this document,] the merger consideration was fair to M&T from a financial point of view. We have attached this opinion to this document as Appendix D. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Merrill Lynch in providing its opinion.

ROLE OF KEYSTONE MANAGEMENT AFTER THE
  MERGER (PAGE [  ])

     Immediately following the merger, M&T will appoint Carl L. Campbell, Chairman, President, Chief Executive Officer and a Director of Keystone, and four other individuals designated by Mr. Campbell, who are reasonably acceptable to M&T, to the board of directors of M&T and M&T Bank. M&T will also elect Mr. Campbell as a Vice Chairman of M&T and M&T Bank. Mr. Campbell will also serve as Chairman of M&T's Pennsylvania Division. M&T Bank will appoint the remaining directors of Keystone and Keystone Bank as members of regional advisory boards of M&T Bank.

WHAT WE NEED TO DO BEFORE THE MERGER IS
  COMPLETE (PAGES [  ] AND [  ])

     Completion of the merger depends on a number of conditions being met, including the following:

     - approval of the merger by the required votes of the shareholders of Keystone;

     - approval of the issuance of M&T shares in the merger and the amendment to M&T's certificate of incorporation by the required votes of the shareholders of M&T;

     - approval by the Board of Governors of the Federal Reserve System and the New York State Banking Department. While we do not know of any reason why we would not be able to obtain these approvals in a timely manner, we cannot be certain when or if we will get these approvals; and

     - receipt by Keystone of an opinion from the law firm of Wachtell, Lipton, Rosen & Katz and receipt by M&T of an opinion from the law firm of Arnold & Porter that the U.S. federal income tax treatment of the merger to Keystone shareholders, Keystone and M&T should generally be as described in this document.

     Generally, M&T and Keystone can waive conditions to completion of the merger. Some of these conditions, however, cannot be waived, including shareholder and regulatory approvals and the absence of a government order prohibiting the merger.

TERMINATING THE AGREEMENT (PAGE [  ])

     The merger may be terminated by M&T or Keystone under some circumstances, either before or after shareholder approval. These circumstances include:

     - the mutual consent of M&T and Keystone;

     - the other party has materially breached the merger agreement and has not cured the breach;

     - a government agency denies an approval needed to complete the merger;

     - a court or government agency issues an order prohibiting the merger;

     - the shareholders of Keystone fail to approve the merger; and

     - the merger has not been completed by January 31, 2001.

AMENDING THE AGREEMENT (PAGE [  ])

     M&T and Keystone may amend the merger agreement at any time by mutual written agreement, except that after approval by the shareholders of Keystone or M&T, no waiver or amendment can change the amount of M&T common stock or cash that Keystone shareholders would receive in the merger.

ACCOUNTING TREATMENT OF THE MERGER
  (PAGE [  ])

     The merger will be accounted for as a purchase transaction under generally accepted accounting principles. This means that M&T will treat the two companies as one company beginning on the date of the merger. M&T will record the fair market value of Keystone's assets and liabilities on its financial statements. The difference between the purchase price in the merger and the fair market value of Keystone's identifiable assets net of its liabilities will be recorded on M&T's books as "goodwill." Approximately $609 million in goodwill and core deposit intangible assets will result from accounting for the merger under the purchase method of accounting and will be amortized over periods of up to 20 years as charges to M&T's earnings.

KEYSTONE STOCK OPTION AGREEMENT
  (PAGE [  ])

     Keystone, as a condition to M&T's entering into the merger agreement, granted M&T an option to purchase up to 9,730,070 shares of Keystone common stock at a price of $15.125 per share. Keystone granted the option to increase the likelihood that M&T and Keystone would complete the merger. The option could discourage other companies from trying or proposing to combine with Keystone before we complete the merger.

     M&T cannot exercise its option unless specified events occur that threaten completion of the merger. These events include business combination or acquisition transactions relating to Keystone and certain related activities, other than the merger we are proposing in this document, like a merger or the sale of a substantial amount of assets or stock. We do not know of any event that has occurred as of the date of this document that would permit M&T to exercise its option.

FOR KEYSTONE SHAREHOLDERS: INTERESTS OF
  DIRECTORS AND OFFICERS IN THE MERGER
  THAT ARE DIFFERENT FROM YOUR INTERESTS
  (PAGE [  ])

     Some of Keystone's directors and officers have interests in the merger that are different from, or in addition to, their interests as Keystone shareholders. These interests include:

     - provisions of the merger agreement relating to service on M&T, M&T Bank and M&T Bank Advisory Boards after the merger;

     - provisions of the merger agreement relating to indemnification and insurance for Keystone directors and officers;

     - new employment agreements with M&T for some executive officers of Keystone; and

     - the effect of the merger on benefits and awards under existing Keystone employment arrangements and employee benefit plans (including accelerated vesting of options).

     The members of Keystone's board of directors knew about these additional interests, and considered them, when they approved the merger.

FOR KEYSTONE SHAREHOLDERS: YOU HAVE
  DISSENTERS' RIGHTS IN THE MERGER
  (PAGE [  ])

     Keystone Shareholders. Pennsylvania law permits you to dissent from the merger and have the fair value of your stock paid to you in cash. In order to do this, you must follow certain procedures, including filing notices and not voting any shares you beneficially own in favor of the merger. You will not receive any of the merger consideration if you dissent and follow the required procedures. Instead, you will receive the appraised value of your stock in cash. The relevant sections of Pennsylvania law governing this process are attached to this document as Appendix E.

FOR M&T SHAREHOLDERS: YOU DO NOT HAVE
  DISSENTERS' RIGHTS IN THE MERGER
  (PAGE [  ])

     You do not have dissenters' rights in connection with the merger or in connection with the M&T stock split.

FOR KEYSTONE SHAREHOLDERS: YOUR
  EXPECTED TAX TREATMENT AS A RESULT OF
  THE MERGER (PAGE [  ])

     M&T and Keystone have structured the merger to be treated as a reorganization for U.S. federal income tax purposes. Each of M&T and Keystone have conditioned the consummation of the merger on its receipt of a legal opinion that this will be the case. Those opinions, however, will not bind the Internal Revenue Service, which could take a different view. Your federal income tax treatment will depend primarily on whether you exchange your Keystone common stock solely for M&T common stock with cash received instead of a fractional share of M&T common stock, solely for cash, or for a combination of M&T common stock and cash. The following summary assumes that you hold your Keystone common stock as a capital asset.

     EXCHANGE SOLELY FOR CASH: You generally will recognize capital gain or loss equal to the difference between the amount of cash you receive and your adjusted tax basis in the shares of Keystone common stock you surrender. However, if you own any shares of M&T stock immediately after the merger, either actually or through the constructive ownership rules of the Internal Revenue Code, part or all of the cash you receive may be treated as ordinary income.

     EXCHANGE SOLELY FOR STOCK WITH CASH RECEIVED INSTEAD OF A FRACTIONAL SHARE OF M&T COMMON STOCK: You will not recognize gain or loss except with respect to the cash you receive instead of a fractional share of M&T common stock.

     EXCHANGE FOR A COMBINATION OF STOCK AND CASH: You will recognize income or gain equal to the amount of cash you receive -- not counting cash received instead of a fractional share of M&T common stock -- or the amount of gain you realize, whichever is lower. The amount of gain you realize equals the amount of cash you receive plus the fair market value of the M&T common stock you receive minus your adjusted tax basis in the shares of Keystone common stock that you surrender. You will not recognize any loss.

     In addition, if you receive cash instead of a fractional share of M&T common stock, you will recognize income, gain or loss on your receipt of that cash.

     Exceptions to these conclusions or other considerations may apply. Some of them are discussed beginning on page [ ]. Determining the actual tax consequences of the merger to you can be complicated. Those consequences will depend on your specific situation, on whether you elect to receive stock, cash or a mix of stock and cash, on whether your election is effective or must be changed under the proration provisions of the merger agreement, and on many variables which are not within our control. You should consult your own tax advisor for a full understanding of the merger's federal income tax and other tax consequences as they apply specifically to you.

                     MARKET PRICES AND DIVIDEND INFORMATION

     M&T common stock is listed and traded on the New York Stock Exchange under
the symbol "MTB." As of [               ,] 2000 there were [               ]
shareholders of record of M&T common stock. Keystone common stock is traded in the over-the-counter market and price quotations are reported in the Nasdaq
National Market under the symbol "KSTN." As of [               ,] 2000 there
were [               ] shareholders of record of Keystone common stock.

     The table below sets forth for the periods indicated the high and low sale prices and the dividends declared per share for M&T common stock and Keystone common stock.

                                                      M&T                          KEYSTONE
                                         -----------------------------   -----------------------------
                                          HIGH       LOW     DIVIDENDS    HIGH      LOW      DIVIDENDS
                                         -------   -------   ---------   ------   --------   ---------
2000 Quarters
  Second (through June
     [               ,] 2000)..........  $         $           $1.25     $         $           $
  First................................   458.13    357.00      1.25      21.00     14.06       0.29
1999 Quarters
  Fourth...............................  $512.00   $406.00     $1.25     $25.56    $19.75      $0.29
  Third................................   575.00    412.50      1.25      30.25     23.63       0.29
  Second...............................   582.50    462.50      1.00      33.31     28.94       0.29
  First................................   518.75    464.00      1.00      37.50     32.25       0.29
1998 Quarters
  Fourth...............................  $539.50   $400.00     $1.00     $37.25    $25.25      $0.29
  Third................................   582.00    410.00      1.00      37.13     27.00       0.28
  Second...............................   554.00    480.00      1.00      41.75     33.56       0.28
  First................................   504.00    429.00      0.80      42.13     36.00       0.28

     The information presented in the following table reflects:

     (1) the closing price for M&T common stock and the last reported sale price for Keystone common stock on May 16, 2000, the last trading day preceding the public announcement of the proposed merger;

     (2) the same information on [               ,] 2000 which was the latest
         trading day practicable before the printing of this document; and

     (3) the Keystone common stock equivalent pro forma per share price as of
         May 16, 2000 and [               ,] 2000. The equivalent pro forma per
         share price is calculated by multiplying the closing price of M&T common stock on each of these dates by the exchange ratio of 0.05.

     The merger agreement provides that the number of shares of Keystone common stock converted into shares of M&T common stock in the merger will equal 65% of the total number of outstanding Keystone shares on the date the merger agreement was signed, less the total number of shares of Keystone common stock acquired by M&T or Keystone prior to the merger. The remaining shares of Keystone common stock will be converted into the right to receive $21.50 in cash per share. See "PROPOSED MERGER -- Terms of the Merger."

                                                            M&T      KEYSTONE     KEYSTONE
                                                          COMMON      COMMON     EQUIVALENT
                                                           STOCK      STOCK      PRO FORMA
                                                          -------    --------    ----------
Market value per share:
  May 16, 2000..........................................  $415.00     $15.75       $20.75
  June [     ], 2000....................................  [       ]  [       ]   [       ]

     We do not know what the market price of M&T common stock will be if and when the merger is completed. Because the exchange ratio is fixed and because the market price of the M&T common stock is subject to fluctuation, the value of the M&T common stock that you may receive in the merger may increase or decrease before or after the merger and could be less than or greater than $21.50, which is the amount available in a cash election. You should obtain current market quotations for M&T common stock and Keystone common stock.

                           COMPARATIVE PER SHARE DATA

     The following table shows information about our income per share, dividends per share and book value per share, and similar information reflecting the merger (which we refer to as "pro forma" information).

     The information listed under the heading "Keystone Pro Forma Equivalent" was obtained by multiplying the pro forma combined amounts by the exchange ratio of 0.05. We expect that we will incur reorganization and restructuring expenses as a result of combining our companies. We also anticipate that the merger will provide the new company with financial benefits that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the new company, does not reflect these expenses or benefits and does not attempt to predict or suggest future results. In connection with the merger, M&T has announced its intention to increase its regular quarterly dividend to $0.25 on a post-split basis. Any change in the dividends payable on M&T common stock will be subject to further action by M&T's board of directors. The pro forma combined and pro forma equivalent dividend amounts in the table do not reflect this expected change in M&T's regular quarterly dividend.

     The information in the following table is based on the historical financial information that we have presented in our prior Securities and Exchange Commission filings. We have incorporated this material into this document by reference. See "WHERE YOU CAN FIND MORE INFORMATION" and "DOCUMENTS INCORPORATED BY REFERENCE."

                                                   HISTORICAL
                                        --------------------------------                PRO FORMA      KEYSTONE
                                                      M&T                  PRO FORMA    COMBINED       PRO FORMA
           PER SHARE DATA:                M&T     ADJUSTED(1)   KEYSTONE   COMBINED    ADJUSTED(1)   EQUIVALENT(2)
           ---------------              -------   -----------   --------   ---------   -----------   -------------
BASIC EARNINGS
Three months ended March 31, 2000.....  $  8.85       0.88        0.41        7.94         0.79         $ 0.40
Twelve months ended December 31,
  1999................................    34.05       3.41        0.76       26.17         2.62           1.31
DILUTED EARNINGS
Three months ended March 31, 2000.....     8.61       0.86        0.41        7.76         0.78           0.39
Twelve months ended December 31,
  1999................................    32.83       3.28        0.75       25.39         2.54           1.27
CASH DIVIDENDS (3)
Three months ended March 31, 2000.....     1.25      0.125        0.29        1.25        0.125           0.06
Twelve months ended December 31,
  1999................................     4.50       0.45        1.16        4.50         0.45           0.23
BOOK VALUE
At March 31, 2000.....................  $238.26      23.83       11.39      269.63        26.96         $13.48

-------------------------
(1) M&T adjusted and pro forma combined adjusted amounts have been adjusted as though the proposed 10-for-1 stock split has already occurred.

(2) The Keystone pro forma equivalent represents the pro forma combined amount multiplied by the exchange ratio of 0.05. See "PRO FORMA CONDENSED FINANCIAL INFORMATION (Unaudited)."

(3) Pro Forma combined dividends per share represents historical dividends per common share paid by M&T. M&T plans to increase its quarterly dividend after the merger to not less than $0.25 per share, after giving effect to the 10-for-1 split of M&T common stock. The declaration and payment of dividends is subject to a number of factors, including M&T board approval and the level of earnings at M&T. The pro forma combined and pro forma equivalent dividend amounts in the table do not reflect this expected change in M&T's regular quarterly dividend.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following tables set forth certain selected historical and selected pro forma consolidated financial data for M&T and Keystone. The historical selected financial data for the five years ending December 31, 1999 are derived from the respective audited consolidated financial statements of M&T and Keystone. The selected financial data for the three-month periods ending March 31, 2000 and 1999 are derived from unaudited consolidated interim financial statements and are not necessarily indicative of the results for the remainder of the year or any future period. We believe that our respective consolidated interim financial statements reflect all adjustments, which are of a normal recurring nature, necessary for a fair statement of the results for the interim period presented. You should read this summary in connection with the financial statements and other financial information included in documents incorporated in this document by reference. See "WHERE YOU CAN FIND MORE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE."

     The pro forma selected financial data were developed giving effect to the merger using the purchase method of accounting. Per share data has also been shown as adjusted as though the proposed 10-for-1 stock split has already occurred. For a description of the purchase method of accounting with respect to the merger and the related effects on the historical financial statements of M&T and Keystone, see "THE MERGER -- Accounting Treatment." The pro forma selected financial data may not be indicative of the financial position or results that actually would have occurred had the merger been completed on the dates or at the beginning of the periods indicated, or which will be attained in the future. See "SUMMARY -- Comparative Per Share Data" and "PRO FORMA CONDENSED FINANCIAL INFORMATION (Unaudited)."

                   SELECTED PRO FORMA COMBINED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                         FOR THE THREE
                                                          MONTHS ENDED     FOR THE YEAR ENDED
                                                         MARCH 31, 2000    DECEMBER 31, 1999
                                                         --------------    ------------------
SUMMARIZED INCOME STATEMENT DATA:
  Net interest income..................................   $   249,084         $   987,052
  Provision for credit losses..........................        12,788              67,876
  Other income.........................................        96,010             388,024
  Other expense........................................       217,356             918,989
  Income taxes.........................................        41,095             142,447
                                                          -----------         -----------
  Net income...........................................   $    73,855         $   245,764
PER SHARE DATA:
  Basic earnings.......................................   $      7.94         $     26.17
  Diluted earnings.....................................          7.76               25.39
  Book value at end of period..........................        269.63              263.96
  Cash dividends.......................................          1.25                4.50
  Adjusted basic earnings(1)...........................          0.79                2.62
  Adjusted diluted earnings(1).........................          0.78                2.54
  Adjusted book value at end of period(1)..............         26.96               26.40
  Adjusted cash dividends(1)...........................         0.125                0.45
WEIGHTED AVERAGE NUMBER OF SHARES:
  Basic................................................   $     9,301         $     9,391
  Diluted..............................................         9,512               9,681
  Adjusted basic(1)....................................        93,015              93,905
  Adjusted diluted(1)..................................        95,124              96,807
AVERAGE BALANCE SHEET DATA:
  Total assets.........................................   $29,830,406         $28,341,785
  Total borrowings.....................................     6,073,994           5,151,082
  Shareholders' equity.................................     2,489,445           2,435,835

------------------

(1) Amounts have been adjusted as though the proposed 10-for-1 stock split has already occurred.

                              M&T BANK CORPORATION
                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     THREE MONTHS ENDED
                                          MARCH 31,                                YEARS ENDED DECEMBER 31,
                                  -------------------------   -------------------------------------------------------------------
                                     2000          1999          1999          1998          1997          1996          1995
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
SUMMARIZED INCOME STATEMENT
 DATA:
 Net interest income............  $   195,127   $   181,307   $   759,397   $   671,947   $   559,406   $   533,522   $   488,744
 Provision for credit losses....        9,000         8,500        44,500        43,200        46,000        43,325        40,350
 Other income...................       71,998        72,716       282,375       262,939       190,529       167,750       147,218
 Other expense..................      150,597       139,466       578,958       566,123       421,776       408,978       374,439
 Income taxes...................       39,293        39,151       152,688       117,589       105,918        97,866        90,137
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
   Net income...................  $    68,235   $    66,906   $   265,626   $   207,974   $   176,241   $   151,103   $   131,036
PER COMMON SHARE DATA:(1)
 Basic net income...............  $      8.85   $      8.65   $     34.05   $     27.30   $     26.60   $     22.54   $     19.61
 Diluted net income.............         8.61          8.34         32.83         26.16         25.26         21.08         17.98
 Book value at end of period....       238.26        215.34        232.41        207.94        155.86        135.45        125.33
 Cash dividends.................         1.25          1.00          4.50          3.80          3.20          2.80          2.50
WEIGHTED AVERAGE NUMBER OF
 SHARES:(1)
 Basic..........................        7,711         7,731         7,800         7,619         6,625         6,663         6,499
 Diluted........................        7,922         8,023         8,090         7,950         6,977         7,170         7,288
AVERAGE BALANCE SHEET DATA:
 Total assets...................  $22,438,135   $20,297,739   $21,057,080   $18,309,436   $13,308,559   $12,478,666   $11,484,754
 Total borrowings...............    4,526,649     3,785,053     3,804,625     2,758,130     1,184,864     1,310,784     1,569,514
 Shareholders' equity...........    1,812,769     1,638,086     1,736,087     1,500,677       953,021       863,133       782,520

-------------------------

(1) Amounts have not been adjusted for the proposed 10-for-1 stock split.

                              KEYSTONE FINANCIAL, INC.
                  SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                       (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                         THREE MONTHS ENDED
                                              MARCH 31,                             YEARS ENDED DECEMBER 31,
                                       -----------------------   --------------------------------------------------------------
                                          2000       1999(1)      1999(1)        1998         1997         1996         1995
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
SUMMARIZED INCOME STATEMENT DATA:
  Net interest income................  $   61,386   $   64,630   $  257,373   $  276,965   $  278,244   $  262,119   $  246,011
  Provision for credit losses........       3,788        2,663       23,376       17,150       15,316       10,713        8,568
  Other income.......................      24,012       26,451      105,649      110,036       90,424       71,862       58,234
  Other expense......................      54,495       77,204      290,978      224,412      226,482      196,582      182,227
  Income taxes.......................       7,260        2,899       11,592       45,692       38,953       37,180       34,001
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
    Net income.......................  $   19,855   $    8,315   $   37,076   $   99,747   $   87,917   $   89,506   $   79,449
PER COMMON SHARE DATA:
  Basic net income...................  $     0.41   $     0.17   $     0.76   $     1.94   $     1.70   $     1.72   $     1.60
  Diluted net income.................        0.41         0.17         0.75         1.92         1.68         1.70         1.59
  Book value at end of period........       11.39        11.99        11.29        13.12        13.18        12.70        11.96
  Cash dividends.....................        0.29         0.29         1.16         1.13         1.06         0.98         0.93
WEIGHTED AVERAGE NUMBER OF SHARES:
  Basic..............................      48,805       49,595       48,856       51,446       51,693       52,119       49,557
  Diluted............................      48,870       50,114       49,186       52,042       52,320       52,481       49,846
AVERAGE BALANCE SHEET DATA:
  Total assets.......................  $6,894,746   $6,787,002   $6,787,180   $6,874,316   $6,630,002   $6,232,648   $5,871,236
  Total borrowings...................   1,198,873      905,236      997,985      866,541      676,194      487,010      441,478
  Shareholders' equity...............     563,023      613,603      586,095      681,812      662,320      635,351      567,362

-------------------------

(1) Where applicable, amounts include special charges relating to settlement of certain litigation and restructuring-related charges that reduced net income by $46.6 million or $0.95 per share for the year ended December 31, 1999 and by $12.8 million and $0.25 per share for the three months ended March 31, 1999.

                                 THE COMPANIES

M&T BANK CORPORATION

     M&T Bank Corporation ("M&T") is a New York business corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and under Article III-A of the New York State Banking Law. M&T was incorporated in November 1969. As of March 31, 2000, M&T had total consolidated assets of approximately $22.8 billion and total shareholders' equity of approximately $1.8 billion. M&T's two wholly owned banking subsidiaries are Manufacturers and Traders Trust Company, with its principal executive offices in Buffalo, New York, and M&T Bank, National Association, with its main office at Oakfield, New York. Collectively, the banks and their subsidiaries offer a wide range of commercial banking, trust and investment services to their customers.

     M&T Bank is a banking corporation incorporated and chartered under New York law. M&T Bank is a member of the Federal Reserve System and the Federal Home Loan Bank System, and its deposits are insured by the Federal Deposit Insurance Corporation ("FDIC") up to applicable limits. As of March 31, 2000, M&T Bank represented 96% of the consolidated assets of M&T. As of [June 30,] 2000, M&T Bank had 247 banking offices located throughout New York State and 19 banking offices located in northeastern Pennsylvania plus a branch in Nassau, the Bahamas. As a commercial bank, M&T Bank offers a broad range of financial services to a diverse base of consumers, businesses, professional clients, governmental entities and financial institutions located in its markets. Lending is largely focused on consumers residing in New York State and Northeastern Pennsylvania and on small and medium-size businesses. However, certain of M&T Bank's subsidiaries conduct lending activities in markets outside of New York State, including Northeastern Pennsylvania. M&T Bank also provides other financial services through its operating subsidiaries, including a consumer lending and commercial leasing and lending company, a mortgage banking subsidiary, a company specializing in capital equipment leasing, a company engaged in commercial real estate lending and servicing activities, a company providing securities brokerage and investment advisory services and a consumer leasing company.

     M&T Bank, N.A. is a national bank and a member of the Federal Reserve System, and its deposits are insured by the FDIC up to applicable limits. M&T Bank, N.A. commenced operations on October 2, 1995 and offers selected deposit, loan and insurance products on a nationwide basis, primarily through telephone marketing and direct mail marketing techniques. Insurance products are also offered by M&T Bank, N.A. through the banking offices of M&T Bank. As of March 31, 2000, M&T Bank, N.A. had total assets of $886 million.

     From time to time, M&T investigates and holds discussions and negotiations in connection with possible strategic transactions with other banks and financial services entities. As of the date of this document, M&T has not entered into any material agreements or mutual understandings in any transactions of the type referred to above except for the transactions described in this document and in documents incorporated in this document by reference. See "WHERE YOU CAN FIND MORE INFORMATION" and "DOCUMENTS INCORPORATED BY REFERENCE." If required under applicable law or New York Stock Exchange policy, any such transactions would be subject to regulatory approval and the approval of shareholders.

     For additional information concerning the business of M&T and its financial condition, you should refer to the M&T documents incorporated in this document by reference. See "WHERE YOU CAN FIND MORE INFORMATION" and "DOCUMENTS INCORPORATED BY REFERENCE."

OLYMPIA FINANCIAL CORP.

     Olympia Financial Corp. ("Olympia"), a wholly owned subsidiary of M&T, is a Delaware corporation that holds the stock of M&T Bank and is registered as a bank holding company under the Bank Holding Company Act. Its registered office is located at 1209 Orange Street, Wilmington, Delaware 19801.

KEYSTONE FINANCIAL, INC.

     Keystone is a Pennsylvania corporation registered as a bank holding company under the Bank Holding Company Act. As of March 31, 2000, Keystone had total assets of $7 billion and shareholders' equity of $556 million. Keystone has one wholly owned subsidiary bank, Keystone Financial Bank, N.A. ("Keystone Bank"), a national banking association. Keystone Bank is a member of the Federal Reserve System and the Federal Home Loan Bank of Pittsburgh, and its deposits are insured by the FDIC up to applicable limits.

     Keystone Bank offers diversified financial services through 177 community banking offices in 31 Pennsylvania counties, three Maryland counties and one county in West Virginia. The principal business of Keystone Bank is to accept deposits from the general public and to invest those deposits, together with funds from borrowings and ongoing operations, in commercial, consumer and residential mortgage loans. Keystone Bank concentrates its efforts in the retail, municipal and commercial banking businesses. Keystone Bank offers a variety of deposit and loan products and trust services designed to meet the needs of residents and businesses of its market areas. Keystone also offers brokerage services, investment advisory services and sales of noninsured mutual funds, employee benefits consulting and annuities through subsidiaries and affiliates of Keystone Bank, including Governors Group Advisors, Inc., Martindale, Andres & Company, Inc., MMC&P Retirement Benefits Services, Inc. and Keystone Brokerage, L.L.C.

     For additional information concerning the business of Keystone and its financial condition, you should refer to Keystone's documents incorporated in this document by reference. See "WHERE YOU CAN FIND MORE INFORMATION" and "DOCUMENTS INCORPORATED BY REFERENCE."

THE COMBINED COMPANY

     Combining M&T and Keystone will create a company that will rank first, based on deposit share, in both Central Pennsylvania and Upstate New York. On a pro forma basis as of March 31, 2000, the combined company would have approximately $20 billion in deposits. The combined company will offer a broader range of products and services to current Keystone customers and will benefit from greater geographic diversity and the benefits of scale associated with a larger company. Because of the lack of overlap between the two companies, the merger is not expected to result in the consolidation of any Keystone branches into M&T branches. M&T also expects that the merger will result in significant opportunities for cost savings and for revenue enhancement. See "PROPOSED
MERGER -- Management and Operations After the Merger -- Operations."

                                   [MAP HERE]

                       THE KEYSTONE SHAREHOLDERS' MEETING

DATE, PLACE AND TIME

     The special meeting of Keystone shareholders is held at [PLACE] on [
               ,] 2000 at [TIME], local time.

RECORD DATE; VOTING RIGHTS

     The Keystone record date is the close of business on [                ,]
2000. The Keystone record date has been fixed as the date for purposes of determining shareholders entitled to notice of, and to vote at, the Keystone special meeting. On the Keystone record date, there were issued and outstanding
[                ] shares of Keystone common stock. You, as a shareholder of
Keystone on the Keystone record date, will be entitled to one vote for each share of Keystone common stock held of record with respect to the merger and any other matter properly submitted at the special meeting. The affirmative vote of a majority of the votes cast by all shareholders of Keystone common stock entitled to vote at the special meeting is required to approve the merger agreement. In order for the special meeting to take place, holders of a majority of the outstanding Keystone common stock must attend the meeting either in person or by proxy.

     Keystone intends to count shares of Keystone common stock present in person at the special meeting but not voting, and shares of Keystone common stock for which it has received proxies but with respect to which holders of such shares have abstained on any matter, as present at the special meeting for purposes of determining whether a quorum exists. Because approval of the merger requires the affirmative vote of a majority of the votes cast by all shareholders of Keystone common stock entitled to vote on the merger, such nonvoting shares and abstentions will not be counted in determining whether or not the required number of shares have been voted to approve the merger. In addition, under applicable NASDAQ rules, brokers who hold shares of Keystone common stock in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers in favor of the approval of the merger without specific instructions to that effect from such customers. Accordingly, the failure of such customers to provide instructions with respect to their shares of Keystone common stock to their broker will have the effect of the shares not being voted and will not be counted as a vote for or against the merger. Such "broker non-votes," if any, will be counted as present for determining the presence or absence of a quorum for the transaction of business.

     As of [                ,] 2000, Keystone's directors and executive officers
and related parties had the power to vote [                ] shares of Keystone
common stock, representing approximately [                ]% of the shares of
Keystone common stock then outstanding. Each of the directors and executive officers is expected to vote for approval of the merger.

     In addition, as of the same date, the trust department of Keystone Bank, as
fiduciary, custodian or agent, had the power to vote [                ] shares
of Keystone common stock, representing approximately [                ]% of the
then outstanding Keystone common stock. The trust department of Keystone Bank will vote these shares in accordance with the terms of the respective governing documents, applicable law and the trust department's fiduciary policies. The trust department will make a determination as to how it will vote these shares following receipt of this document.

VOTING AND REVOCATION OF PROXIES

     Shares of Keystone common stock represented by a proxy properly signed and returned at or prior to, or submitted via the internet proxy link you can find at www.keyfin.com prior to, the special meeting, and not subsequently revoked prior to the vote on the merger, will be voted at the special meeting in accordance with the instructions on the proxy. If a proxy is signed and returned without indicating any voting instructions, the shares of Keystone common stock represented by the proxy will be voted FOR approval of the merger.

     You may revoke your proxy at any time before it is exercised. In order to revoke a proxy, you must either give written notice of such revocation to the Secretary of Keystone or vote the shares of Keystone common stock subject to such proxy by a later-dated proxy or by written ballot at the special meeting. Written notices of revocation should be directed to: Ben G. Rooke, Vice Chairman, General Counsel and Secretary, Keystone Financial, Inc., One Keystone Plaza, Front and Market Streets, Harrisburg, PA 17105. Your presence at the special meeting, if you have given a proxy, will not, in and of itself, revoke the proxy. Any shareholder of record attending the special meeting may vote in person whether or not a proxy has been previously given.

     The board of directors of Keystone is not aware of any business to be acted upon at the special meeting other than the merger. If other matters are properly brought before the special meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act on these matters according to their best judgment. The persons named as proxies by a shareholder may propose and vote for one or more adjournments or postponements of the special meeting to permit additional solicitation of proxies in favor of the merger, but no proxy voted against the merger will be voted in favor of any such adjournment or postponement.

SOLICITATION OF PROXIES

     In addition to solicitation of proxies by mail, Keystone's directors, officers and regular employees may also solicit proxies without additional compensation to such directors, officers or regular employees and at a nominal cost to Keystone. Brokerage houses, nominees, fiduciaries and other custodians have been requested to forward proxy materials to beneficial owners of Keystone common stock and such parties will be reimbursed for the expenses incurred by them. Keystone will bear its own expenses in connection with the solicitation of proxies, except that M&T and Keystone each will bear half of all printing and mailing costs and filing fees associated with this document.

                         THE M&T SHAREHOLDERS' MEETING

DATE, PLACE AND TIME

     The special meeting of M&T shareholders will be held at M&T Center, One
Fountain Plaza on [              , 2000] at [                ] p.m., local time.

RECORD DATE; VOTING RIGHTS

     The M&T record date is the close of business on [              , 2000]. The
M&T record date will be used for purposes of determining shareholders entitled to notice of, and to vote at, the special meeting. On the M&T record date, there
were issued and outstanding [               ] shares of M&T common stock
entitled to vote at the special meeting. You, as a shareholder of M&T on the M&T record date, will be entitled to one vote for each share of M&T common stock held of record with respect to the merger, the M&T stock split and any matter properly submitted at the special meeting. Although neither applicable New York law nor the certificate of incorporation of M&T requires M&T's shareholders' approval of the merger, the rules and regulations of the NYSE require M&T's shareholders' approval of the issuance of M&T common stock in connection with the merger. The affirmative vote of the holders of a majority of the votes cast by the holders of M&T common stock eligible to vote thereon at a meeting at which a quorum is present is required to approve the merger. In addition, the affirmative vote of a majority of all of the outstanding shares of M&T common stock entitled to vote at the special meeting is required to authorize the M&T stock split. In order for the special meeting to take place, holders of a majority of M&T common stock outstanding on the M&T record date must attend the meeting either in person or by proxy.

     M&T intends to count shares of M&T common stock present in person at the special meeting but not voting, and shares of M&T common stock for which it has received proxies but with respect to which holders of such shares have abstained on any matter, as present at the special meeting for purposes of determining whether a quorum exists. Because the approval of the merger requires the affirmative vote of a majority of the votes cast by holders of M&T common stock eligible to vote at the special meeting, such abstentions will have no effect on the vote for the merger. Because authorization of the M&T stock split requires the affirmative vote of a majority of all of the outstanding shares of M&T common stock entitled to vote at the special meeting, nonvoting shares and abstentions will have the same effect as a vote against the M&T stock split. In addition, under applicable exchange rules, brokers who hold shares of M&T common stock in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers in favor of the approval of the issuance of M&T common stock in the merger or the amendment to the M&T certificate of incorporation without specific instructions to that effect from such customers. Accordingly, the failure of such customers to provide instructions with respect to their shares of M&T common stock to their broker will have no effect on the vote for the merger and will have the effect of a vote against the M&T stock split. Such "broker non-votes," if any, will be counted as present for determining the presence or absence of a quorum for the transaction of business.

     As of [              , 2000], M&T's directors and executive officers and
related parties had the power to vote [                ] shares of M&T common
stock, representing approximately [                ]% of the shares of M&T
common stock then issued and outstanding. Each of the directors has indicated his or her intention to vote for approval of the merger. Other than compensation paid in connection with their executive duties or service as directors of M&T, no compensation has been paid to any person who has indicated an intention to vote in favor of the merger.

     In addition, as of the same date, the trust department of M&T Bank, as
fiduciary, custodian or agent, had the power to vote [                ] shares
of M&T common stock, representing approximately [                ]% of the then
issued and outstanding M&T common stock. The trust department of M&T Bank will vote these shares in accordance with the terms of the respective governing documents, applicable law and the trust department's fiduciary policies. The trust department will make a determination as to how it will vote these shares following receipt of this document.

VOTING AND REVOCATION OF PROXIES

     Shares of M&T common stock represented by a proxy properly signed and returned at or prior to the special meeting and not subsequently revoked prior to the vote will be voted at the special meeting in accordance with the instructions on the proxy. If a proxy is signed and returned without indicating any voting instructions, the shares of M&T common stock represented by the proxy will be voted FOR approval of the merger and FOR approval of the M&T stock split.

     If you are giving a proxy, you may revoke it at any time before it is exercised. In order to revoke a proxy, you must either give written notice of such revocation to the Secretary of M&T or to the Secretary of the special meeting or vote the shares of M&T common stock subject to such proxy by a later dated proxy or by written ballot at the special meeting. Written notices of revocation should be directed to: Marie King, Corporate Secretary, M&T, One M&T Plaza, Buffalo, New York 14203. The presence at the special meeting of any shareholder who has given a proxy will not, in and of itself, revoke the proxy. Any shareholder of record attending the special meeting may vote in person whether or not a proxy has been previously given.

     The board of directors of M&T is not aware of any business to be acted upon at the special meeting other than the issuance of M&T common stock in the merger and the M&T stock split. According to New York law, no business may be brought before the M&T special meeting other than business related to the matters set forth in M&T's notice of special meeting to shareholders, which is provided in the beginning of this document. The persons named as proxies by a shareholder may propose and vote for one or more adjournments or postponements of the special meeting to permit another solicitation of proxies in favor of the issuance of M&T common stock in the merger or the M&T stock split, but no proxy voted against the issuance of M&T common stock in the merger or the M&T stock split will be voted in favor of any adjournment or postponement for the purpose of soliciting additional votes for such proposal.

SOLICITATION OF PROXIES

     In addition to solicitation of proxies by mail, M&T's directors, officers and regular employees may also solicit proxies, without additional compensation to such directors, officers or regular employees and at a nominal cost to M&T. Brokerage houses, nominees, fiduciaries and other custodians have been requested to forward proxy materials to beneficial owners of M&T common stock and such parties will be reimbursed for the expenses incurred by them. M&T will bear its own expenses in connection with the solicitation of proxies, except that M&T and Keystone each will bear 50% of all printing and mailing costs and filing fees associated with this document.

                                   THE MERGER

     This section describes material aspects of the merger. The description of the merger agreement and the stock option agreement contained in this section does not purport to be complete and is qualified in its entirety by reference to the merger agreement and the stock option agreement, which are attached to this document as Appendix A and Appendix B, respectively, and are incorporated by reference. You are urged to read the merger agreement and the stock option agreement carefully and in their entirety.

BACKGROUND AND REASONS FOR THE MERGER: RECOMMENDATIONS OF THE BOARDS OF
DIRECTORS

Background

     During 1999, M&T informally considered strategic alternatives for geographic and overall franchise expansion, focusing on contiguous states, including Pennsylvania, given M&T's previous entry into Pennsylvania through its acquisition of ONBANCorp.

     On March 17, 2000, Ben G. Rooke, Vice Chairman, General Counsel and Secretary of Keystone, met informally with senior executives of M&T and discussed with them general conditions in the banking and financial services industry and the current environment in which Keystone and M&T were operating. During this discussion, it was determined that a strategic relationship between Keystone and M&T could potentially be advantageous to both companies, and the executives present agreed to contact the chief executive officers of their respective companies to determine whether further discussions might be fruitful.

     On April 1, 2000, Robert G. Wilmers, President and Chief Executive Officer of M&T, met in Harrisburg, Pennsylvania with Carl L. Campbell, Chairman, President and Chief Executive Officer of Keystone. Messrs. Wilmers and Campbell discussed a possible transaction between the two companies including the possible terms of such a transaction. Mr. Campbell indicated that he would discuss a possible transaction with M&T with the executive committee of the Keystone board of directors at its next meeting.

     Later in April, 2000, senior executives of Keystone had informal, exploratory discussions regarding a possible business combination with senior executives of M&T. The executive committee of Keystone's board of directors met on April 19, 2000. The matter of a possible strategic transaction between Keystone and M&T was discussed, and Mr. Campbell was authorized to proceed with exploratory discussions with M&T. Keystone retained Keefe, Bruyette & Woods as its financial advisor in connection with a possible transaction with M&T. On April 25, 2000, M&T and Keystone signed a mutual confidentiality agreement.

     Conversations continued between Messrs. Campbell and Wilmers. Information relating to both companies was exchanged, and a meeting between Messrs. Campbell and Wilmers to discuss the key terms of an agreement was arranged for April 30, 2000 in New York City. At that meeting, financial, transaction structure and other terms of a potential transaction were discussed, including M&T's splitting its stock and increasing its dividend. Following the meeting with Mr. Wilmers, Mr. Campbell and representatives from KBW met with the executive committee of the Keystone board and reviewed the progress of discussions with M&T, as well as the preliminary terms of a possible agreement that Mr. Campbell had discussed with Mr. Wilmers. Following Mr. Campbell's presentation and discussion among the members of the executive committee, the executive committee determined to refer the matter to the Keystone board of directors for continued discussion and deliberation.

     On May 4, 2000, the Keystone board of directors met, with Mr. Campbell and other executive officers of Keystone describing the background of discussions with M&T and the potential terms of a business combination as they had developed to date. Following these presentations and discussion among the members of the board, the Keystone board of directors authorized continued discussions with M&T regarding a possible business combination and authorized Keystone management to conduct mutual due diligence with M&T.

     Following this meeting, representatives of Keystone and M&T commenced mutual due diligence investigations. During this period, legal counsel to each company began to negotiate the terms of the definitive documentation with respect to a possible merger between the two companies, including drafts of a reorganization agreement, a plan of merger, a stock option agreement and employment agreements. On May 11, 2000, M&T retained Merrill Lynch, Pierce, Fenner & Smith Incorporated as its financial advisor in connection with a possible transaction with Keystone.

     On May 15, 2000, the Keystone board of directors met to consider the proposed merger. Mr. Campbell updated the board on the status of discussions with M&T and gave an overview of the proposed transaction. KBW outlined the terms of the proposed transaction with M&T, provided information on Keystone and M&T and discussed the merger's financial terms and certain financial information about the combined company on a pro forma basis. During the meeting, the Keystone board received the opinion of KBW that, as of that date, the merger consideration contemplated by the merger agreement was fair, from a financial point of view, to the holders of Keystone common stock. Keystone's legal counsel, Wachtell, Lipton, Rosen & Katz, discussed with the board of directors its legal and fiduciary responsibilities in connection with its consideration of the merger proposal and reviewed the terms of the merger agreement, the stock option agreement and the employment agreements. Mr. Campbell and other members of the Keystone management then summarized the results of Keystone's due diligence investigation of M&T, and Mr. Wilmers and Robert E. Sadler, Jr., President of M&T Bank, addressed the Keystone board of directors. After further discussion of matters relating to the proposed transaction and questions from the directors, the Keystone board determined that the merger was fair to, and in the best interests of, Keystone and its shareholders, approved the merger and the merger agreement and the related agreements, resolved to submit the merger to Keystone shareholders for their approval, and authorized senior management of Keystone to take such action as needed to finalize the definitive documentation and, if satisfactorily finalized, to execute and deliver the documents and effect the transactions contemplated in them.

     On May 16, 2000, at a meeting of the M&T board, the merger was discussed. The meeting was also attended by several members of M&T management and by representatives from Merrill Lynch. M&T management summarized the results of due diligence, and Merrill Lynch presented its opinion on the fairness of the transaction. Following further discussion, the merger was approved by M&T's board. Definitive agreements were executed after the close of business on May 16, 2000. On May 17, 2000, M&T and Keystone issued a joint press release announcing the execution of the merger agreement.

M&T'S REASONS FOR THE MERGER

     In reaching its decision to approve the merger and the merger agreement, the M&T board consulted with, and received advice from, senior management and its financial advisors and considered a number of factors. In reaching its determination to approve the merger, the M&T board considered the following:

          (1) its belief that the combination of the two banking franchises will create additional scale, and significant deposit share in new markets for M&T, and will allow operating efficiencies to be realized that would otherwise be unattainable; that the demographics of Keystone's markets are similar to M&T's, allowing M&T to apply its business model across a larger geographic footprint; and that Keystone's mix of commercial and retail banking is a good match with M&T's mix, making for an easier integration of the two companies;

          (2) its belief that the Keystone franchise would enhance the future earnings and growth prospects of the combined entity; and that the combination of the two banking franchises will generate incremental earnings and cash flow and related benefits for M&T shareholders;

          (3) the combined company's leading position, based upon deposits, in both Upstate New York and Central Pennsylvania;

          (4) the anticipated annual pretax cost savings of approximately $43 million resulting from the merger. See "-- Management and Operations after the Merger -- Operations.

          (5) the opinion of Merrill Lynch, delivered at the May 16, 2000 M&T board of directors meeting, that, as of such date, the merger consideration was fair to M&T from a financial point of view;

          (6) historical information concerning M&T's and Keystone's respective businesses, financial performance and condition, operations, technology, management and competitive position, including filings with the Securities and Exchange Commission concerning the financial condition, results of operations, businesses and prospects of M&T and Keystone before and after giving effect to the merger, the performance of the companies' common stock relative to selected comparable companies and the terms of transactions comparable to the merger;

          (7) current financial market conditions and historical market prices, volatility and trading information about M&T and Keystone common stock;

          (8) the tax treatment of the merger as a reorganization and accounting treatment of the merger as a purchase;

          (9) the terms of the merger agreement and the stock option agreement, including the 10-for-1 split of M&T stock and the proposed increase in M&T's regular quarterly dividend; and

          (10) the anticipated impact of the merger on M&T customers, employees and other constituencies.

     The foregoing discussion of the information and factors considered by the M&T board is not intended to be exhaustive, but reflects all material factors considered by the M&T board. In reaching its determination to approve and recommend the merger, the M&T board did not assign any relative or specific weights to the foregoing factors and individual directors may have weighed factors differently.

     THE M&T BOARD BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF M&T AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT M&T'S SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT, INCLUDING THE ISSUANCE OF M&T COMMON STOCK IN THE MERGER, AND THE AUTHORIZATION OF THE AMENDMENT TO THE M&T CERTIFICATE OF INCORPORATION.

KEYSTONE'S REASONS FOR THE MERGER; RECOMMENDATION OF THE KEYSTONE BOARD

     The Keystone board believes that the proposed merger with M&T is fair to, and in the best interests of, Keystone and its shareholders. Accordingly, the Keystone board has approved the merger agreement and unanimously recommends that Keystone shareholders vote for the adoption of the merger agreement.

     In making this determination, the board considered a number of factors, including the following:

          (1) the Keystone board's familiarity with Keystone's business, operations, financial condition, earnings and prospects;

          (2) the board's conclusion that, in view of the trend toward consolidation in the financial services industry, the merger would provide Keystone shareholders with an opportunity for continued equity participation in a larger enterprise.

          (3) the board's understanding of the business, operations, financial condition, earnings and prospects of M&T. In making its determination, the Keystone board took into account the result of Keystone's due diligence review of M&T;

          (4) the consideration Keystone shareholders will receive if the merger is completed and the likelihood that the merger would deliver greater value to Keystone shareholders than what would be reasonable to expect if Keystone remained independent;

          (5) the presentation of KBW to the board on May 15, 2000, including KBW's opinion that the consideration in the merger is fair to Keystone shareholders from a financial point of view as of that date;

          (6) the absence of substantial geographical overlap between the M&T and Keystone franchises and the anticipated impact of the merger on various Keystone constituencies, including Keystone employees and the communities in which Keystone does business;

          (7) the complementary nature of M&T's and Keystone's businesses, services and products, and the opportunity to create a combined business that offers a wider variety of services to Keystone customers and an enhanced ability to attract new clients;

          (8) the historical performance of M&T's common stock and M&T's historical financial performance;

          (9) the board's review of other strategic alternatives potentially available to Keystone;

          (10) the terms and conditions of the merger agreement, including the fact that Keystone's obligation to consummate the merger is conditioned upon M&T effecting a 10-for-1 stock split of its common stock and the receipt of an opinion from Keystone's legal counsel that, with respect to the portion of the merger consideration to be paid in M&T common stock, the merger will be accomplished on a tax-free basis for Keystone shareholders for U.S. federal income tax purposes to the extent that they receive M&T common stock (except for cash received instead of fractional shares), and of the stock option agreement;

          (11) M&T's announcement that, in connection with the merger, it intends to increase (on a post-split basis) its regular quarterly cash dividend to $0.25;

          (12) the likelihood that the merger will be approved by the appropriate regulatory authorities;

          (13) the likelihood of a smooth integration of Keystone's business with that of M&T;

          (14) the employment, benefit and retention arrangements involving various employees of Keystone agreed to in connection with the merger, including the employment agreements with Messrs. Campbell, Pulaski and Rooke; and

          (15) the judgment and advice of Keystone's senior management.

     This discussion of the factors considered by the Keystone board is not intended to be exhaustive. However, it does include all of the material factors considered by the Keystone board in approving the merger agreement and recommending that Keystone shareholders vote to adopt the merger agreement. In reaching this determination, the Keystone board did not assign any relative or specific weights to the individual factors. Individual directors may have weighed the individual factors differently.

     The Keystone board believes that the merger is in the best interests of Keystone and its shareholders. ACCORDINGLY, THE KEYSTONE BOARD UNANIMOUSLY RECOMMENDS THAT KEYSTONE'S SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

OPINION OF KEYSTONE'S FINANCIAL ADVISOR

     Keystone engaged Keefe, Bruyette & Woods, Inc. to act as its exclusive financial advisor in connection with the merger. KBW agreed to assist Keystone in analyzing, structuring, negotiating and effecting a transaction with M&T. Keystone selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Keystone and its business. As part of its investment banking business, KBW is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.

     As part of its engagement, representatives of KBW attended the meeting of Keystone's board of directors held on May 15, 2000 at which the Board considered and approved the merger agreement. At the May 15, 2000 meeting, KBW rendered an oral opinion (subsequently confirmed in writing) that, as of that date, the consideration to be paid in the merger was fair to Keystone and its shareholders from a financial point of view. [That opinion was reconfirmed in writing as of the date of this document.]

     The full text of KBW's [updated] written opinion is attached as Appendix C to this document and is incorporated herein by reference. You are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW.

     KBW'S OPINION IS DIRECTED TO THE BOARD AND ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE MERGER CONSIDERATION TO YOU. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION TO

PROCEED WITH THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO YOU AS TO HOW YOU SHOULD VOTE AT THE KEYSTONE SPECIAL MEETING ON THE MERGER OR ANY RELATED MATTER.

     In rendering its opinion, KBW:

     - reviewed, among other things,

       - the merger agreement,

       - Annual Reports to shareholders and Annual Reports on Form 10-K of M&T,

       - Annual Reports to shareholders and Annual Reports on Form 10-K of Keystone,

       - Quarterly Reports on Form 10-Q of M&T, and

       - Quarterly Reports on Form 10-Q of Keystone;

     - held discussions with members of senior management of Keystone and M&T regarding

       - past and current business operations,

       - regulatory relationships,

       - financial condition, and

       - future prospects of the respective companies;

     - compared financial and stock market information for M&T and Keystone with similar information for other companies with publicly traded securities;

     - reviewed the financial terms of certain recent business combinations in the banking industry; and

     - performed other studies and analyses that it considered appropriate.

     In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available. KBW did not attempt to verify such information independently. KBW relied upon the management of Keystone as to the reasonableness and achievability of the financial and operating forecasts and projections (and assumptions and bases therefor) provided to KBW. KBW assumed, without independent verification, that the aggregate allowances for loan and lease losses for M&T and Keystone are adequate to cover those losses. KBW did not make or obtain any evaluations or appraisals of any assets or liabilities of M&T or Keystone, and KBW did not examine any books and records or review individual credit files.

     The projections furnished to KBW and used by it in certain of its analyses were prepared by Keystone's senior management. Keystone does not publicly disclose internal management projections of the type provided to KBW in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

     The following is a summary of the material analyses presented by KBW to the Keystone board on May 15, 2000 in connection with its May 15, 2000 oral opinion:

     TRANSACTION SUMMARY. KBW calculated the merger consideration to be paid as a multiple of Keystone's book value per share, last twelve months' earnings per share as well as 2000 and 2001 consensus estimated earnings per share. The merger consideration was based on exchange ratio of 0.05 M&T shares for 65% of Keystone shares and $21.50 for the remaining 35% of Keystone shares. In addition, this computation assumed the KBW estimates of Keystone's earnings per share of $0.75 for the last twelve months ended March 31, 2000 and an estimated $1.75 in 2000 and an estimated $1.83 in 2001. Based on those assumptions, this analysis indicated that you would receive shares of M&T common stock and cash worth $20.95 for each share of Keystone common stock held, and that this amount would represent a multiple of 1.8 times book value per share, 27.9 times last twelve months' earnings per share, 12.0 times estimated 2000 earnings per share and 11.4 times estimated 2001 earnings per share.

     SELECTED TRANSACTION ANALYSIS. KBW reviewed certain financial data related to a set of comparable nationwide bank transactions with announced value over $450 million since December 31, 1998 (13 transactions).

     KBW compared multiples of price to various factors for the merger to the same multiples for the comparable group's mergers at the time those mergers were announced. In addition, KBW repeated this analysis using acquiror stock prices current as of KBW's presentation to the Keystone board. The results were as follows:

     Multiple of Price to Factor

                                                 COMPARABLE GROUP   COMPARABLE GROUP   M&T-KEYSTONE
RATIO OF PRICE PER SHARE TO:                     ANNOUNCED MEDIAN    CURRENT MEDIAN       MERGER
----------------------------                     ----------------   ----------------   ------------
Estimated Earnings per Share for 2000..........       16.8x              14.3x            12.0x
Trailing 12 Months Earnings per Share..........       23.8x              16.6x            21.2x
Book Value per Share...........................       2.61x              2.07x            1.84x
Tangible Book Value per Share..................       3.47x              2.24x            2.03x

     KBW also reviewed certain financial data related to a set of comparable nationwide bank transactions with announced value over $450 million since December 31, 1999 (four transactions).

     KBW compared multiples of price to various factors for the merger to the same multiples for the comparable group's mergers at the time those mergers were announced. In addition, KBW repeated this analysis using acquiror stock prices current as of KBW's presentation to the Keystone board. The results were as follows:

                                                 COMPARABLE GROUP   COMPARABLE GROUP   M&T-KEYSTONE
RATIO OF PRICE PER SHARE TO:                     ANNOUNCED MEDIAN    CURRENT MEDIAN       MERGER
----------------------------                     ----------------   ----------------   ------------
Estimated Earnings per Share for 2000..........       13.5x              13.5x            12.0x
Trailing 12 Months Earnings per Share..........       14.4x              13.7x            21.2x
Book Value per Share...........................       1.84x              1.89x            1.84x
Tangible Book Value per Share..................       1.97x              2.15x            2.03x

     No company or transaction used as a comparison in the above analysis is identical to M&T, Keystone or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared.

     DISCOUNTED DIVIDEND ANALYSIS -- M&T STAND-ALONE. KBW estimated the present value of future cash flows that would accrue to a holder of a share of M&T common stock assuming that the stockholder held the stock for five years and then sold it. The analysis was based on First Call consensus earnings per share forecasts on a stand-alone and independent basis for the year 2001 and an annual net income growth rate of 10.5% for the years 2002 through 2005. A 12.0% dividend payout ratio was assumed for M&T through the year 2005. An estimated year end stock price was estimated for each year by multiplying the projected annual earnings by a price to generally accepted accounting principles ("GAAP") earnings multiple of 11.0 times. In addition, the estimated net income for the years 2002 through 2005 were calculated using growth rates of 11.0% and 12.0%. The estimated stock price for each year and the estimated dividends were discounted at a rate of 11.5%, which KBW viewed as an appropriate discount rate for a company with M&T's risk characteristics. On the basis of these assumptions, KBW calculated a range of present values ranging from $417.08 to $431.90.

     KBW repeated the analysis based on cash earnings forecasts for the year 2001 and with annual net income growth rates of 11.0% and 12.0% for the years 2002 through 2005. A 11.0% dividend payout ratio was assumed for M&T through the year 2005. An estimated year end stock price was estimated for each year by multiplying the projected annual cash earnings by the current M&T cash earnings multiple of 9.8 times. The estimated stock price for each year and the estimated dividends were discounted at a rate of 11.5 % producing present values ranging from $421.48 to $436.47. KBW repeated the analysis based on the current M&T peer cash earnings multiple of 11.7 times. The estimated stock price for each year and the estimated dividends were also discounted at a rate of 11.5% producing present values ranging from $498.89 to $516.70.

     The discounted cash flow present value analysis is a widely used valuation, methodology, but relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis does not purport to be indicative of the actual values or expected values of M&T common stock.

     SELECTED PEER GROUP ANALYSIS. KBW compared the financial performance and market performance of M&T to those of a group of comparable holding companies. The comparisons were based on:

     - various financial measures:

       - earnings performance

       - operating efficiency

       - capital

       - asset quality

     - various measures of market performance including:

       - price/book value

       - price to earnings

       - dividend yields

     To perform this analysis, KBW used financial information as of and for the quarter ended March 31, 2000 and market price information as of May 12, 2000. The 15 companies in the peer group were US regional banks with total market capitalizations ranging from $1.5 billion to $25.0 billion.

     KBW's analysis showed the following concerning M&T's financial performance:

                                                                      PEER GROUP
                    PERFORMANCE MEASURE:                       M&T      MEDIAN
                    --------------------                      -----   ----------
Return on Equity, annualized................................  15.10%    18.49%
Return on Assets, annualized................................   1.22%     1.50%
Net Interest Margin, annualized.............................   3.88%     4.18%
Efficiency Ratio, annualized (Non-interest Expense to Net
  Operating Revenue)........................................  50.57%    53.36%
Leverage Ratio (Tier I Capital to Average Tangible
  Assets)...................................................   7.05%     7.74%
Non-Performing Assets to Total Loans & Other Real Estate
  Owned.....................................................   0.43%     0.47%
Loan Loss Reserve to Total Gross Loans......................   1.80%     1.37%

     KBW's analysis showed the following concerning M&T's market performance:

                                                                      PEER GROUP
                    PERFORMANCE MEASURE                        M&T      MEDIAN
                    -------------------                       -----   ----------
Price to 2000 GAAP Estimated Earnings per Share.............   11.3x     12.3x
Price to 2000 Cash Estimated Earnings per Share.............    9.8x     11.7x
Price to 2001 GAAP Estimated Earnings per Share.............   10.0x     11.0x
Price to 2001 Cash Estimated Earnings per Share.............    8.8x     10.6x
Price to Book Value per Share...............................   1.73x     2.21x
Price to Tangible Book Value per Share......................   2.66x     2.43x
Dividend Yield (prior to M&T's anticipated dividend
  increase).................................................   1.21%     3.39%

     KBW also compared the financial performance and market performance of Keystone to those of a group of comparable holding companies. The comparisons were based on:

     - various financial measures:

     - earnings performance

     - operating efficiency

     - capital

     - asset quality

     - various measures of market performance including:

     - price/book value

     - price to earnings

     - dividend yields

     To perform this analysis, KBW used financial information as of and for the quarter ended March 31, 2000 and market price information as of May 12, 2000. The eight companies in the peer group were Mid-Atlantic region banks with total market capitalizations ranging from $500 million to $2.0 billion.

     KBW's analysis showed the following concerning Keystone's financial performance:

                                                                         PEER GROUP
                    PERFORMANCE MEASURE:                      KEYSTONE     MEDIAN
                    --------------------                      --------   ----------
Return on Equity, annualized................................   14.18%      16.27%
Return on Assets, annualized................................    1.16%       1.51%
Net Interest Margin, annualized.............................    3.99%       4.31%
Efficiency Ratio, annualized (Non-Interest Expense to Net
  Operating Revenue)........................................   62.14%      48.73%
Leverage Ratio (Tier I Capital to Average Tangible
  Assets)...................................................    7.63%       8.74%
Non-Performing Assets to Total Loans and Other Real Estate
  Owned.....................................................    0.86%       0.45%
Loan Loss Reserve to Total Gross Loans......................    1.34%       1.27%

     KBW's analysis showed the following concerning Keystone's market performance:

                                                                         PEER GROUP
                    PERFORMANCE MEASURE:                      KEYSTONE     MEDIAN
                    --------------------                      --------   ----------
Price to 2000 GAAP Estimated Earnings per Share.............     8.9x       11.7x
Price to 2000 Cash Estimated Earnings per Share.............     8.4x       11.4x
Price 2001 GAAP Estimated Earnings per Share................     8.2x       10.7x
Price Cash Estimated Earnings per Share.....................     7.8x       10.5x
Price to Book Value per Share...............................    1.36x       2.01x
Price to Tangible Book Value per Share......................    1.50x       2.19x
Dividend Yield..............................................    7.48%       4.27%

     For purposes of the above calculations, all earnings estimates are based upon the KBW estimates for M&T and Keystone.

     CONTRIBUTION ANALYSIS. KBW analyzed the relative contribution of each of Keystone and M&T to the pro forma balance sheet and income statement items of the combined entity, including assets, common equity, tangible equity, deposits, loans, market capitalization, and estimated 2001 net income. KBW relied on First Call projections for 2001 net income. KBW compared the relative contribution of balance sheet and income statement items with the estimated pro forma ownership for Keystone based on an exchange ratio of 0.05 for 100% of Keystone's shares. The results of KBW's analysis are set forth in the following table:

                          CATEGORY                            M&T        KEYSTONE
                          --------                            ----       --------
Total Assets................................................  76.4%        23.6%
Gross Loans.................................................  79.6%        20.4%
Total Deposits..............................................  75.0%        25.0%
Common Equity...............................................  76.7%        23.3%
Tangible Common Equity......................................  70.3%        29.7%
2000 Estimated Net Income...................................  77.2%        22.8%
2001 Estimated Net Income...................................  78.4%        21.6%
Market Capitalization.......................................  80.7%        19.3%
Ownership (based on 100% stock).............................  76.3%        23.7%

     FINANCIAL IMPACT ANALYSIS. KBW performed pro forma merger analysis that combined projected income statement and balance sheet information. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of pro forma company. This analysis indicated that the merger is expected to be accretive to Keystone's estimated GAAP earnings per share and accretive to Keystone's estimated cash earnings per share in 2001 and 2002. The analysis also indicated that the merger is expected to be accretive to Keystone's book value per share and dilutive to tangible book value per share. This analysis was based on First Call 2001 published earnings estimates, the First Call long-term estimated growth rates, and on Keystone management's estimates of the expected savings. For all of the above analyses, the actual results achieved by pro forma company following the merger will vary from the projected results, and the variations may be material.

     OTHER ANALYSES. KBW reviewed the relative financial and market performance of Keystone and M&T to a variety of relevant industry peer groups and indices. KBW also reviewed earnings estimates, balance sheet composition, historical stock performance and other financial data for M&T.

     [In connection with its opinion dated as of the date of this document, KBW performed procedures to update, as necessary, certain of the analyses described above. KBW reviewed the assumptions on which the analyses described above were based and the factors considered in connection therewith. KBW did not perform any analyses in addition to those described above in updating its May 15, 2000 opinion.]

     The Keystone board has retained KBW as an independent contractor to act as financial adviser to Keystone regarding the merger. As part of its investment banking business, KBW is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, Keystone and M&T. As a market maker in securities KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Keystone and M&T for KBW's own account and for the accounts of its customers.

     Keystone and KBW have entered into an agreement relating to the services to be provided by KBW in connection with the merger. Keystone agreed to pay KBW a cash fee of $250,000 concurrently with the execution of the definitive agreement, the transaction, and a cash fee of $250,000 promptly after the mailing of this document to Keystone shareholders. In addition, Keystone has agreed to pay KBW at the time of closing a cash fee ("contingent fee") equal to 0.40% of the market value of the aggregate consideration offered in exchange for the outstanding shares of common stock of Keystone in the transaction. The fees paid prior to the contingent fee payment will be credited against the contingent fee. Pursuant to the KBW engagement agreement, Keystone also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify against certain liabilities, including liabilities under the federal securities laws.

OPINION OF M&T'S FINANCIAL ADVISOR

     M&T retained Merrill Lynch to act as its financial advisor in connection with the merger. On May 16, 2000, the board of directors of M&T held a meeting to evaluate the proposed merger. At this meeting, Merrill Lynch rendered its written opinion that, as of that date and based upon and subject to the factors and assumptions set forth in its opinion, the merger consideration was fair, from a financial point of view, to M&T. [Merrill Lynch subsequently confirmed and updated its opinion in writing by delivering to the board of directors of M&T a written opinion dated as of the date of this document. In connection with its written opinion, Merrill Lynch confirmed the appropriateness of its reliance on the analyses used to render its earlier opinion. It also performed procedures to update certain of its analyses and reviewed the assumptions used in its analyses and the factors considered in connection with its earlier opinion.]

     The full text of the Merrill Lynch opinion, which describes, among other things, the assumptions made, matters considered, and qualifications and limitations on the review undertaken by Merrill Lynch is attached as Appendix D to this document and is incorporated in this document by reference. M&T shareholders are urged to, and should, read Merrill Lynch's opinion carefully and in its entirety.

     Merrill Lynch's opinion is directed to the board of directors of M&T and addresses only the fairness, from a financial point of view, of the merger consideration to M&T. The opinion does not address any other aspect of the merger or any related transaction, nor does it constitute a recommendation to any shareholder as to how to vote at the M&T special meeting. The summary of the fairness opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion.

     In arriving at its opinion, Merrill Lynch, among other things:

     - reviewed certain publicly available business and financial information relating to M&T and Keystone that Merrill Lynch deemed to be relevant;

     - reviewed certain information, including financial forecasts, relating to the respective businesses, earnings, assets, liabilities and prospects of M&T and Keystone furnished to Merrill Lynch by the senior management of M&T and Keystone, as well as the amount and timing of the cost savings, revenue enhancements and related expenses expected to result from the merger furnished to Merrill Lynch by senior management of M&T and Keystone;

     - conducted discussions with members of senior management and representatives of M&T and Keystone concerning the matters described in the bullet points set forth above, as well as their respective businesses and prospects before and after giving effect to the merger and the expected synergies;

     - reviewed the market prices and valuation multiples for M&T common stock and Keystone common stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

     - reviewed the respective publicly reported financial condition and results of operations of M&T and Keystone and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

     - compared the proposed financial terms of the merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

     - participated in certain discussions among representatives of M&T and Keystone and their financial and legal advisors with respect to the merger;

     - reviewed the potential pro forma impact of the merger on M&T;

     - reviewed the most recent draft of the merger agreement; and

     - reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

     In rendering its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, or that was discussed with, or reviewed by or for Merrill Lynch, or that was publicly available, and Merrill Lynch did not assume any responsibility for independently verifying this information or undertake an independent evaluation or appraisal of the assets or liabilities of M&T or Keystone nor has Merrill Lynch been furnished any such evaluation or appraisal.

     Merrill Lynch is not an expert in the evaluation of allowances for loan losses, and neither made an independent evaluation of the adequacy of the allowances for loan losses of M&T or Keystone, nor reviewed any individual credit files of M&T or Keystone or has been requested to conduct such a review and, as a result, Merrill Lynch has assumed that the aggregate allowances for loan losses for both M&T and Keystone are adequate to cover such losses and will be adequate on a pro forma basis for the combined company. In addition, Merrill Lynch did not assume any obligation to conduct, nor did Merrill Lynch conduct, any physical inspection of the properties or facilities of M&T or Keystone. With respect to the financial and operating forecast information furnished to or discussed with Merrill Lynch by M&T or Keystone, including without limitation, financial forecasts, valuations of contingencies and projections regarding under-performing and non-performing assets, net charge-offs, adequacy of reserves, future economic conditions and information on the cost savings, revenue enhancements and related expenses expected to result from the merger, Merrill Lynch assumed that the information was reasonably prepared and reflects the best currently available estimates and judgments of the senior management of each of M&T and Keystone as to the future financial and operating performance of M&T, Keystone or the combined entity, as the case may be, and the expected synergies. Merrill Lynch's opinion is necessarily based upon market, economic and other conditions as in effect on, and on the information made available to Merrill Lynch as of, the date of its opinion.

     For purposes of rendering its opinion, Merrill Lynch assumed that, in all respects material to its analyses:

     - the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

     - the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

     - each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

     - all conditions to the completion of the merger will be satisfied without any waivers; and

     - in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of M&T, Keystone or the combined entity or the contemplated benefits of the merger, including the cost savings, revenue enhancements and related expenses expected to result from the merger.

     Merrill Lynch further assumed that the merger would be accounted for as a purchase under GAAP and that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. Merrill Lynch's opinion is not an expression of an opinion as to the prices at which shares of M&T common stock or shares of Keystone common stock will trade following the announcement of the merger, or the actual value of the shares of common stock of M&T when issued pursuant to the merger, or the prices at which the shares of common stock of M&T will trade following the completion of the merger.

ANALYSES OF MERRILL LYNCH

     In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Merrill Lynch, M&T and Keystone. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Merrill Lynch opinion was among several factors taken into consideration by the board of directors of M&T in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the board of directors of M&T or management of M&T with respect to the fairness of the merger consideration.

     The following is a summary of the material financial analyses presented by Merrill Lynch to the board of directors of M&T on May 16, 2000, in connection with the rendering of its written opinion on that date. The summary is not a complete description of the analyses underlying the Merrill Lynch opinion or the presentation made by Merrill Lynch to the board of directors of M&T, but summarizes the material analyses performed and presented in connection with its opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description.

     In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below includes information presented in tabular format. Accordingly, Merrill Lynch believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

     CALCULATION OF TRANSACTION VALUE OF THE MERGER CONSIDERATION. Merrill Lynch reviewed the terms of the merger. It noted that the transaction had an implied value of approximately $21.08 per share for shares of Keystone common stock based on the closing price of M&T common stock on May 15, 2000 and an implied aggregate value of $1.03 billion.

     COMPARABLE TRANSACTION PRICING MULTIPLE ANALYSIS. Merrill Lynch performed a comparable transaction pricing multiple analysis by comparing the transaction value in the merger to all traditional bank acquisition transactions announced since January 1, 1999 that exceeded $1 billion and that Merrill Lynch determined were comparable to the merger (seven such transactions). Merrill Lynch based this analysis on financial results for Keystone at or for the twelve months ended March 31, 2000, except for the analyses for price-to-forward cash earnings per share and price-to-forward GAAP earnings per share, which are based on quarterly First Call estimates as of May 15, 2000 for the next four quarters through March 31, 2001, with the forward year GAAP estimate for Keystone equal to $1.86. First Call is a recognized data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors. The following table compares certain transaction pricing multiples of the merger to corresponding data in comparable transactions:

                                                              PRICE/LAST
                                       PRICE/LAST   PRICE/      TWELVE     PRICE/               PRICE/     TANGIBLE
                                         TWELVE     FORWARD     MONTHS     FORWARD   PRICE/    TANGIBLE      BOOK
                                         MONTHS      CASH        GAAP       GAAP      BOOK       BOOK      PREMIUM/
                                        CASH EPS      EPS        EPS         EPS     VALUE      VALUE      DEPOSITS
                                       ----------   -------   ----------   -------   ------   ----------   --------
Implied M&T/Keystone Multiple........     11.9x       10.8x      12.5x       11.3x    1.85x      2.05x       10.4%
Comparable Transactions Average......     17.3        15.2       18.9        16.3     2.69       3.08        26.1

     As part of its comparable transaction analysis, Merrill Lynch also analyzed the per share price to be paid in the merger as a premium to the closing price of Keystone common stock at selected intervals prior to the announcement of the merger. Merrill Lynch determined that the price to be paid in the merger as a premium to (i) the per share closing price of Keystone common stock on May 15, 2000 (one day prior to the date of Merrill Lynch's presentation to the M&T board of directors), was 32.8% compared to an average premium of 29.4% (representing the average premium over the closing price one day prior to the date of the public announcement for the comparable transactions) paid in comparable transactions, and (ii) the average per share closing price of Keystone common stock for the 30-trading-day period prior to Merrill Lynch's presentation to the M&T board was 31.2% compared to an average premium over such period of 27.9% paid in comparable transactions. Merrill Lynch also determined that, under each of the premium analyses referred to above, the premium being paid in the merger when expressed as a percentage of the premiums paid in the comparable transactions over such periods was 112%.

     DISCOUNTED DIVIDEND ANALYSIS -- KEYSTONE. Merrill Lynch performed a discounted dividend analysis to estimate a range of present values per share of Keystone common stock assuming Keystone's affiliation with M&T. This range was determined by adding (1) the present value of the estimated future dividend stream that Keystone could generate through 2006, and (2) the present value at March 31, 2000 of the "terminal value" of Keystone common stock at the end of this period.

     In calculating a terminal value of Keystone common stock, Merrill Lynch applied multiples of 8.0x, 9.0x and 10.0x to year 2006 forecasted cash earnings. The dividend stream and terminal value were then discounted back to March 31, 2000 using discount rates of 11.0%, 12.0% and 13.0%, which rates Merrill Lynch viewed as the appropriate range of discount rates for a company with Keystone's risk characteristics.

     In performing this analysis, Merrill Lynch used First Call consensus earnings per share estimates for 2000 and 2001. For periods after 2001, earnings were assumed to increase at I/B/E/S estimated annual long-term earnings growth rate of 8.5%. I/B/E/S is an industry service provider of global earnings information based on an average of earnings estimates published by selected research analysts regarding companies of interest to institutional investors. Merrill Lynch also assumed an annual asset growth rate of 5.0%, and further assumed that earnings in excess of those necessary to maintain Keystone's tangible common equity ratio at 5.4% (the tangible common equity ratio of M&T) could be paid out as dividends. Merrill Lynch further assumed that Keystone's dividend payout ratio would remain constant at its current ratio of 64.1%. Merrill Lynch's analysis also assumed that: (i) synergies equal to $43.4 million pre-tax, or approximately 20% of Keystone's non-interest expenses, would be fully realized in the merger; (ii) a restructuring charge equal to $52 million after-tax would be incurred in the merger; and (iii) no revenue enhancements would result from the merger. Merrill Lynch also noted that Keystone's current price-to-2000 estimated cash earnings per share was 8.8x, and that the current average price-to-2000 estimated cash earnings per share for companies in Keystone's peer group was 9.8x. Based on the above assumptions, Merrill Lynch determined that the present value of the Keystone common stock ranged from $21.63 to $27.23 per share.

     DISCOUNTED DIVIDEND ANALYSIS -- M&T STAND-ALONE. Merrill Lynch also performed a discounted dividend analysis to estimate a range of present values per share of M&T common stock assuming M&T continued to operate as a stand-alone entity. As was the analysis performed with regard to Keystone, this range was determined by adding (1) the present value of the estimated future dividend stream that M&T could generate through 2006, and (2) the present value at March 31, 2000 of the "terminal value" of M&T common stock at the end of this period.

     In calculating a terminal value of M&T common stock, Merrill Lynch applied multiples of 8.50x, 9.50x and 10.50x to year 2006 forecasted cash earnings. The dividend stream and terminal value were then discounted back to March 31, 2000 using discount rates of 11.5%, 12.5% and 13.5%, which rates Merrill Lynch viewed as the appropriate range of discount rates for a company with M&T's risk characteristics.

     In performing this analysis, Merrill Lynch used First Call consensus earnings per share estimates for 2000 and 2001. For periods after 2001, earnings were assumed to increase at I/B/E/S estimated annual long-term earnings growth rate of 10.5%. Merrill Lynch also assumed an annual asset growth rate of 7.0%, and further assumed that earnings in excess of those necessary to maintain M&T's tangible common equity ratio at 5.4% could be paid out as dividends. Merrill Lynch adjusted M&T's dividend payout ratio to reflect the 100% increase in the annual dividend that is expected to occur as part of the merger. In performing this analysis, Merrill Lynch also noted that M&T's current price-to-2000 estimated cash earnings per share was 9.8x, and that the current average price-to-2000 estimated cash earnings per share for companies in M&T's peer group also was 9.8x. Based on the above assumptions, Merrill Lynch determined that the per share stand-alone present value of the M&T common stock ranged from $373.69 to $472.69 per share.

     The analyses set forth in each of the preceding six paragraphs does not necessarily indicate actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. The discount rates applied to Keystone and M&T referred to in such paragraphs were based on several factors, including the financial advisor's knowledge of each of Keystone and M&T and the industry in which they operate, the business risk of each company and the overall interest rate environment as of May 16, 2000. The asset growth rates applied for Keystone and M&T took into consideration several factors, including the historical asset growth of each of Keystone and M&T as well as projected long-term growth rates. Dividend discount analysis is a widely used valuation methodology, but the results of this methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout ratios, terminal values and discount rates.

     RELATIVE STOCK PRICE PERFORMANCE -- LAST FIVE YEARS. Merrill Lynch also analyzed the price performance of the M&T common stock over the five-year period from May 15, 1995 to May 15, 2000 and compared that performance to the performance of the Keystone common stock and the Standard & Poors Regional Bank Index over the same period. Based on information from FactSet Datasystems, this analysis indicated the following cumulative changes in price over the period:

M&T common stock............................................  +156.6%
Standard & Poors Regional Bank Index........................  +120.9%
Keystone common stock.......................................   -17.2%

     Merrill Lynch also noted that, as of May 15, 2000, the per share price of Keystone's common stock was $15.88, and that the 52-week high and low of such stock was $32.50 and $14.06, respectively.

     PEER GROUP ANALYSIS -- TOTAL STOCK RETURNS. Merrill Lynch compared the total stock returns of M&T to publicly available corresponding data for selected banks with a market capitalization between $1.75 billion and $10 billion that Merrill Lynch determined were comparable to M&T. These selected banks are referred to in this document as the M&T peer group. The following table compares the stock returns of M&T with corresponding average data for the M&T peer group ("CAGR" denotes "Compound Annual Growth Rate" and includes dividends paid over the relevant periods):

                                          ONE-YEAR   TWO-YEAR   THREE-YEAR   FOUR-YEAR   FIVE-YEAR
                                            CAGR       CAGR        CAGR        CAGR        CAGR
                                          --------   --------   ----------   ---------   ---------
M&T Common Stock........................   (23.25)%    (8.63)%     9.91%       16.18%      21.14%
M&T Peer Group Average..................   (27.92)    (15.57)      3.51        12.11       15.57

     Merrill Lynch also compared the total stock returns of Keystone to publicly available corresponding data for selected banks with a market capitalization between $500 million and $1 billion that Merrill Lynch determined were comparable to Keystone. These selected banks are referred to in this document as the Keystone peer group. The following table compares the stock returns of Keystone, including dividends paid over the relevant periods, with corresponding average data for the Keystone peer group:

                                          ONE-YEAR   TWO-YEAR   THREE-YEAR   FOUR-YEAR   FIVE-YEAR
                                            CAGR       CAGR        CAGR        CAGR        CAGR
                                          --------   --------   ----------   ---------   ---------
Keystone Common Stock...................   (46.35)%   (32.49)%    (9.52)%      (2.23)%      1.85%
Keystone Peer Group Average.............   (12.88)    (15.67)      3.30        10.66       15.15

     PEER GROUP ANALYSIS -- CURRENT TRADING MULTIPLES. Merrill Lynch compared selected operating and stock market results of M&T to publicly available corresponding data for the M&T peer group.

     The following table compares selected financial data of M&T with corresponding average data for the M&T peer group. The multiples listed are based on the market value of M&T common stock using the closing price as of May 15, 2000 (one trading day prior to the date of Merrill Lynch's presentation to the M&T board). Financial data is as of March 31, 2000. The calculation of price-to-2000 and price-to-2001 estimated earnings per share are based on estimated earnings per share calculated in accordance with GAAP. The calculation of price-to-2000 and price-to-2001 estimated cash earnings per share are based on First Call estimated earnings per share plus amortization of intangible assets per share.

                                                        PRICE/                  PRICE/
                                                         2000       PRICE/       2001       PRICE/
                                            PRICE/     ESTIMATED     2000      ESTIMATED     2001
                               PRICE/      TANGIBLE      GAAP      ESTIMATED     GAAP      ESTIMATED
                             BOOK VALUE   BOOK VALUE      EPS      CASH EPS       EPS      CASH EPS
                             ----------   ----------   ---------   ---------   ---------   ---------
M&T........................     1.74x        2.67x       11.46x       9.82x      10.34x       8.99x
M&T Peer Group Average.....     1.93         2.47        10.69        9.78        9.59        8.85

     Merrill Lynch also compared selected operating and stock market results of Keystone to publicly available corresponding data for the Keystone peer group. The following table compares selected financial data of Keystone with corresponding average data for the Keystone peer group. The multiples listed are based on the market value of Keystone common stock using the closing price as of May 15, 2000 (one trading day prior to the date of Merrill Lynch's presentation to the M&T board). Financial data is as of March 31, 2000. The calculations of price-to-2000 and price-to-2001 estimated earnings per share are based on estimated earnings per share calculated in accordance with GAAP. The calculations of price-to-2000 and price-to-2001 estimated cash earnings per share are based on First Call estimated earnings per share plus amortization of intangible assets per share.

                                                        PRICE/                  PRICE/
                                                         2000       PRICE/       2001       PRICE/
                                            PRICE/     ESTIMATED     2000      ESTIMATED     2001
                               PRICE/      TANGIBLE      GAAP      ESTIMATED     GAAP      ESTIMATED
                             BOOK VALUE   BOOK VALUE      EPS      CASH EPS       EPS      CASH EPS
                             ----------   ----------   ---------   ---------   ---------   ---------
Keystone...................     1.39x        1.54x        9.23x       8.80x       8.67x       8.29x
Keystone Peer Group
  Average..................     1.66         1.87        10.46        9.82        9.77        9.25

     PEER GROUP ANALYSIS -- OPERATING RATIOS. Merrill Lynch compared certain operating ratios of M&T and Keystone to publicly available corresponding data for the M&T peer group and the Keystone peer group, respectively. For the two following tables, operating measures represent the most recent quarter annualized, based on data received from SNL Securities, LP, and exclude nonrecurring charges. The following table compares certain operating ratios of M&T with corresponding average data for the M&T peer group:

                                                           CASH                                FEE
                                                         RETURN ON     NET         CASH      INCOME/
                                 RETURN ON   RETURN ON   TANGIBLE    INTEREST   EFFICIENCY    TOTAL
                                  ASSETS      EQUITY      EQUITY      MARGIN      RATIO      REVENUES
                                 ---------   ---------   ---------   --------   ----------   --------
M&T............................    1.22%       15.06%      27.19%      3.92%      50.57%       27.0%
M&T Peer Group Average.........    1.34        16.95       23.59       4.11       52.82        27.8

     The following table compares certain operating ratios of Keystone with corresponding average data for the Keystone peer group:

                                                           CASH                                FEE
                                                         RETURN ON     NET         CASH      INCOME/
                                 RETURN ON   RETURN ON   TANGIBLE    INTEREST   EFFICIENCY    TOTAL
                                  ASSETS      EQUITY      EQUITY      MARGIN      RATIO      REVENUES
                                 ---------   ---------   ---------   --------   ----------   --------
Keystone.......................    1.15%       14.11%      16.40%      3.98%       60.3%       27.8%
Keystone Peer Group Average....    1.16        15.46       18.86       4.10        59.9        27.2

     PEER GROUP ANALYSIS -- FINANCIAL CONDITION. Merrill Lynch also compared certain balance sheet and asset quality ratios of M&T and Keystone to publicly available data for the M&T peer group and the Keystone peer group, respectively. Financial data for the two following tables is as of March 31, 2000. The following table compares certain balance sheet and asset quality ratios of M&T with corresponding average data for the M&T peer group:

                                             TANGIBLE                 NON-      RESERVES/
                                              COMMON     GROSS     PERFORMING      NON-
                                   EQUITY/   EQUITY/     LOANS/     ASSETS/     PERFORMING   RESERVES/
                                   ASSETS     ASSETS    DEPOSITS     ASSETS       LOANS        LOANS
                                   -------   --------   --------   ----------   ----------   ---------
M&T..............................   8.05%      5.40%     116.84%      0.33%       475.73%      1.80%
M&T Peer Group Average...........   8.09       6.47       97.72       0.39        286.00       1.38

     The following table compares certain balance sheet and asset quality ratios of Keystone with corresponding average data for the Keystone peer group:

                                             TANGIBLE                 NON-      RESERVES/
                                              COMMON     GROSS     PERFORMING      NON-
                                   EQUITY/   EQUITY/     LOANS/     ASSETS/     PERFORMING   RESERVES/
                                   ASSETS     ASSETS    DEPOSITS     ASSETS       LOANS        LOANS
                                   -------   --------   --------   ----------   ----------   ---------
Keystone.........................   7.93%      7.23%      89.73%      0.56%       168.90%      1.34%
Keystone Peer Group Average......   7.59       6.87       81.22       0.36        352.52       1.37

     No company or transaction used in the comparable company analyses described above is identical to M&T, Keystone, the pro forma combined company, or the merger, as the case may be. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger, public trading or other values of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.

     PRO FORMA MERGER ANALYSIS. Merrill Lynch also analyzed the pro forma per share financial impact of the merger on (1) M&T's cash earnings per share as projected by First Call for each of 2001, 2002 and 2003, and (2) M&T's GAAP earnings per share as projected by First Call for each of 2001, 2002 and 2003.

     The analyses performed indicated that, on a per share basis, the merger would be accretive to M&T's estimated cash earnings per share in each of 2001, 2002 and 2003 based on consensus First Call earnings estimates and after-tax synergies of $14.1 million in 2001, $28.2 million in 2002, and $29.3 million in 2003. Merrill Lynch also assumed that pro forma cash earnings per share would be $46.92 in 2001, $53.29 in 2002 and $58.76 in 2003 and pro forma GAAP earnings per share would be $37.60 in 2001, $44.02 in 2002 and $49.53 in 2003. Using the same assumptions set forth above, the analysis further revealed that, on a per share basis, the merger would be dilutive to M&T's First Call estimated GAAP earnings per share in both 2001 and 2002 and would be accretive to M&T's First Call estimated GAAP earnings per share in 2003.

     The actual operating and financial results achieved by the pro forma combined company may vary from projected results and variations may be material as a result of business and operational risks, and the timing, amount and costs associated with achieving cost savings and revenue enhancements, if any, as well as other factors.

     M&T retained Merrill Lynch based upon its experience and expertise. Merrill Lynch is an internationally recognized investment banking and advisory firm. As part of its investment banking business, Merrill Lynch is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     In addition, in the ordinary course of its business, Merrill Lynch and its affiliates may actively trade the debt and equity securities of M&T and Keystone for their own account and/or the accounts of their respective customers, and, accordingly, may at any time hold long or short positions in these securities. In the past two years, Merrill Lynch has provided to M&T financial advisory, investment banking and other services unrelated to the proposed merger, and has received fees for the rendering of these services. Merrill Lynch may provide these types of services to the combined company in the future and receive fees for those services.

     Pursuant to a letter agreement between M&T and Merrill Lynch, dated as of May 11, 2000, M&T agreed to pay Merrill Lynch for financial advisory services rendered through the closing of the merger (1) a fee of $100,000 payable in cash on the date Merrill Lynch delivered its opinion, and (2) a fee of $400,000 payable in cash upon the closing of the merger. M&T also agreed, among other things, to reimburse Merrill Lynch for certain expenses incurred in connection with the services provided by Merrill Lynch, and to indemnify Merrill Lynch and its affiliates from and against certain liabilities and expenses, which may include certain liabilities under federal securities laws, in connection with its engagement.

TERMS OF THE MERGER

     Under the terms of the merger agreement and applicable Delaware, Pennsylvania and New York law, M&T will acquire Keystone through the merger of Keystone with and into Olympia, a direct wholly owned subsidiary of M&T. The separate existence of Keystone will cease, and Olympia will continue as the surviving entity. SHAREHOLDERS OF KEYSTONE WILL BE ENTITLED TO STATUTORY DISSENTERS' RIGHTS IN CONNECTION WITH THE MERGER. SHAREHOLDERS OF M&T WILL NOT BE ENTITLED TO STATUTORY DISSENTERS' RIGHTS IN CONNECTION WITH THE MERGER OR THE M&T STOCK SPLIT. Immediately following the merger, Keystone Bank will merge with and into M&T Bank.

     CONVERSION OF KEYSTONE COMMON STOCK

     When the merger becomes effective, each share of Keystone common stock issued and outstanding immediately prior to the completion of the merger will automatically be converted into the right to receive, at the holder's election, either (a) $21.50 in cash without interest or (b) 0.05 of a share of M&T common stock and cash instead of fractional shares (collectively, the "merger consideration"). A

Keystone shareholder's receipt of either cash and/or stock, however, is subject to the allocation and proration procedures in the merger agreement.

     Under the terms of the merger agreement, Keystone shareholders may elect to convert their shares into M&T common stock, cash or a mixture of cash and M&T common stock. Keystone shareholders may also choose not to indicate a preference for stock or cash and make no election. The allocation and proration procedures in the merger agreement provide that the number of shares of Keystone common stock to be converted into M&T common stock in the merger must equal 65% of the total number of shares of Keystone common stock issued and outstanding on May 16, 2000, the date of the merger agreement (or 31,804,500) less the total number of shares of Keystone common stock acquired by M&T or Keystone prior to the
completion of the merger (no shares as of [               , 2000]).

     It is unlikely that Keystone shareholders will make elections in the exact proportions of stock and cash required by the merger agreement. As a result, the merger agreement includes procedures to be followed if Keystone shareholders in the aggregate elect to receive more or less of the M&T common stock than M&T has agreed to issue. These procedures are summarized below and are described in more detail in the election form accompanying this document.

     NO GUARANTEE CAN BE MADE THAT YOU WILL RECEIVE THE AMOUNTS OF CASH AND/OR STOCK YOU ELECT. AS A RESULT OF THE ALLOCATION AND PRORATION PROCEDURES AND OTHER LIMITATIONS IN THE MERGER AGREEMENT, YOU MAY RECEIVE M&T COMMON STOCK OR CASH IN AMOUNTS THAT VARY FROM THE AMOUNTS YOU ELECT. CHANGES IN THE AMOUNT OF CASH AND/OR STOCK YOU RECEIVE AS A RESULT OF THESE PROCEDURES WILL HAVE NO IMPACT ON YOUR VOTE ON THE MERGER.

     Because the market price of M&T common stock will fluctuate prior to and following the completion of the merger and could be greater than or less than $430.00 per share -- the approximate price at which the market value of 0.05 of a share of M&T common stock would equal $21.50 -- the value of 0.05 of a share of M&T common stock upon completion of the merger could be less than or greater
than $21.50. As of [               ,] 2000, the price of M&T common stock was
$[               ]. No assurance can be given as to what the market price of M&T common stock will be if and when the merger is completed, and Keystone shareholders are advised to obtain current market quotations for the M&T common stock and Keystone common stock. In addition, because the tax consequences of receiving cash will differ from the tax consequences of receiving M&T common stock, you should carefully read the information included below under "Certain Federal Income Tax Consequences."

     - WHEN STOCK IS OVERSUBSCRIBED:
       If Keystone shareholders elect to receive M&T common stock for more than the 65% of Keystone shares that M&T has agreed will be converted into M&T common stock, then:

       - All shares for which a cash election or no election has been made will be converted into the right to receive cash.

       - Shares for which an M&T common stock election has been made will be converted into the right to receive M&T common stock until M&T common stock has been issued for 65% of the Keystone common shares.

       - Shares electing to receive M&T common stock in excess of 65% of Keystone common shares will be converted into the right to receive cash.

     Each shareholder's "stock election" shares will be reduced on a pro rata basis. For example, if the actual percentage of outstanding Keystone shares electing to receive M&T common stock is 75%, then approximately 13% of each Keystone shareholder's "stock election" shares will be converted into the right to receive $21.50 in cash, instead of M&T common stock.

     - WHEN STOCK IS UNDERSUBSCRIBED:
       If Keystone shareholders elect to receive M&T common stock for fewer than the 65% of Keystone shares that M&T has agreed will be converted into M&T common stock, then:

       - All Keystone shares for which a "stock election" has been made will be converted into the right to receive M&T common stock.

       - If the number of Keystone shares for which no election has been made, when added to the number of "stock election" shares, is equal to 65% or more of the Keystone shares, then all "cash election" shares will be converted into the right to receive cash; enough "no election" shares will be converted into the right to receive M&T common stock to reach the 65% level; and the rest of the "no election" shares will be converted into the right to receive cash.

       - If the number of Keystone shares for which no election has been made, when added to the number of "stock election" shares, is less than 65% of the Keystone shares, then all of these "no election" shares will be converted into the right to receive M&T common stock; enough "cash election" shares will be converted into the right to receive M&T common stock to reach, when combined with the "stock election" and no election" shares, the 65% level; and the rest of the "cash election" shares will be converted into the right to receive cash.

     Allocation of your "no election" shares and "cash election" shares between the right to receive cash and M&T common stock will be done on a pro rata basis. This means that each Keystone shareholder will, as nearly as possible, have the same percentage of his or her "no election" or "cash election" shares converted into the right to receive cash or M&T common stock as every other Keystone shareholder holding these types of shares.

     Notwithstanding these rules, in order that the tax opinions described under "Certain Federal Income Tax Consequences" can be rendered, it may be necessary for M&T to reduce the percentage of Keystone common shares that will be converted into the right to receive cash and correspondingly increase the percentage of Keystone common shares that will be converted into M&T common stock above 65%. If this is necessary, the allocation and proration procedures described above will remain the same except that they will be based on this higher percentage of Keystone common stock to be converted into M&T common stock, instead of 65%.

     NO FRACTIONAL SHARES

     Each holder of shares of Keystone common stock who would otherwise have been entitled to receive a fraction of a share of M&T common stock (after taking into account all shares of Keystone common stock owned by such holder) will receive, instead of M&T common stock, cash in an amount equal to the value of such fractional share based on the closing price of M&T common stock on the NYSE Composite Transactions List (as reported by The Wall Street Journal or, if not reported in this publication, other comparable authoritative source) for the trading day immediately preceding the date on which the merger is completed. No such holder will be entitled to dividends, voting rights or any other shareholder rights in respect of such fractional share.

     KEYSTONE STOCK OPTIONS

     M&T has agreed to assume each outstanding option, vested or unvested, granted by Keystone to purchase shares of Keystone common stock that is outstanding prior to the effective date of the merger. Each Keystone option assumed by M&T will continue to have, and to be subject to, the same terms and conditions set forth in the Keystone plan under which the option had been granted and as in existence immediately prior to the effective date, except that
(i) the option will be exercisable (when vested) for that number of whole shares of M&T common stock equal to the product of the number of shares of Keystone common stock covered by the option multiplied by the exchange ratio, except that any fractional shares of M&T common stock resulting from this multiplication will be rounded down to the nearest share and (ii) the exercise price per share of M&T common stock will be equal to the exercise price per share of Keystone common stock divided by the exchange ratio, except that such exercise price will be rounded up to the nearest cent. The terms under which the Keystone options will be assumed are subject to adjustment to reflect, among other things, increases or decreases in the number of outstanding shares of M&T common stock to reflect recapitalizations, reclassifications, stock dividends, stock splits or other like changes in M&T's capitalization, including M&T's anticipated 10-for-1 stock split in connection with the merger.

     CAPITAL ADJUSTMENTS

     If prior to the merger M&T increases, decreases, changes or exchanges its common stock for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split or other like changes in M&T's capitalization, then a proportionate adjustment will be made to the exchange ratio. In connection with the merger, M&T will split its common stock 10-for-1, which will result in the exchange ratio of Keystone common stock for M&T common stock being changed from 0.05 to 0.5.

FOR KEYSTONE SHAREHOLDERS: ELECTION PROCEDURES; SURRENDER OF STOCK CERTIFICATES

     Along with this document, an election form is being mailed to holders of shares of Keystone common stock, together with other customary transmittal materials, which specify that delivery will be effected, and risk of loss and title to the certificates representing Keystone common stock will pass, only upon proper delivery of certificates to the exchange agent, currently EquiServe.

     Each election form entitles the holder of the Keystone common stock to elect to receive cash, M&T common stock, or a combination of both as outlined above. See "Conversion of Keystone Common Stock."

     TO MAKE AN EFFECTIVE ELECTION, YOU MUST SUBMIT A PROPERLY COMPLETED ELECTION FORM TO THE EXCHANGE AGENT ON OR BEFORE THE ELECTION DEADLINE, WHICH HAS BEEN SET AS 5:00 P.M., EASTERN TIME, ON [SEPTEMBER 26,] 2000. An election form will be deemed properly completed only if accompanied by one or more stock certificates representing all shares of Keystone common stock covered by such election form (or an appropriate guarantee of delivery), together with the duly executed transmittal materials included in the election form. Keystone shareholders may change their election at any time prior to the election deadline by written notice accompanied by a properly completed and signed, revised election form received by the exchange agent prior to the election deadline or by withdrawal of their stock certificates prior to the election deadline. All elections will be revoked automatically if the merger agreement is terminated.

     If certificates for Keystone common stock are not immediately available, or time will not permit the election form and other required documents to reach the exchange agent prior to the election deadline, Keystone shares may be properly exchanged if (i) such exchanges are made by or through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office, branch or agency in the United States; (ii) the exchange agent receives, prior to the election deadline, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided with this document (delivered by hand,

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

mail, telegram, telex or facsimile transmission); and (iii) the exchange agent receives, within three business days after the election deadline, the certificates for all exchanged Keystone shares, or confirmation of the delivery of all such certificates into the exchange agent's account with the Depository Trust Company in accordance with the proper procedures for such transfer, together with a properly completed and duly executed election form and any other documents required by the election form.

     Keystone shareholders who do not submit a properly completed election form or revoke their election form prior to the election deadline will have their shares of Keystone common stock designated as "no election" shares for purposes of the allocation procedures described above. See "Conversion of Keystone Common Stock." Keystone stock certificates represented by elections that have been revoked will be promptly returned without charge to the Keystone shareholder submitting the election form upon written request. After the completion of the merger, the exchange agent will allocate cash and M&T common stock among the shareholders of Keystone common stock according to the allocation procedures outlined above.

     After the completion of the merger, the exchange agent will mail to shareholders who did not submit election forms a letter of transmittal, together with instructions for the exchange of their Keystone common stock certificates for the merger consideration. Until so exchanged, each certificate representing shares of Keystone common stock that have been converted into shares of M&T common stock will be deemed for all purposes to evidence ownership of the number of shares of M&T common stock into which such shares have been converted; except that no dividends or other distributions declared after the completion of the merger with respect to M&T common stock will be paid to the holder of any unsurrendered certificate until the holder surrenders that certificate.

     Keystone shareholders will not be entitled to change the amount of M&T common stock and/or cash allocated to them in accordance with the merger agreement. Nevertheless, Keystone shareholders having a preference as to the form of merger consideration to be received in exchange for their shares of Keystone common stock should make an election, because shares as to which an election has been made will be given priority in allocating the merger consideration over shares as to which no election is made. No one is making any recommendation as to whether shareholders should elect to receive cash or M&T common stock in the merger. Each holder of Keystone common stock must make his or her own decision with respect to such election.

FOR M&T SHAREHOLDERS: RETENTION OF STOCK CERTIFICATES

     As a result of the stock split, each issued and outstanding share of M&T common stock will be subdivided into 10 shares. If you currently hold a stock certificate for M&T shares, that certificate will represent the post-split shares. If that certificate is surrendered, any new certificate issued will show the number of shares on a post-split basis. You are not obligated to surrender your certificate for replacement merely because of the occurrence of the stock split.

REPRESENTATIONS AND WARRANTIES; CONDITIONS TO THE MERGER; WAIVER

     The merger agreement contains representations and warranties by M&T and Keystone regarding various legal, financial, business and regulatory matters. The representations and warranties will not survive after the merger except to the limited extent provided for in the merger agreement.

     The respective obligations of M&T, Olympia and Keystone to complete the merger are subject to the fulfillment of the following conditions:

     - all corporate actions necessary to complete the merger having been taken by the parties, including obtaining the approval of the merger by the requisite vote of the shareholders of Keystone and approval by the necessary vote of M&T shareholders of the issuance of M&T common stock in the merger and of the M&T stock split;

     - receipt of all required regulatory approvals, expiration of all notice and waiting periods required after the grant of any such approvals and the satisfaction of all pre-consummation conditions contained in any such approval; except that no such approval will have imposed any condition or requirement which, in the reasonable opinion of the board of directors of M&T or Keystone, so materially and adversely affects the anticipated economic and business benefits to M&T or Keystone, respectively, of the transactions contemplated by the merger agreement as to render consummation of such transaction inadvisable. In the merger agreement, each of M&T and Keystone represented that at the date of the merger agreement, it was not aware of any reason that this regulatory condition would not be satisfied without the imposition of any such material, adverse conditions. While no assurances can be given, neither M&T nor Keystone is aware of any such reason as of the date of this document;

     - the effectiveness of the registration statement, of which this document forms a part, and the absence of any threatened or pending proceeding by the Securities and Exchange Commission to suspend the effectiveness of the registration statement;

     - receipt of all state securities "Blue Sky" permits or other authorizations, or confirmations as to the availability of an exemption from registration requirements as may be necessary;

     - receipt of all third-party consents or waivers required in connection with the merger under agreements to which Keystone or any subsidiary of Keystone is a party, unless the failure to obtain any such consents or waivers, individually or in the aggregate, would not have a material adverse effect on Keystone;

     - the absence of any court or agency order prohibiting completion of the transactions contemplated by the merger agreement;

     - approval for listing on the NYSE of the shares of M&T common stock to be issued in the merger;

     - receipt by M&T and Keystone of the tax opinions described in "Certain Federal Income Tax Consequences";

     - the material accuracy of the representations and warranties of the other party to the merger agreement as of the date of the merger agreement and as of the closing date;

     - material compliance by the other party with all covenants required to be performed at or prior to the closing date;

     - receipt of customary officer's certificates as to the preceding two items; and

     - in the case of Keystone's obligation to complete the merger, the 10-for-1 split of M&T common stock having become effective; and

     - in the case of M&T's obligation to complete the merger, dissenters rights not having been exercised by holders of more than 15% of Keystone's outstanding common stock.

     Except with respect to any required shareholder or regulatory approval and certain other conditions described below, M&T and Keystone, respectively, may at any time, whether before or after approval of the merger agreement by the shareholders of Keystone or M&T, extend the time for the performance of any of the obligations or other acts of Keystone, on the one hand, or M&T or Olympia, on the other hand, and may waive any inaccuracies in the representations or warranties made by the other party, compliance with any of the covenants, undertakings or agreements of such party, or satisfaction of any of the conditions precedent to its obligations, or the performance by such other party of any of its obligations set out in the merger agreement. No waiver executed after approval of the shareholders of Keystone or M&T may change the number of shares of M&T common stock or the amount of cash into which shares of Keystone common stock will be converted pursuant to the merger. Certain conditions to the consummation of the merger cannot be waived as a matter of law, including the existence of an effective registration statement, the absence of a government order enjoining or prohibiting consummation of the merger or any other transaction contemplated by the merger agreement and the receipt of any required "Blue Sky" permits or other authorizations.

REGULATORY APPROVALS NEEDED TO COMPLETE THE MERGER

     The merger is subject to the approval of the Board of Governors of the Federal Reserve System ("Federal Reserve") under the Bank Holding Company Act and the New York State Banking Department under the New York State Banking Law and will require prior notice to the Pennsylvania Banking Department. The merger of Keystone Bank into M&T Bank (the "bank merger") is subject to the approval of the Federal Reserve under the Bank Merger Act and the Federal Reserve Act. The bank merger also is subject to the approval of the New York State Banking Department under the New York State Banking Law. In addition, the bank merger will require prior notice to the Pennsylvania Banking Department and the acquisition of Keystone Bank's branches in Maryland and West Virginia will require prior notice to the Maryland Commissioner of Financial Regulation and the West Virginia Commissioner of Banking, respectively. Also, Keystone Bank must give notice to the Office of the Comptroller of the Currency in order to facilitate the termination of Keystone Bank's status as a national banking association.

     The Federal Reserve, in reviewing applications under the Bank Holding Company Act and the Bank Merger Act, must consider, among other factors, the competitive effect of the contemplated transaction, the managerial and financial resources and future prospects of the institutions involved and the effect of the contemplated transaction on the convenience and needs of the communities to be served. Under the Community Reinvestment Act of 1977, as amended, the Federal Reserve also must take into account the record of performance of each of M&T Bank, Keystone Bank and M&T Bank, N.A. in meeting the credit needs of its assessment area, including low and moderate income neighborhoods. In addition, each of the Bank Holding Company Act and the Bank Merger Act provides that a transaction approved by the Federal Reserve under these statutes generally may not be consummated until 30 days after approval by such agency, during which time the U.S. Department of Justice may challenge the transaction on antitrust grounds. If the U.S. Department of Justice and the Federal Reserve agree, this 30-day period may be reduced to not less than 15 days.

     In considering whether to approve the merger under the New York Banking Law, the New York State Banking Department will generally consider factors similar to those considered by the Federal Reserve under the Bank Holding Company Act and the Bank Merger Act, including whether the transaction is consistent with adequate or sound banking, the competitive effects of the transaction, and the public interest and the needs and convenience thereof. The Banking Department will also consider the institutions' performance under the New York State equivalent of the Community Reinvestment Act.

     All of the applications and notices required to be filed with the relevant state and federal agencies described above have been filed.

     We are not aware of any governmental approvals or actions that are required for completion of the merger and the bank merger except as described above and except as related to activities of the Keystone subsidiaries involving insurance, acting as broker dealers, registered investment advisers and advisors to registered investment funds and with respect to which M&T and Keystone are seeking the appropriate approvals. Should any additional governmental approval or action be required, it is presently contemplated that such approval or action would be sought. We will not proceed with the merger and the bank merger in the absence of the required regulatory approvals, and there can be no assurance that all such approvals will be obtained. Further, if approved, there can be no assurance as to the date of such approvals, or that such approvals will not be conditioned upon matters that would cause the Keystone board or the M&T board to abandon the merger, although as of the date of this document, neither M&T nor Keystone is aware of any reason why these approvals would be denied or such condition imposed. Likewise, there can be no assurance that there will be no legal challenges to the merger or the bank merger, including attempts by the Department of Justice or any state attorney general to challenge these transactions on antitrust grounds, or if such a challenge is made, as to the result of the challenge. See "Representations and Warranties; Conditions to the Merger; Waiver" and "Effective Date of the Merger; Terminating the Agreement."

     The approval of any application merely implies satisfaction of regulatory criteria for approval, which do not include a review of the merger from the standpoint of the adequacy of the consideration that Keystone shareholders are to receive. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger.

COVENANTS; CONDUCT OF BUSINESS PENDING THE MERGER

     Under the terms of the merger agreement, we have agreed to use our reasonable best efforts in good faith to obtain as soon as practicable all consents and approvals of any persons necessary or desirable for the consummation of the merger and the bank merger, including obtaining the requisite approvals of our respective shareholders and all requisite regulatory approvals. Neither of us may take any action that would substantially impair the prospects of completing, or would materially delay, the merger or that would adversely affect the desired income tax consequences of the merger.

     The merger agreement provides that Keystone will, and will cause each of its subsidiaries to, use its reasonable best efforts to preserve its properties, business and relationships with customers, employees and others and to carry on its respective business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the execution of the merger agreement. In addition, Keystone may not, without the prior written consent of M&T, except as otherwise provided in the merger agreement, increase the compensation or fringe benefits of its directors, officers or employees except in a manner consistent with past practice; declare or pay any dividends or other distributions on capital stock other than its regular quarterly cash dividend on Keystone common stock in an amount not in excess of $0.29 per share; or take other specified actions, other than in the ordinary course of business, that might impact its financial condition or business.

     In addition, the merger agreement provides that neither Keystone nor its subsidiaries or any of its officers, directors, employees or agents may directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which would constitute a "takeover proposal" (as defined below). The merger agreement also provides that, except to the extent legally required for the discharge of the fiduciary duties of the Keystone board, Keystone, its subsidiaries or any of these individuals may not recommend or endorse any takeover proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal, or otherwise facilitate any effort or attempt to make or implement a takeover proposal. The merger agreement allows Keystone to communicate information about a takeover proposal to its shareholders if, in the judgment of the Keystone board, based on the advice of outside counsel, that communication is required under applicable law. Keystone has agreed to notify M&T immediately if any such inquiries or takeover proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with Keystone. The merger agreement defines a "takeover proposal" as any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Keystone or any subsidiary of Keystone or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of, the assets of Keystone or any subsidiary of Keystone other than the transactions contemplated or permitted by the merger agreement or the stock option agreement.

AMENDING THE AGREEMENT

     M&T and Keystone may amend the merger agreement at any time by mutual written agreement, except that after approval by the shareholders of Keystone or M&T, no waiver or amendment can change the amount of M&T common stock or cash that Keystone shareholders are to receive in the merger.

EFFECTIVE DATE OF THE MERGER; TERMINATING THE AGREEMENT

     The effective date will be the date and time as described in the certificates of merger that are to be delivered and filed on the closing date with the Delaware Secretary of State and the Pennsylvania Secretary of the Commonwealth according to the respective laws of Delaware and Pennsylvania. The closing date will be the first business day following the satisfaction of the conditions to the consummation of the merger (other than conditions relating to the receipt of officers' certificates and legal opinions) or such later date during such month in which such business day occurs (or, if such business day occurs within ten days prior to the end of such month, during the following month) thereafter as may be mutually specified by M&T and Keystone.

     M&T and Keystone each anticipate that the merger will be completed during October 2000. However, consummation of the merger could be delayed as a result of delays in obtaining the requisite regulatory approvals or the satisfaction of the closing conditions. There can be no assurances as to if or when such approvals will be obtained or that the merger will be completed. See "Regulatory Approvals Needed to Complete the Merger."

     The merger agreement may be terminated, either before or after approval by the shareholders of Keystone or M&T:

     - by the mutual consent in writing of M&T and Keystone;

     - by Keystone, on one hand, or M&T, on the other hand, if the other party has breached any covenant or agreement or representation or warranty contained in the merger agreement if such breach has not been cured as permitted by the merger agreement and the materiality of the breach would excuse the terminating party's obligation to complete the merger;

     - by either party if any application for regulatory approval has been denied, or if a court or agency has issued an order prohibiting the merger;

     - by either party if the shareholders of Keystone do not approve the merger; and

     - by either party if the closing has not occurred by January 31, 2001.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

     BOARD OF DIRECTORS; MANAGEMENT

     The merger agreement provides that, following the merger, those persons serving as directors of M&T and Olympia immediately prior to the effective date will continue as directors of those respective entities, except that, as of the effective date, the M&T board will elect Mr. Campbell and four other individuals that Mr. Campbell designates, who are reasonably acceptable to M&T, as members of the M&T board. See "Interests of Directors and Officers in the Merger that are Different from Your Interests -- M&T Board of Directors."

     The merger agreement also provides that, following the consummation of the merger, Keystone Bank will be merged with and into M&T Bank and Mr. Campbell and the four other individuals will be appointed to the board of directors of M&T Bank. In addition, M&T and Keystone have agreed that, as of the completion of the merger, Mr. Campbell will be elected Vice Chairman of M&T and M&T Bank.

     The merger agreement further provides that members of the Keystone board, the boards of directors of Keystone Bank and the members of Keystone's advisory boards (other than Mr. Campbell and the four other Keystone directors described above) will be appointed as members of the regional advisory boards of M&T Bank. See "Interests of Directors and Officers in the Merger that are Different from Your Interests -- Regional Advisory Boards."

     Information regarding the current directors of M&T and Keystone is included in documents incorporated in this document by reference. See "WHERE YOU CAN FIND MORE INFORMATION" and "DOCUMENTS INCORPORATED BY REFERENCE."

     OPERATIONS

     M&T believes that the merger will allow M&T to establish a leading position in the Central Pennsylvania market, as well as enter Maryland and West Virginia. M&T believes that the new, combined M&T/Keystone entity will have even greater financial strength, operational efficiencies, profitability, cash flow and potential for growth than M&T or Keystone would have on its own. M&T also believes the merger will provide Keystone customers with a greater range of services and products than is currently available to them.

     M&T believes that the merger will enable M&T to significantly expand its presence in Pennsylvania. After the merger, M&T will rank first in deposit share in both Upstate New York -- with approximately $12.4 billion in deposits -- and in Central Pennsylvania -- with approximately $4.2 billion in deposits. Together with the addition of Keystone's branches in Maryland and West Virginia, M&T would have total pro forma deposits of approximately $20.2 billion after the merger. M&T also expects to be able to benefit from the experience it already has acquired in Pennsylvania as a result of the acquisition of ONBANCorp and its Franklin First subsidiary, as well as from the similar demographics between the current Keystone and M&T franchises. M&T also believes that the geographic expansion into Keystone's market will provide benefits of geographic diversification, as well as the benefits of scale associated with a larger company.

     M&T believes that the merger presents significant opportunities for cost savings and operating efficiencies through, among other things, the consolidation of systems, business lines and administrative and back office functions. Currently, M&T estimates that the merger will produce annual pre-tax cost savings of approximately $43 million. These estimated savings are expected to be achieved in the areas of technology and operations, corporate overhead, business line consolidation and facilities expense. Because of the lack of overlap between Keystone's and M&T's markets, M&T expects no branch

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consolidations or loss of front-line personnel in the merger. M&T estimates that approximately half of these cost savings would be realized in 2001, and all of the savings would be realized in 2002.

     These cost savings do not take into account the cost of the amortization of intangibles created in purchase accounting and also exclude various one-time items, including purchase accounting adjustments. These adjustments include an estimated $41.4 million in after-tax merger related charges.

     There can be no assurance that any specific level of cost savings will be achieved or that these cost savings will be achieved within the time period contemplated. Merger and conversion-related charges also could differ from those M&T anticipates.

     While there can be no assurance, M&T also believes that the merger will create significant revenue enhancement opportunities compared with what the two companies could have achieved separately. The combined franchise is expected to provide new small business and middle market lending opportunities for M&T and provide a new market for M&T's automated banking, loan and trust products and investment services.

     EMPLOYEES

     Upon completion of the merger, all persons employed by Keystone or any of its subsidiaries will be employed upon terms and conditions (including benefits) which in the aggregate are no less favorable with respect to their employment by M&T and its subsidiaries after the effective date than those generally afforded to other employees of M&T holding similar positions, subject to the terms and conditions under which those employee benefits are made available to such employees. For purposes of determining eligibility for and vesting of such employee benefits only (and not for pension benefit accrual purposes), determining levels of short-term disability benefits, vacation benefits and severance benefits under any severance pay arrangement and, if applicable, for purposes of satisfying any waiting periods concerning preexisting conditions, service with Keystone or a subsidiary of Keystone or any predecessor thereto prior to the effective date will be treated as service with an "employer" to the same extent as if such persons had been employees of M&T. In addition, any copayments and expenses paid by Keystone employees prior to the effective date under Keystone's medical benefit plans will be treated as if paid under M&T's medical benefit plans for purposes of determining satisfaction of copayment and deductible requirements under M&T's medical benefit plans. M&T will provide employees or former employees of Keystone or its subsidiaries with post-retirement medical benefits on the same basis as those provided to new hires at M&T. M&T has agreed to honor, or to cause the appropriate subsidiaries of M&T to honor, in accordance with their terms, all employment, severance and employee benefit plans, contracts, agreements, arrangements and understandings of Keystone or any of its subsidiaries as provided in the merger agreement. M&T may, however, amend or terminate any such plan, contract, agreement, arrangement or understanding in accordance with its terms other than the Keystone severance plan following a change of control which will remain in effect without amendment for one year following the effective date. M&T has agreed that following the effective date the sales and performance targets for the cash incentive awards under the Keystone bonus and incentive plans and agreements shall be doubled relative to the award levels in effect prior to the effective date for the annual performance period in which the effective date occurs and the quarterly or other performance periods within such annual period, up to a maximum aggregate additional cost of $2.5 million.

     The continued coverage of the Keystone employees under the employee benefit plans maintained by Keystone and/or any Keystone subsidiary immediately prior to the effective date will be deemed to provide the Keystone employees with benefits that are on the same basis as those offered to other employees of M&T and any M&T subsidiary, provided that after the effective date there is no material

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

reduction (determined on an overall basis) in the benefits provided under the Keystone employee benefit plans.

     RETENTION POOL

     M&T and Keystone have agreed that Keystone will establish an employee retention cash pool in an aggregate amount of up to $1.5 million. The cash in the retention pool will be available for allocation among key employees of Keystone. Allocation of the retention pool among those Keystone employees will be determined mutually by Keystone and M&T.

INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER THAT ARE DIFFERENT FROM YOURS

     In considering the recommendation of the Keystone board of directors that you vote in favor of adopting the merger agreement, Keystone shareholders should be aware that some Keystone executive officers and Keystone's directors have interests in the merger with M&T that are different from, or in addition to, your interest as a shareholder generally. The Keystone board of directors knew about these additional interests, and considered them, in making its decisions to approve the merger agreement and to recommend adoption of the merger agreement to you.

     EMPLOYMENT AGREEMENTS WITH M&T

     In connection with the signing of the merger agreement, M&T entered into employment agreements with Carl L. Campbell, the current Chairman, President and Chief Executive Officer of Keystone, Mark L. Pulaski, the current President of the Wealth Management Division of Keystone Financial Bank and Ben G. Rooke, Vice Chairman, General Counsel and Secretary of Keystone.

     Employment Agreement with Mr. Campbell. The term of Mr. Campbell's employment agreement begins on the effective date of the merger and expires on the third anniversary of that date. Pursuant to Mr. Campbell's employment agreement, Mr. Campbell will serve as Vice Chairman of M&T and as Chairman of M&T's Pennsylvania operations. During the employment period, Mr. Campbell will serve as a member of M&T's board of directors. Following the termination of this three-year period and until his 65th birthday, Mr. Campbell will continue employment on a part-time basis on terms to be agreed to between him and M&T.

     Under Mr. Campbell's employment agreement, for each year during the initial three-year employment period, he will receive (1) an annual base salary no less than $460,000, and (2) an annual cash bonus of no less than $168,505. During the part-time employment period, he will receive an annual base salary of $400,000. If Mr. Campbell dies before his 65th birthday, 50% of the annual base salary he would have otherwise received during the remainder of the part-time employment period will be paid to his current spouse, if she survives him.

     Upon completion of the merger, M&T will grant Mr. Campbell an option to acquire 50,000 shares of M&T's common stock (on a post-split basis) which will vest in three equal installments on each of the first, second and third anniversaries of the completion of the merger (or, if earlier, upon the occurrence of a change of control of M&T) and will have a term of ten years from the date of grant without regard to Mr. Campbell's earlier termination of employment. Mr. Campbell will also receive upon completion of the merger a lump sum payment of $1,250,000 (provided he is employed on such date).

     Mr. Campbell's employment agreement provides for a lifetime annual retirement benefit of $350,000, less any amounts payable under qualified and non-qualified defined benefit retirement plans, commencing upon his 65th birthday. Upon the death of Mr. Campbell, his current spouse, if she

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

survives him, will receive an annual benefit for the rest of her life in an amount equal to 50% of this retirement benefit. During the initial three-year employment period, Mr. Campbell will be entitled to participate in all employee benefit, welfare and other plans, practices, policies and programs that apply generally to senior executives of M&T on a basis no less favorable than that provided to those executives, except that if Mr. Campbell's employment is terminated for any reason other than for cause by M&T, M&T will continue to provide him and his current spouse with medical and dental benefits for the remainder of their lives on a basis no less favorable than that on which those benefits were provided immediately before the termination. The employment agreement contains confidentiality, non-competition and non-solicitation provisions that apply while Mr. Campbell is employed and for specified periods thereafter.

     In the event that Mr. Campbell's employment is terminated prior to the end of the initial three-year employment period by M&T other than for "cause" or "disability" or by Mr. Campbell for "good reason" (each as defined in Mr. Campbell's employment agreement), Mr. Campbell will be entitled to receive the following payments and benefits:

     - annual base salary through the date of termination and a pro-rata annual bonus through the date of termination (based on the minimum annual bonus under the employment agreement);

     - a lump sum payment equal to the product of (1) the number of months and portions thereof from the date of termination until the end of the initial three-year employment period, divided by 12, and (2) the sum of Mr. Campbell's annual base salary and the minimum annual bonus;

     - the retirement benefit described above, payable in accordance with the terms of the employment agreement;

     - a lump sum payment of $2 million; and

     - the stock options granted to Mr. Campbell, as described above, will vest immediately.

     If any amounts payable to Mr. Campbell under the employment agreement or otherwise would be subject to the excise tax under Section 4999 of the Internal Revenue Code, an additional payment will be made so that after the payment of all income and excise taxes, Mr. Campbell will be in the same after-tax position as if no excise tax under Section 4999 had been imposed. However, if these additional payments (excluding any additional amounts payable due to the excise tax) do not exceed 110% of the greatest amount that could be paid without requiring payment of the excise tax, no additional payments will be made on account of the excise tax. Instead, the payments otherwise due will be reduced as necessary to prevent the application of the excise tax. On completion of the merger, Mr. Campbell's new employment agreement will supersede Mr. Campbell's current employment agreement with Keystone.

     Employment Agreements with Messrs. Pulaski and Rooke. The terms of Mr. Pulaski's and Mr. Rooke's employment agreements begin on the effective date of the merger and expire on the third anniversary of that date. The terms of Mr. Pulaski's and Mr. Rooke's employment agreements with M&T are substantially the same and accordingly, for purposes of this section, Mr. Pulaski and Mr. Rooke are each referred to as the "executive." Pursuant to each executive's employment agreement, the executive will serve in a senior executive capacity.

     Under each executive's employment agreement, for each year during the initial three-year employment period, he will receive (1) an annual base salary no less than the annual base salary payable to the executive immediately prior to the completion of the merger, and (2) an annual cash bonus no less than $83,694 for Mr. Pulaski and $57,531 for Mr. Rooke.

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

     Upon completion of the merger, M&T will grant each executive an option to acquire 20,000 shares of M&T's common stock (on a post-split basis) which will vest in three equal installments on each of the first, second and third anniversaries of the completion of the merger (or, if earlier, upon the change of control of M&T) and will have a term of ten years from the date of grant without regard to the executive's earlier termination of employment. Each executive will also receive upon completion of the merger a lump sum payment of $750,000 and, upon the one-year anniversary of the merger, a lump sum payment of $500,000 (in each case, provided that the executive remains employed on the date the payment is due).

     During the three-year employment period, each executive will be entitled to participate in all employee benefit, welfare and other plans, practices, policies and programs that apply generally to senior executives of M&T on a basis no less favorable than that provided to those executives, except that if the executive's employment is terminated for any reason other than for cause by M&T, M&T will continue to provide him and his current spouse with medical and dental benefits for the remainder of their lives on a basis no less favorable than that on which those benefits were provided immediately before the termination. The employment agreements contain confidentiality, non-competition and non-solicitation provisions that apply while the executive is employed and for specified periods thereafter.

     In the event that an executive's employment is terminated prior to the end of the three-year employment period by M&T other than for cause or disability, or by the executive for good reason (each as defined in the executive's employment agreement), the executive will be entitled to receive the following payments and benefits:

     - annual base salary through the date of termination and a pro-rata annual bonus through the date of termination (based on the minimum annual bonus under the employment agreement);

     - a lump sum payment equal to the product of (1) the number of months and portions thereof from the date of termination until the end of the initial three-year employment period, divided by 12, and (2) the sum of the executive's annual base salary and the minimum annual bonus under the employment agreement;

     - the lump sum payment due upon the one-year anniversary of the merger, if not already paid; and

     - the stock options granted to the executive, as described above, will vest immediately.

     If any amounts payable to the executive under the employment agreement or otherwise would be subject to the excise tax under Section 4999 of the Internal Revenue Code, an additional payment will be made so that after the payment of all income and excise taxes, the executive will be in the same after-tax position as if no excise tax under Section 4999 had been imposed. However, if these additional payments (excluding any additional amounts payable due to the excise tax) do not exceed 110% of the greatest amount that could be paid without requiring payment of the excise tax, no additional payments will be made on account of the excise tax. Instead, the payments otherwise due will be reduced as necessary to prevent the application of the excise tax. On completion of the merger, the executive's new employment agreement will supersede the executive's current employment agreement with Keystone.

     EXISTING EMPLOYMENT AGREEMENTS

     Messrs. Campbell, Pulaski and Rooke are parties to employment agreements with Keystone. The employment agreements into which those executives entered with M&T in connection with the execution of the merger agreement provide that the new M&T employment agreements will, upon completion of the merger, supersede their existing employment agreements with Keystone.

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

     Keystone has also entered into employment agreements with three other executive officers, William J. Rossman, Robert R. Wozniewicz, George R. Barr, Jr., Edwin R. Eckberg and Donald F. Holt. These agreements provide that if, within 24 months following the later of a "change of control" of Keystone (as defined in the employment agreements) or the consummation of the transactions resulting in the change of control, the executive is terminated other than for cause or terminates his employment for good reason (in each case, as defined in the employment agreements), then the executive is entitled to a lump-sum cash payment. The amount of the cash payment is 2.5 times the sum of the executive's highest annual base salary during the three-year period ending before the date of termination and the executive's highest annual bonus award under the Keystone Management Incentive Compensation Plan during that three-year period. In such a case, Keystone would also be obligated to maintain in full force and effect, for at least 18 months following the termination, all employee benefit plans and programs to which the executive was entitled before the date of termination (or to provide compensating cash payments or equivalent coverage if continued participation by the executive is not permitted). If any amounts payable to the executive under the change of control agreement or otherwise would be subject to the excise tax under Section 4999 of the Internal Revenue Code, an additional payment will be made so that after the payment of all income and excise taxes, the executive will be in the same after-tax position as if no excise tax under
Section 4999 had been imposed. The merger will constitute a "change of control" for purposes of these employment agreements.

     MEMBERSHIP ON BOARDS OF DIRECTORS AND ADVISORY BOARDS AFTER THE MERGER

     Under the merger agreement, M&T has agreed that, as of the date the merger is completed, it will elect Mr. Campbell and four other individuals designated by Mr. Campbell, who are reasonably acceptable to M&T, as directors of M&T and also cause them to be elected as directors of M&T Bank. The merger agreement also provides that Mr. Campbell will be Vice Chairman of M&T and of M&T Bank following the merger.

     In addition, M&T has agreed to continue, for at least 24 months following completion of the merger, Keystone's five regional advisory boards. Each regional advisory board will advise M&T Bank on deposit and lending activities within the board's geographical area. Each current member of the Keystone advisory boards and of the boards of directors of Keystone and Keystone Bank, other than those who will serve as directors of M&T or M&T Bank after the merger, will be appointed to serve on one of the advisory boards. M&T has agreed that, during this 24-month period, members of the advisory boards will be paid fees for their participation as advisory directors. The annual fee for an advisory director will approximate the current aggregate fees for that individual in his capacities as a Keystone director, Keystone bank director and Keystone advisory board member, will depend upon the satisfaction of the attendance requirements set forth in the merger agreement and will not exceed $50,000 per year for any individual.

     KEYSTONE STOCK-BASED RIGHTS; PERFORMANCE UNIT PLAN

     Under Keystone's employee and non-employee director stock-based plans, unvested stock options will become fully vested and exercisable on a change of control of Keystone. In addition, under Keystone's 1996 Performance Unit Plan, upon a change of control, awards are deemed earned and payable for each uncompleted performance period at the maximum performance dollar amount. The transactions provided for by the merger agreement will constitute a change of control under the Keystone stock-based plans and under the 1996 Performance Unit Plan.

     The merger agreement provides that options under the Keystone stock-based plans that are outstanding immediately before the merger is completed will be assumed by M&T and will continue to be governed by the terms of the relevant Keystone plan, except that the options will become exercisable

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for shares of M&T common stock, and the number of shares for which an option may be exercised and the exercise price of the option will be adjusted to reflect the exchange ratio in the merger.

     INDEMNIFICATION AND INSURANCE OF DIRECTORS AND OFFICERS

     The merger agreement provides that, following the completion of the merger, M&T will indemnify, to the fullest extent permitted by law, any then-current or former Keystone director or officer for any claims or lawsuits against them that relate to:

     - their status as an employee, officer or director of Keystone or its subsidiaries or

     - the merger agreement, the stock option agreement or any transaction contemplated by those agreements.

     M&T has also agreed that any rights to indemnification, or limitations on liability, that currently exist in the articles of incorporation or bylaws of Keystone or its subsidiaries in favor of any of the employees, officers or directors of Keystone or its subsidiaries will continue unchanged and will be honored for six years after the merger is completed.

     M&T has further agreed that, for a period of at least four years after the effective date, it will use its reasonable best efforts to cause Keystone directors and officers to continue to be covered by Keystone's existing directors and officers liability insurance policy or an equivalent policy, except that M&T will not be required to spend more than 200% of Keystone's current premium to secure this coverage.

     OTHER RIGHTS

     Pursuant to the merger agreement and, in the case of Messrs. Campbell, Pulaski and Rooke, their employment agreements with M&T, M&T has agreed to assume, and continue in effect after the completion of the merger, the split dollar insurance policy arrangements (which provide for payment by the employer of a portion of the applicable insurance premiums) currently in effect between Keystone and certain of its executive officers, including Messrs. Campbell, Pulaski and Rooke. Under these split dollar agreements, if an executive becomes entitled to severance benefits under a severance plan of or employment agreement with Keystone for a termination following a change of control, then the executive will no longer be required to reimburse Keystone for the split dollar life insurance premium payments made by Keystone. The transactions contemplated by the merger agreement will constitute a change of control under the split dollar agreements.

     In connection with entering into the merger agreement and contingent upon completion of the merger, the Keystone board of directors extended for 10 years after the completion of the merger the term of loans made to Keystone officers to purchase Keystone common stock under the Management Stock Ownership Program, subject to the other terms and provisions of the Program.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the anticipated material U.S. federal income tax consequences of the merger to a holder of Keystone common stock. This discussion is based on laws, regulations, rulings and judicial decisions as they exist on the date of this document. These authorities are all subject to change and any such change may be made with retroactive effect.

     This discussion is not a complete description of the U.S. federal income tax consequences of the merger and may not apply to a holder subject to special treatment under the Internal Revenue Code of 1986, as amended, such as a holder that is

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     - a financial institution,

     - an insurance company,

     - a dealer in securities or foreign currencies,

     - a trader in securities,

     - a tax-exempt organization,

     - a person who holds shares of Keystone common stock in an individual retirement account (IRA), 401(k) plan or similar tax-favored account,

     - a person who acquired shares of Keystone common stock pursuant to the exercise of an employee stock option or otherwise as compensation or

     - a person who holds shares of Keystone common stock as part of a hedge, straddle, conversion or constructive sale transaction.

     In addition, this discussion applies only to a holder of Keystone common stock who is holding such stock as a capital asset and who is a U.S. person (as defined in Section 7701(a)(30) of the Internal Revenue Code). No ruling will be requested from the Internal Revenue Service regarding the tax consequences of the merger. Moreover, the opinions of counsel described in this discussion are not binding on the Internal Revenue Service, and none of those opinions would prevent the Internal Revenue Service from challenging the U.S. federal income tax treatment of the merger. In addition, this discussion does not address the state, local or foreign tax consequences of the merger.

     BECAUSE OF THE COMPLEXITIES OF THE TAX LAWS IN GENERAL, AND THE COMPLEXITIES OF THE TAX CONSEQUENCES ASSOCIATED WITH THE RECEIPT OF CASH IN THE MERGER IN PARTICULAR, YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER AS THEY APPLY TO YOUR SPECIFIC SITUATION.

     In connection with the filing with the Securities and Exchange Commission of the registration statement of which this document is a part, Arnold & Porter, special counsel to M&T, and Wachtell, Lipton, Rosen & Katz, special counsel to Keystone, have delivered their respective opinions addressing the U.S. federal income tax consequences of the merger described below. These opinions are based upon facts, representations and assumptions set forth or referred to in each opinion. In rendering these opinions, Arnold & Porter and Wachtell, Lipton, Rosen & Katz have relied upon representations and facts provided by M&T and Keystone. These opinions are to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that:

     - Keystone, M&T and Olympia will each be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code;

     - No gain or loss will be recognized by M&T, Olympia or Keystone as a result of the merger (except for amounts resulting from any required change in accounting methods or any income or deferred gain recognized under the relevant consolidated return regulations);

     - Keystone shareholders who receive only M&T common stock for all of their shares of Keystone stock will not recognize any gain or loss with respect to shares of M&T stock received (except with respect to cash received instead of a fractional share interest in M&T common stock);

     - Each Keystone shareholder who receives M&T common stock and cash (other than cash instead of a fractional share interest in M&T common stock) in exchange for the shareholder's shares of Keystone common stock will recognize the gain, if any, realized by the shareholder, but in an

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       amount not in excess of the amount of cash received, but will not recognize any loss on the exchange;

     - Each Keystone shareholder's aggregate tax basis in any shares of M&T common stock received in the transaction (including fractional shares deemed received and redeemed as described below) will be the same as the aggregate tax basis of the shares of Keystone common stock the Keystone shareholder surrendered in exchange therefor, decreased by the amount of any cash received by the shareholder and increased by the amount of income or gain recognized by the shareholder in the exchange; and

     - Each Keystone shareholder's holding period in any shares of M&T common stock received in the transaction (including any fractional shares deemed received and redeemed as described below) will, in each instance, include the period during which the shares of Keystone common stock surrendered in exchange therefor were held.

     For purposes of the opinions described above, a Keystone shareholder's realized gain is equal to the sum of the amount of cash and the fair market value of M&T common stock received minus the holder's adjusted tax basis in the Keystone shares surrendered.

     Our obligations to consummate the merger are conditioned upon the receipt by M&T and Keystone of additional opinions of Arnold & Porter and Wachtell, Lipton, Rosen & Katz, respectively, each dated as of the effective date of the merger, substantially to the foregoing effect. Each of those opinions will be subject to and based on facts, representations and assumptions set forth or referred to in the opinion. In rendering those opinions, Arnold & Porter and Wachtell, Lipton, Rosen & Katz may rely upon representations and facts as provided by M&T and Keystone.

     CHARACTER OF GAIN WHERE KEYSTONE COMMON STOCK EXCHANGED SOLELY FOR CASH. In general, if, pursuant to the merger, all of the shares of Keystone common stock actually owned by a shareholder are exchanged solely for cash, the shareholder generally will recognize capital gain or loss equal to the difference between the amount of cash received and the shareholder's adjusted tax basis in the shares of Keystone common stock surrendered, which gain or loss will be long-term capital gain or loss if the shareholder's holding period with respect to the shares of Keystone common stock surrendered is more than one year as of the effective date of the merger. If, however, any such shareholder actually or constructively (through the constructive ownership rules of the Internal Revenue
Code) owns shares of M&T stock immediately after the merger, part or all of the cash received may be treated as ordinary income if the exchange has the effect of a distribution of a dividend with respect to the shareholder. The application of the law to a shareholder described in the previous sentence is particularly complex; accordingly, any such shareholder should consult its tax advisor.

     CALCULATION AND CHARACTER OF GAIN WHERE KEYSTONE COMMON STOCK IS EXCHANGED FOR M&T COMMON STOCK AND CASH. For purposes of calculating gain in this transaction, if a shareholder receives M&T common stock and cash, gain or loss must be calculated by the shareholder separately for each identifiable block of shares surrendered in the exchange, and is equal to the sum of the amount of cash and the fair market value of M&T common stock received with respect to that block of shares minus the shareholder's adjusted tax basis in that block of shares. In addition, a loss realized on one block of shares may not be used to offset a gain realized on another block of shares.

     In general, in the case of a Keystone shareholder that exchanges his or her shares of Keystone common stock for a combination of M&T common stock and cash pursuant to the merger, the determination of whether any gain recognized in the exchange should be treated as capital gain or has the effect of a distribution of a dividend depends upon whether, and to what extent, the exchange reduces the shareholder's deemed percentage stock ownership of M&T. For purposes of this

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determination, the shareholder is treated as if it first exchanged all of its shares of Keystone common stock solely for M&T common stock and then M&T immediately redeemed (in a "deemed redemption") a portion of such M&T common stock in exchange for the cash the shareholder actually received. The gain recognized in the exchange will be treated as capital gain if the deemed redemption (i) is "substantially disproportionate" with respect to the shareholder or (ii) is not essentially equivalent to a dividend.

     The deemed redemption should generally be "substantially disproportionate" with respect to a shareholder if the percentage of the outstanding stock of M&T the shareholder owns, actually and constructively, immediately after the deemed redemption is less than 80% of the percentage of the outstanding stock of M&T the shareholder is deemed to own, actually and constructively, immediately before the deemed redemption.

     Whether the deemed redemption is "not essentially equivalent to a dividend" with respect to a shareholder will depend upon the shareholder's particular circumstances. In order for the deemed redemption to be "not essentially equivalent to a dividend," the deemed redemption must result in a "meaningful reduction" in the shareholder's actual and constructive percentage stock ownership of M&T. In general, that determination requires a comparison of the percentage of the outstanding stock of M&T the shareholder is deemed to own, actually and constructively, immediately before the deemed redemption and the percentage of the outstanding stock of M&T the shareholder actually and constructively owns immediately after the deemed redemption. The Internal Revenue Service has ruled that a minority shareholder (i.e., a shareholder whose relative stock interest is minimal in relation to the number of shares outstanding and who exercises no control with respect to corporate affairs) generally is treated as having a "meaningful reduction" in interest if a cash payment results in a relatively minor reduction in the shareholder's actual and constructive percentage ownership.

     CASH RECEIVED INSTEAD OF A FRACTIONAL SHARE. Cash received by a Keystone shareholder instead of a fractional share of M&T common stock will be treated as though the fractional share had been received and then redeemed for cash, and in general gain or loss will be recognized, measured by the difference between the amount of cash received and the portion of the basis of the shares of Keystone common stock allocable to such fractional interest. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of Keystone common stock was more than one year as of the effective date of the merger. If, however, the receipt of cash instead of a fractional share of M&T common stock has the effect of the distribution of a dividend with respect to a shareholder, part or all of the cash received may be treated as a dividend.

     BACKUP WITHHOLDING. Unless an exemption applies under the applicable law and regulations, the exchange agent will be required to withhold 31% of any cash payments to which a Keystone shareholder or other payee is entitled pursuant to the merger unless the shareholder or other payee provides its taxpayer identification number (social security number or employer identification number) and certifies, among other things, that such number is correct. Each shareholder and, if applicable, each other payee should complete and sign the substitute Form W-9 included as part of the transmittal letter that accompanies the election form, so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is established in a manner satisfactory to the exchange agent.

     RESALE OF M&T COMMON STOCK

     The M&T common stock issued pursuant to the merger will be freely transferable under the Securities Act of 1933, except for shares issued to any Keystone shareholder who may be deemed to be

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

an affiliate of M&T for purposes of Rule 144 promulgated under the Securities Act of 1933 or who may be deemed an affiliate of Keystone for purposes of Rule 145 promulgated under the Securities Act of 1933 (each an "affiliate"). affiliates will include persons (generally executive officers, directors and 10% or greater shareholders) who control, are controlled by or are under common control with (i) M&T or Keystone at the time of the special meeting or (ii) M&T on or after the effective date.

     Rules 144 and 145 will restrict the sale of M&T common stock received in the merger by affiliates and certain of their family members and related interests. Generally speaking, during the 12 months following the effective date, those persons who are affiliates of Keystone at the time of the special meeting (provided they are not affiliates of M&T on or following the effective date) may publicly resell any M&T common stock received by them in the merger, subject to certain limitations as to, among other things, the amount of M&T common stock sold by them in any three-month period and as to the manner of sale. After such one-year period, such affiliates may resell their M&T common stock received in the merger without such restrictions so long as there is adequate current public information with respect to M&T as required by Rule 144. Persons who are affiliates of M&T after the Effective Date may publicly resell the M&T common stock received by them in the merger, subject to similar limitations and to certain filing requirements specified in Rule 144.

     The ability of affiliates to resell shares of M&T common stock received in the merger under Rule 144 or 145 as summarized in this document generally will be subject to M&T's having satisfied its Securities Exchange Act of 1934 reporting requirements for specified periods prior to the time of sale. affiliates also would be permitted to resell M&T common stock received in the merger pursuant to an effective registration statement under the Securities Act of 1933 or another available exemption from the Securities Act of 1933 registration requirements. This document does not cover any resales of M&T common stock received in the merger by persons who may be deemed to be affiliates of M&T or Keystone and M&T has not contractually undertaken to register any such shares for resale.

ACCOUNTING TREATMENT OF THE MERGER

     The merger will be accounted for as a purchase transaction under GAAP. This means that, for financial accounting purposes, M&T will treat the two companies as one company beginning as of the date of the combination. Under this method of accounting, M&T will record the fair market value of Keystone's assets and liabilities on its financial statements. The difference between the purchase price of the merger and the fair market value of Keystone's identifiable assets net of its liabilities will be recorded on M&T's books as "goodwill." Approximately $609 million in goodwill and core deposit intangible assets will result from accounting for the merger under the purchase method of accounting. The $609 million for goodwill and core deposit intangible assets will be amortized over periods of up to 20 years as charges to M&T's earnings.

STOCK OPTION AGREEMENT

     THE SUMMARY INFORMATION BELOW CONCERNING THE MATERIAL TERMS OF THE STOCK OPTION AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH AGREEMENT, WHICH IS ATTACHED TO THIS DOCUMENT AS APPENDIX B.

     The Stock Option Agreement provides for the grant by Keystone to M&T of an unconditional irrevocable option to purchase up to 9,730,070 shares (such number subject to adjustment upon changes in capitalization or in certain other circumstances) of Keystone common stock, at an exercise price of $15.125 per share (the "option").

     The purpose of the option is to increase the likelihood that the merger will be completed by making it more difficult and more expensive for a third party to gain control of Keystone. Accordingly,

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

the option is exercisable only on the occurrence of certain events that generally involve the acquisition or attempted acquisition by a third party of Keystone, a significant portion of the then-issued and outstanding Keystone common stock or all or a significant portion of Keystone's assets. Upon the occurrence of certain triggering events in connection with an acquisition or attempted acquisition, M&T can compel Keystone to repurchase the option for cash. This would have the effect of disqualifying the other acquisition from the use of the pooling-of-interests method of accounting, even if that method would otherwise have been available.

     Although the shares issuable upon exercise of the option represent approximately 16.6% of the Keystone common stock that would be outstanding after such exercise (or 19.9% without giving effect to the exercise), M&T may not acquire more than 5% of the stock of Keystone, pursuant to the exercise of the option or otherwise, without prior approval of the Federal Reserve. M&T has not yet received such approval, but intends to request such approval in its application to the Federal Reserve to acquire control of Keystone. Unless and until the option is exercised, M&T disclaims beneficial ownership of the Keystone common stock subject to the option.

DISSENTERS' RIGHTS OF KEYSTONE SHAREHOLDERS

     Pursuant to Sections 1930 and 1571 to 1580 (Subchapter D of Chapter 15) of the Pennsylvania Business Corporation Law ("PBCL"), if you, as a holder of Keystone common stock, do not wish to accept the merger consideration, you may dissent from the merger and elect to have the fair value of your shares of Keystone common stock, as determined under Sections 1571 to 1580 of the PBCL, and paid in cash to you, provided that you comply with the procedural requirements set forth in the PBCL.

     If you are contemplating making demand for the fair value of your Keystone common stock, you are urged to review carefully the provisions of Sections 1571 to 1580 of the PBCL, particularly the procedural steps required to perfect your dissenters' rights. Sections 1571 to 1580 are set forth in Appendix E to this document. YOUR DISSENTERS' RIGHTS WILL BE LOST IF THE PROCEDURAL REQUIREMENTS OF SECTIONS 1571 TO 1580 OF THE PBCL ARE NOT FULLY AND PRECISELY SATISFIED. THE FOLLOWING SUMMARY DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROVISIONS OF SECTIONS 1571 TO 1580 OF THE PBCL AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX E.

     FILING NOTICE OF INTENTION TO DEMAND FAIR VALUE

     If you wish to dissent from the merger, you must deliver to Keystone, before the vote of Keystone shareholders is taken on the merger, a written notice of intention to demand that you be paid the fair value of your shares if the merger is completed. Such written notice may be sent to the Secretary of Keystone at the address of Keystone set forth on the first page of this document. Neither the return of a proxy by you with instructions to vote your shares against the merger, nor a vote against the merger, is sufficient to satisfy the requirement of delivering a written notice to Keystone. In addition, you must not change beneficial ownership of your shares from the date of filing the notice with Keystone through the effective date and shares for which payment of fair value is sought must not be voted in favor of the merger. The submission of a signed blank proxy will serve to waive dissenters' rights if not revoked, but a failure to vote will not waive your rights to dissent. Proper revocation of a signed blank proxy or a signed proxy instructing a vote for approval and adoption of the merger will also preserve dissenters' rights under the PBCL. FAILURE TO COMPLY WITH ANY OF THE FOREGOING WILL RESULT IN THE FORFEITURE OF ANY RIGHT TO PAYMENT OF FAIR VALUE FOR YOUR SHARES UNDER THE PBCL, AND YOUR SHARES WILL BE CONVERTED INTO THE MERGER CONSIDERATION IN THE MANNER DESCRIBED IN THIS DOCUMENT.

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     RECORD AND BENEFICIAL OWNERS

     If you are a record holder of shares, you may assert your dissenters' rights as to fewer than all of the shares of Keystone common stock registered in your name only if you dissent with respect to all the shares of Keystone common stock beneficially owned by any one person and disclose the name and address of the person or persons on whose behalf you dissent. If you are a beneficial owner of shares who is not the record holder, you may assert your dissenters' rights with respect to shares held on your behalf if you submit to Keystone the written consent of the record holder not later than the time of assertion of dissenters' rights. If you are a beneficial owner, you may not dissent with respect to less than all of the shares of Keystone common stock owned by you, whether or not such shares are registered in your name.

     NOTICE TO DEMAND PAYMENT

     If the merger is approved at the Keystone special meeting, Keystone will mail to all dissenters who gave due notice of their intention to demand payment of fair value and who refrained from voting in favor of the merger, a notice stating where and when a demand for payment must be sent and certificates for shares deposited in order to obtain payment. The notice will be accompanied by a copy of Sections 1571 to 1580 and a form for demanding payment. This form will include a request for certification of the date that beneficial ownership of the dissenting shares was acquired by the shareholder or the person on whose behalf the shareholder dissents. The time set for the receipt of demands and the deposit of certificates will not be less than 30 days from the mailing of the notice. Failure by you as a dissenting shareholder to timely demand payment or timely deposit certificates pursuant to such notice will cause you to lose all right to receive payment of the fair value of your shares. If the merger has not been completed within sixty (60) days after the date set for demanding payment and depositing certificates, Keystone will return any certificates that have been deposited. Keystone, however, may at any later time send a new notice regarding demand for payment and deposit of certificates.

     PAYMENT OF FAIR VALUE OF SHARES

     Promptly after the effective date, or upon timely receipt of demand for payment if the merger has already been completed, Keystone will either remit to dissenters who have made demand and deposited their Certificates the amount Keystone estimates to be the fair value of their shares or give written notice that no remittance will be made under Section 1577. Such remittance or notice will be accompanied by (i) the closing balance sheet and statement of income of Keystone for a fiscal year ending not more than 16 months prior to the date of the remittance or notice together with the latest available interim financial statements, (ii) a statement of Keystone's estimate of the fair value of the shares, and (iii) a notice of the right of the dissenting shareholder to demand payment or supplemental payment, as the case may be, accompanied by a copy of
Section 1571 to 1580. If Keystone does not remit the amount of its estimate of the fair value of the shares it will return all certificates that have been deposited and may make a notation on them that a demand for payment has been made.

     ESTIMATE BY YOU OF FAIR VALUE OF SHARES

     If you, as a dissenting shareholder, believe that the amount estimated or paid by Keystone for your shares is less than their fair value, you may send to Keystone your own estimate of the fair value which will be deemed a demand for payment of the amount or the deficiency. If Keystone gives notice of its estimate of the fair value of the shares without remitting such amount, or has remitted payment of its estimated value of the shares and you do not file your own estimate of fair value within 30 days after

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the mailing of such notice or remittance, you will be entitled to no more than the amount stated in the notice or remitted to you by Keystone.

     VALUATION PROCEEDINGS

     Within 60 days after the latest of (i) the effective date, (ii) timely receipt of any demands for payment, and (iii) timely receipt of any shareholder estimates of fair value, if any demands for payment remain unsettled, Keystone may file in court an application for relief requesting that the fair value of the shares be determined by the court. If your demands have not been settled, you will be made a party to the proceeding and will be entitled to recover the amount by which the fair value of your shares is found to exceed the amount, if any, previously remitted. You, as a dissenter, will also be entitled to interest on such amount from the effective date until the date of payment as is fair and equitable under the circumstances, taking into account all relevant factors including the average rate currently paid by Keystone on its principal bank loans. If Keystone fails to file an application within the 60-day period and you have not settled your claim, you may file an application in Keystone's name within 30 days after the expiration of the 60-day period. If no dissenter files an application within such 30-day period and you have not settled your claim, you will be paid no more than Keystone's estimate of the fair value of your shares and may bring an action to recover any amount not previously remitted.

     COSTS AND EXPENSES OF VALUATION PROCEEDINGS

     The costs and expenses of any valuation proceedings, including the reasonable compensation and expenses of any appraiser appointed by the court, will be determined by the court and assessed against Keystone except that any part of such costs and expenses may be assessed as the court deems appropriate against all or some of the dissenters whose action in demanding supplemental payment is found by the court to be dilatory, obdurate, arbitrary, vexatious or in bad faith. The court may also assess the fees and expenses of counsel and experts for any or all of the dissenters against Keystone if Keystone fails to comply substantially with Sections 1571 to 1580 or acts in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner. The court can also assess any such fees or expenses incurred by Keystone against a dissenter if the dissenter is found to have acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner. If the court finds that the services of counsel for any dissenter were of substantial benefit to the other dissenters and should not be assessed against Keystone, it may award to such counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

     OTHER

     You should be aware that certain courts have disagreed as to whether dissenters' rights are the exclusive remedy available to a shareholder who is opposed to a corporate transaction, such as the merger. You should note that
Section 1572 of the PBCL defines "fair value" as: The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action. In view of the complexities of these provisions of the PBCL, if you are considering dissenting from the merger, you should consult your own counsel.

NO DISSENTERS' RIGHTS OF M&T SHAREHOLDERS

     You, as an M&T shareholder, do not have dissenters' rights in connection with the merger or in connection with the M&T stock split.

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                   COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF
                   M&T COMMON STOCK AND KEYSTONE COMMON STOCK

     M&T is a New York corporation subject to the provisions of the New York Business Corporation Law ("New York law"). Keystone is a Pennsylvania corporation subject to the provisions of the PBCL. Upon consummation of the merger, shareholders of Keystone who receive M&T common stock in exchange for some or all of their shares of Keystone common stock in the merger, and whose rights as such currently are governed by Keystone's Restated Articles of Incorporation and Bylaws and the PBCL, will become shareholders of M&T, and their rights as such will be governed by the M&T Certificate of Incorporation and Bylaws and by New York law.

     The following is a summary of the material differences between the rights of shareholders of M&T and Keystone. This summary does not purport to be a complete discussion of all of the differences between the rights of shareholders of M&T and Keystone, and the identification of certain differences is not meant to indicate that other differences do not exist. The following summary is qualified in its entirety by reference to the PBCL, New York law, and the certificate or articles of incorporation and bylaws of each corporation.

AUTHORIZED COMMON STOCK

     Under its certificate of incorporation, M&T is authorized to issue 15,000,000 shares of M&T common stock, par value $5.00 per share, 7,640,239 shares of which were issued and outstanding and 461,300 shares of which were held in treasury as of May 16, 2000. In connection with the 10-for-1 stock split M&T has agreed to effect prior to completing the merger, M&T will, subject to the receipt of shareholder approval, amend its certificate of incorporation to provide for the authority to issue up to 150 million shares of common stock. Keystone is authorized by its restated articles of incorporation to issue 100,000,000 shares of Keystone common stock, par value $2.00 per share, 48,930,000 shares of which were issued and outstanding as of May 16, 2000. Both the M&T and Keystone boards may, subject to applicable law and rules of the NYSE and the Nasdaq Market (and, in the case of Keystone, the merger agreement), approve the issuance of additional shares of authorized common stock at such times, for such purposes, and for such consideration as they may deem advisable without further shareholder approval.

ISSUANCE OF AUTHORIZED PREFERRED STOCK

     Under its certificate of incorporation, M&T is authorized to issue, without shareholder approval, up to 1,000,000 shares of preferred stock, par value $1.00 per share, none of which is issued and outstanding. Keystone is authorized under its restated articles of incorporation to issue in one or more series and, without shareholder approval, up to 8,000,000 shares of preferred stock, par value $1.00 per share, none of which is issued and outstanding. Both the M&T and Keystone boards may, subject to applicable law and rules of their respective exchanges, approve the issuance of shares of authorized preferred stock at such times, for such purposes, and for such consideration as they may deem advisable, without further shareholder approval. The ability of M&T and Keystone to issue shares of preferred stock up to the prescribed amounts in its respective articles or certificate of incorporation could have a possible anti-takeover effect.

AMENDMENT OF CHARTER

     Under New York law, a corporation may amend its certificate of incorporation, if the amendment contains only provisions that could be lawfully contained in a certificate of incorporation. An amendment or change of the certificate of incorporation may be authorized by a vote of the board,

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followed by a vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders.

     Under New York law, a proposed amendment must also be authorized by a vote of the holders of a majority of all outstanding shares of the affected class or series when it would:

     - exclude or limit their right to vote on any matter;

     - reduce par value, change the number of authorized shares or fix, change or abolish, the designation of such class or series, or any of the relative rights, preferences, limitations or the conversion rights of such class or series; or

     - subordinate their rights by authorizing shares having preferences which would be superior to their rights.

     Under New York law, where any proposed amendment would adversely affect or subordinate the rights of holders of shares of a series of any class, but not the entire class, then only the holders of the series whose rights would be adversely affected or subordinated would be considered a separate class for purposes of voting on the authorization of the proposed amendment.

     Also, New York law provides that when a provision of the certificate of incorporation requires action by a vote of a greater proportion than is required by New York law, that provision may only be altered, amended or modified by such greater vote.

     Under New York law, an amendment to the certificate of incorporation does not require the approval of the shareholders if shares have not been issued or if the amendment only:

     - changes the location of the corporation's office;

     - changes the address of the corporation's designated office for service of process; or

     - makes, revokes or changes the designation of the corporation's registered agent, or specifies or changes the address of the corporation's registered agent.

     The M&T certificate of incorporation does not vary from the statutory provisions.

     Keystone's restated articles of incorporation require the votes of the holders of (1) 75% of the voting power of all outstanding voting stock of Keystone and (2) a majority of the voting power of the voting stock not beneficially owned by an interested shareholder to approve any amendment to Keystone's restated articles of incorporation or bylaws. The special voting requirement does not apply to any amendment approved by a majority of the disinterested directors if at the time of the such approval the disinterested directors constitute a majority of the Keystone board. Except as required by the PBCL, Keystone's board may also amend the bylaws without shareholder approval by a vote including a majority of the disinterested directors then in office.

ANNUAL AND SPECIAL MEETINGS OF SHAREHOLDERS

     M&T's bylaws provide that the chief executive officer or the M&T board may call special meetings, and that such a special meeting must be called if requested in writing by the holders of at least 25% of the outstanding shares. Written notice of every special and annual meeting of shareholders must be given either personally or by mail to each shareholder at least 10 and not more than 60 days prior to the meeting, stating the place, date, and hour of the meeting, the purpose for which the meeting is called, and, other than the annual meeting, by whom it is being called.

     Keystone's bylaws provide that only the Chairman of the Keystone board, the President or the Keystone board may call special meetings. Written notice of the date, place, and hour of every annual

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and special meeting must be given either in person or by mail to each shareholder at least 10 days prior to such meetings. No business may be transacted at any special meeting other than that stated in the notice of the meeting and business that is relevant to such stated business.

BOARD OF DIRECTORS

     Under New York law, a corporation may have one or more directors on its board. The bylaws or the shareholders may fix the number of directors. The board of directors may determine the number of directors if specifically permitted by a shareholder-adopted bylaw.

     Like New York, the PBCL allows a corporation to have one or more directors on its board. Under the PBCL, the bylaws or articles of incorporation govern the size of the board. If neither the articles of incorporation nor the bylaws provide for the size of the board, the PBCL fixes the number of directors on the board at three.

     The bylaws of M&T require that the M&T board consist of a minimum of three directors, the exact number to be fixed by the shareholders or the vote of a majority of the board. The M&T board is currently comprised of 21 directors. Prior to the merger, M&T will increase the size of its board to 26 directors to accommodate the election of Mr. Campbell and the other four Keystone designees as directors of M&T. The restated articles of incorporation of Keystone provide that the number of directors will be fixed by vote reflecting a majority of the disinterested directors (as defined under "-- Vacancies on the Board of Directors" below) on the Keystone board. Under the Keystone bylaws, the number of directors will not be less than five or more than 25. The Keystone board is currently comprised of 18 directors.

CLASSIFICATION OF THE BOARD OF DIRECTORS

     New York law provides that a corporation's certificate of incorporation or a shareholder-adopted bylaw may provide that the directors be divided into two, three or four classes. All classes must be as nearly equal in number as possible. M&T's board of directors is not classified. The directors must be elected at each annual meeting of M&T shareholders.

     The PBCL provides that, unless otherwise specified in the articles of incorporation, a corporation's board of directors may be divided into various classes with staggered terms of office. All classes must be nearly equal in number as possible, the terms of office of at least one class must expire in each year and the members of a class may not be elected for a period longer than four years. If the directors are to be otherwise classified, the classification must be done in the articles of incorporation. Keystone's board of directors is divided into three classes, each consisting of one-third (or near as may be) of the whole number of the board of directors. One class of directors is elected at each annual meeting of Keystone shareholders, and each class serves a term of three years.

VACANCIES ON THE BOARD OF DIRECTORS

     New York law provides that newly created directorships resulting from an increase in the number of directors and vacancies occurring on the board for any reason, except the removal of directors without cause, may be filled by the vote of the board, and if the number of directors remaining in office is less than a quorum, by the vote of a majority of the directors then in office. The certificate of incorporation or the bylaws may provide that such newly created directorships or vacancies must be filled by the vote of shareholders and the certificate of incorporation may impose greater requirements relating to the quorum and vote of directors needed to fill such newly created directorships or vacancies. Unless the certificate of incorporation or the specific provisions of the bylaws adopted by the shareholders provide

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otherwise, vacancies occurring on the board by reason of the removal of directors without cause may not be filled by the board of directors and may only be filled by the shareholders.

     M&T's bylaws provide that newly created directorships resulting from an increase in the number of directors and vacancies occurring for any reason other than removal may be filled by the majority vote of the then remaining directors, although less than a quorum exists. Any vacancy attributable to removal by the shareholders may be filled by the vote of the shareholders at the meeting at which the removal action is taken or at any special meeting notice of which referred to the proposed election. Any newly created directorship or vacancy not filled prior to the annual shareholders meeting is to be filled at the next annual shareholders meeting. Any director elected to fill a vacancy will hold office for the unexpired term of his or her predecessor.

     Keystone's restated articles of incorporation provide that any vacancies on the Keystone board or newly created directorships will be filled by the majority vote of the then remaining disinterested directors then in office, though less than a quorum. Such newly elected directors will hold office for the full remainder of the term of the class to which they have been elected. A "disinterested director" is any member of the Keystone board of directors who is not a 20% shareholder or an affiliate, associate or representative of a 20% shareholder, and who was a director before the 20% shareholder became such or is a successor to a disinterested director and was recommended for election by a majority of disinterested directors then on the board.

REMOVAL OF DIRECTORS

     New York law provides that any or all of the directors may be removed for cause by a vote of the shareholders, and, if the certificate of incorporation or the specific provision of a bylaw adopted by the shareholders provides, directors may be removed for cause by action of the board of directors or without cause by the vote of the shareholders. Pursuant to M&T's bylaws, any director may be removed for cause by the shareholders holding the majority of the votes cast at any shareholders meeting, notice of which referred to the proposed removal, or by three-fourths vote of the M&T board at any M&T board meeting where the notice of the meeting referred to the proposed action. M&T's bylaws further provide that any director may be removed without cause by majority vote of the shares entitled to vote at any shareholders meeting notice of which referred to the proposed removal. Keystone's restated articles of incorporation provide that a director, any class of directors or the entire Keystone board may be removed from office by shareholder vote only for cause and only if, in addition to any other vote required by law, such removal is approved by a majority of the voting power of the outstanding voting stock of Keystone that is not beneficially owned by a 20% shareholder.

DIRECTOR NOMINATIONS AND PROPOSALS FOR BUSINESS

     New York law does not contain any provision establishing procedures that must be followed in order for a shareholder to nominate directors or propose items of business at any annual or special shareholders meeting. The M&T bylaws provide that the deadline for proposals to be included in M&T's proxy statement for its annual meetings or for proposals to be presented at a shareholder's meeting is 120 days prior to the day of the month on which M&T first mailed its proxy materials for the prior year's annual meeting. For other shareholder meetings or annual meetings held on a date that is more than 30 days from the date of the proceeding year's annual meeting, the deadline for submission of shareholder proposals is the close of business on the tenth day following the date public disclosure of the date of such meeting is first made. Keystone's restated articles of incorporation require that any shareholder intending to nominate a candidate for election as a director must give the corporation advance written notice of the nomination, containing certain specified information. Keystone's restated articles of incorporation require that the notice be given not later than 120 days in advance of the

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meeting at which the election is to be held. In order to propose business at the annual meeting of Keystone shareholders, Keystone's bylaws provide that a Keystone shareholder must give notice that is received at Keystone's principal executive offices not less than 120 days before the date of the proxy statement released to the shareholders in connection with the previous year's annual meeting. For special meetings of Keystone shareholders, Keystone's bylaws provide that the only business that will be conducted is the business stated in Keystone's notice of the meeting and other matters germane to that business.

SHAREHOLDER ELECTION OF DIRECTORS AND OTHER CORPORATE ACTION

     Generally, M&T's and Keystone's directors are elected by plurality vote, whereas all other corporate actions taken by shareholder vote are to be by majority of the votes cast, except as otherwise provided by law, in the certificate of incorporation, or in the bylaws. M&T's bylaws further provide that, unless the person presiding at such meeting or any shareholder so demands, voting will not be by ballot. Keystone's restated articles of incorporation contain provisions requiring special shareholder votes to approve certain types of transactions. In the absence of these provisions, either no shareholder vote would be required or the PBCL would require approval of the transaction by a majority of the shares of Keystone common stock voted at a meeting.

INDEMNIFICATION

     Under New York law, a corporation may indemnify any person made, or threatened to be made, a party to any action or proceeding except for shareholder derivative suits, by reason of the fact that he or she was a director or officer of the corporation, provided such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation and, in criminal proceedings, in addition, had no reasonable cause to believe his or her conduct was unlawful. In the case of shareholder derivative suits, the corporation may indemnify any person who was a director or officer of the corporation if he or she acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation, except that no indemnification may be made for (i) a threatened action, or a pending action which is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which such person had been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all circumstances the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

     Indemnification under New York law is not exclusive of other indemnification rights to which a director or officer may be entitled, whether contained in the certificate of incorporation or bylaws, or, when authorized by such certificate of incorporation or bylaws, (i) a resolution of shareholders or directors, or (ii) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained a financial profit or other advantage to which he or she was not legally entitled. The M&T bylaws provide that M&T will indemnify to the maximum extent permissible under New York law its directors and officers, and any person whose testator or intestate was such a director or officer; provided, however, that M&T will provide indemnification in connection with an action or proceeding (or part thereof) initiated by such director or officer only if such action or proceeding (or part thereof) was authorized by the M&T board.

     Under New York law, any person to whom such provisions in New York law regarding indemnification apply who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding is entitled to indemnification. Except as provided in the preceding sentence, unless ordered by a court pursuant to New York law, indemnification under New York law, the certificate of incorporation, the bylaws, any resolution of shareholders or directors, or any agreement pursuant to the above paragraphs, may be made only if authorized in the specific case and after a finding that the director or officer met the requisite standard of conduct (i) by the board acting by a quorum of disinterested directors or (ii) if such quorum is not available, or even if available, if so directed by a quorum of disinterested directors by either (A) the board upon the written opinion of counsel or (B) by the shareholders.

BUSINESS COMBINATIONS WITH INTERESTED SHAREHOLDERS

     Keystone is subject to provisions of the PBCL prohibiting "business combination" transactions with a person that becomes a "beneficial owner" of shares representing 20% or more of the voting power in an election of directors of Keystone unless (1) the business combination or the acquisition of the 20% interest is approved by the board of Keystone prior to the date the 20% interest is acquired, (2) the person beneficially owns at least 80% of the outstanding shares and the business combination (a) is approved by a majority vote of the disinterested shareholders and (b) satisfies certain minimum price and other conditions prescribed in the PBCL, (3) the business combination is approved by a majority vote of the disinterested shareholders at a meeting called no earlier than five years after the date the 20% interest is acquired or (4) the business combination (a) is approved by shareholder vote at a meeting called no earlier than five years after the date the 20% interest is acquired and (b) satisfies certain minimum price and other conditions prescribed in the PBCL.

     New York law contains provisions governing "business combinations" with "interested shareholders" (as those terms are defined in the law). Under these provisions, a New York corporation may not engage in a business combination with an interested shareholder for a period of five years after the interested shareholder became an interested shareholder, unless the business combination or the purchase of stock by the interested shareholder causing the shareholder to become an interested shareholder was approved in advance by the board of directors. Other business combinations with an interested shareholder are prohibited at any time, unless certain requirements are met. As permitted by
Section 912 of New York law, M&T has expressly elected in its bylaws not to be governed by the provisions of New York law governing business combinations with interested shareholders.

     Keystone's restated articles of incorporation require that certain transactions between Keystone and "interested shareholder" be approved by the votes of the holders of (1) 75% of the voting power of all outstanding voting shares of Keystone and (2) a majority of the voting power of the voting shares not beneficially owned by the interested shareholder. An "interested shareholder" is generally defined by Keystone's restated articles of incorporation as a person or a group acting in concert that beneficially owns more than 20% of the voting power of Keystone's outstanding voting shares. The transactions subject to Keystone's special vote requirements include mergers, consolidations or share exchanges of Keystone with an interested shareholder. The special voting requirements do not apply to any transaction approved by a majority of the disinterested directors.

PENNSYLVANIA "CONTROL TRANSACTIONS" STATUTE

     Subchapter 25E of the PBCL (relating to "control transactions") provides that if any person, or group acting in concert acquires 20% or more of the voting power of a covered corporation, the remaining stockholders may demand from that person or group the fair value of their shares, including a proportionate amount of any control premium. Keystone is subject to Subchapter 25E of the PBCL. There is no comparable provision in New York law.

STATUTORY PROVISIONS RELATING TO FIDUCIARY DUTIES OF DIRECTORS IN TAKEOVERS

     The PBCL contains a number of detailed provisions delineating the fiduciary duties of the board of a Pennsylvania corporation, such as Keystone, in the takeover context. The fiduciary duty standards applicable to the Keystone board under the PBCL:

- explicitly give the Keystone board the authority to weigh, in addition to consideration of employees, suppliers, customers and creditors of Keystone, the communities in which Keystone is located and other pertinent factors) the short- and long-term interests of Keystone and the possibility that they may be best served by the independence of the corporation, and the resources, intent and past and potential conduct of a potential acquiror;

- do not require the Keystone board to regard shareholder interests as dominant or controlling;

- explicitly give the Keystone board the discretion to refuse to redeem a stockholder rights plan or to refuse to take certain specified actions relating to potential acquisitions of control of the corporation;

- declare actions by directors with respect to a takeover bid to be subject to the same standard of conduct for directors that is applicable to all other conduct; and

- establish a presumption that actions relating to a takeover bid by the "disinterested directors" (essentially, all directors except certain Keystone officers and persons associated with a potential acquiror) are lawful unless it is proved under a clear and convincing evidence standard that the director did not act in good faith after reasonable investigation.

     New York law does not contain comparable statutory provisions, and, under current New York law, the principal guidance as to the fiduciary obligations of directors in specific situations, including in the takeover context, is found in judicial decisions interpreting New York law.

DISSENTER'S APPRAISAL RIGHTS

     In the case of Keystone, the PBCL generally provides dissentor's rights to shareholders with respect to:

- mergers, consolidations, divisions, conversions and certain share exchanges that would require shareholder approval,

- sales of all or substantially all of the assets,

- amendments or plans containing a provision for special treatment of certain shareholders, and

- any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors entitles stockholders to dissent.

     Generally, under the PBCL, a shareholder opposing a plan will not have dissenters' rights if the shares of the corporation are listed on a national securities exchange or are held of record by more than 2,000 stockholders. This exception will not apply, however, in situations where the plan of merger does not provide that shares will be converted solely into shares of the acquiring, surviving, new or other corporation, or solely into such shares and money in lieu of fractional shares. Also, in the case of certain corporations like Keystone that are "registered corporations" under the PBCL, dissenter's rights are not available under the PBCL where the corporation transfers all or substantially all of its assets outside of the ordinary course under a plan of transfer.

     In addition, Subchapter 25E of the PBCL provides for certain quasi-appraisal rights, under particular circumstances, upon specified acquisitions of 20% or more of a corporation's voting shares.

     Under New York law, dissenters rights are available to shareholders entitled to vote on

- a plan of merger or consolidation to which the corporation is a party

- with limited exceptions, a disposition of all or substantially all of the corporation's assets that requires shareholder approval under New York law

- a share exchange

and are also available in certain mergers, consolidations and share exchanges where the shareholder is not entitled to vote on the transaction. However, under New York law, a shareholder entitled to vote on a merger is not entitled to appraisal rights if the shares of the New York corporation are listed on national securities exchange or quoted on Nasdaq, without regard for the type of consideration into which those shares are to be converted in the merger.

                                   PRO FORMA
                        CONDENSED FINANCIAL INFORMATION
                                  (UNAUDITED)

     The following unaudited Pro Forma Condensed Financial Information and explanatory notes are presented to show you the pro forma impact of the merger on the historical financial position and results of operations of M&T.

     In accordance with the merger agreement, each share of Keystone's common stock will be converted in the merger into the right to receive, at your election as a holder of Keystone common stock, but subject to the election and allocation procedures set forth in the merger agreement, either 0.05 of a share of M&T common stock or $21.50 in cash. The merger agreement provides that 65%, or 31,804,500 shares of Keystone common stock, outstanding as of May 16, 2000, are exchanged for 1,590,225 shares of M&T common stock (subject to adjustment under certain circumstances). See "THE MERGER -- Terms of the Merger." In addition, the number of shares of Keystone common stock used in calculating the total market value of M&T common stock to be issued in connection with the merger reflects an exchange of M&T common stock for 65% of the outstanding shares of Keystone common stock.

     The unaudited Pro Forma Condensed Financial Information reflects the merger using the purchase method of accounting. The cash component of the merger consideration is expected to be funded by the issuance of debt.

     The unaudited Pro Forma Condensed Financial Information assumes that the merger was completed on the dates or at the beginning of the periods indicated. Certain amounts in Keystone's historical financial information as shown have been reclassified to conform to M&T's presentation. The unaudited Pro Forma Condensed Statements of Income reflect the consolidation of the results of operations of M&T and Keystone for the three months ended March 31, 2000 and for the 12 months ended December 31, 1999.

     The unaudited Pro Forma Condensed Financial Information reflects the merger based on preliminary purchase accounting adjustments. Estimates relating to the fair value of certain assets, liabilities and other items have been made as more fully described in the Notes to the unaudited Pro Forma Condensed Financial Information. Actual adjustments, which may include adjustments to additional assets, liabilities and other items, will be made on the basis of appraisals and evaluations as of the effective date of the merger and, therefore, may differ from those reflected in the unaudited Pro Forma Condensed Financial Information.

     The combined company expects to achieve substantial merger benefits primarily through operating cost savings. The unaudited pro forma earnings, which do not reflect any direct costs or potential savings which are expected to result from the consolidation of operations of M&T and Keystone, are not indicative of the results of future operations. No assurances can be given with respect to the ultimate level of cost savings or other merger synergies to be realized. See "THE MERGER -- Management and Operations After the
Merger -- Operations."

     The following information should be read in conjunction with and is qualified in its entirety by the consolidated financial statements and accompanying notes of M&T and Keystone included in the documents described under "WHERE YOU CAN FIND MORE INFORMATION" and "DOCUMENTS INCORPORATED BY REFERENCE."

     The unaudited Pro Forma Condensed Financial Information is intended for information purposes and is not necessarily indicative of the future financial position or future results of the combined company or of the financial position or the results of operations of the combined company that would have actually occurred had the merger been in effect as of the date or for the periods presented.

                              M&T BANK CORPORATION
                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

     The following unaudited pro forma condensed combined balance sheet, as of March 31, 2000, is presented to show the impact of the merger on M&T's historical financial condition. The merger has been reflected under the purchase method of accounting.

                                                                   MARCH 31, 2000
                                             -----------------------------------------------------------
                                                                            PRO FORMA
                                                 M&T       KEYSTONE        ADJUSTMENTS        PRO FORMA
                                             -----------   ---------   -------------------   -----------
                  ASSETS
Cash and due from banks....................  $   476,969     207,764                         $   684,733
Money-market assets........................    1,238,957     172,118                           1,411,075
Investment securities......................    2,078,949   1,658,970   (18,925)  (1)(2)(3)     3,718,994
Loans and leases...........................   17,860,069   4,684,590   (29,507)  (4)          22,515,152
  Unearned discount........................     (157,406)    (32,155)                           (189,561)
  Allowance for credit losses..............     (318,595)    (60,614)                           (379,209)
                                             -----------   ---------   -------               -----------
  Loans and leases, net....................   17,384,068   4,591,821   (29,507)               21,946,382
                                             -----------   ---------   -------               -----------
Premises and equipment.....................      169,194     117,960   (14,900)  (5)             272,254
Goodwill and core deposit
  intangible...............................      638,245      53,109   555,804   (1)-(11)      1,247,158
Accrued interest and other assets..........      775,172     210,604     5,053   (6)             990,829
                                             -----------   ---------   -------               -----------
    Total assets...........................  $22,761,554   7,012,346   497,525               $30,271,425
                                             ===========   =========   =======               ===========
   LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing deposits..................  $13,010,656   4,339,856    (7,132)  (7)         $17,343,380
Short-term borrowings......................    3,068,547     389,410                           3,457,957
Long-term borrowings.......................    1,774,456     879,655   348,472   (2)(8)        3,002,583
                                             -----------   ---------   -------               -----------
  Interest-bearing liabilities.............   17,853,659   5,608,921   341,340                23,803,920
                                             -----------   ---------   -------               -----------
Non-interest bearing deposits..............    2,140,782     711,793                           2,852,575
Other liabilities..........................      934,857     135,281    42,532   (9)           1,112,670
                                             -----------   ---------   -------               -----------
    Total liabilities......................   20,929,298   6,455,995   383,872                27,769,165
                                             -----------   ---------   -------               -----------
Common equity..............................    1,832,256     556,351   113,653   (1)(10)       2,502,260
                                             -----------   ---------   -------               -----------
    Total shareholders' equity.............    1,832,256     556,351   113,653                 2,502,260
                                             -----------   ---------   -------               -----------
    Total liabilities and shareholders'
       equity..............................  $22,761,554   7,012,346   497,525               $30,271,425
                                             ===========   =========   =======               ===========

      See accompanying Notes to Pro Forma Condensed Financial Information

                              M&T BANK CORPORATION
                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

     The following unaudited pro forma condensed combined statements of income are presented to show the impact of the merger on M&T's historical results of operation. These statements assume that the companies had been combined during each period presented.

                                                                  FOR THE THREE MONTHS ENDED MARCH 31, 2000
                                                             ----------------------------------------------------
                                                                                       PRO FORMA
                                                               M&T      KEYSTONE      ADJUSTMENTS       PRO FORMA
                                                             --------   --------   ------------------   ---------
Interest income
  Loans and leases, including fees.........................  $358,802    97,102      2,459   (12)       $458,363
  Money-market assets......................................     9,709     1,420                           11,129
  Investment securities
    Fully taxable..........................................    27,801    23,185      1,011   (13)(14)     51,997
    Exempt from federal taxes..............................     2,546     3,429                            5,975
                                                             --------   -------    -------              --------
      Total interest income................................   398,858   125,136      3,470               527,464
                                                             --------   -------    -------              --------
Interest expense
  Deposits.................................................   134,325    46,265      1,621   (15)        182,211
  Short-term borrowings....................................    39,759     4,573                           44,332
  Long-term borrowings.....................................    29,647    12,912      9,278   (16)(17)     51,837
                                                             --------   -------    -------              --------
      Total interest expense...............................   203,731    63,750     10,899               278,380
                                                             --------   -------    -------              --------
Net interest income........................................   195,127    61,386     (7,429)              249,084
Provision for credit losses................................     9,000     3,788                           12,788
                                                             --------   -------    -------              --------
Net interest income after provision for credit losses......   186,127    57,598     (7,429)              236,296
Other income
  Mortgage banking revenues................................    14,559     1,772                           16,331
  Service charges on deposit accounts......................    20,460     4,833                           25,293
  Trust income.............................................     9,980     6,705                           16,685
  Brokerage services income................................     9,408     2,019                           11,427
  Trading account and foreign exchange gains...............       294        --                              294
  Gain on sales of bank investment
    securities.............................................        --        85                               85
  Other revenues from operations...........................    17,297     8,598                           25,895
                                                             --------   -------                         --------
      Total other income...................................    71,998    24,012                           96,010
Other expense
  Salaries and employee benefits...........................    76,701    26,087                          102,788
  Equipment and net occupancy..............................    18,119    10,880                           28,999
  Printing, postage and supplies...........................     4,494     1,986                            6,480
  Amortization of goodwill and core deposit intangible.....    14,407     1,039     11,948   (18)         27,394
  Other costs of operations................................    36,876    14,503        316   (19)         51,695
                                                             --------   -------    -------              --------
      Total other expense..................................   150,597    54,495     12,264               217,356
                                                             --------   -------    -------              --------
Income before income taxes.................................   107,528    27,115    (19,693)              114,950
Income taxes...............................................    39,293     7,260     (5,458)  (20)         41,095
                                                             --------   -------    -------              --------
Net income.................................................  $ 68,235    19,855    (14,235)             $ 73,855
                                                             ========   =======    =======              ========
Net income per common share (21)
  Basic....................................................  $   8.85      0.41                         $   7.94
  Diluted..................................................      8.61      0.41                         $   7.76
  Adjusted basic (22)......................................      0.88      0.41                             0.79
  Adjusted diluted (22)....................................      0.86      0.41                             0.78

      See accompanying Notes to Pro Forma Condensed Financial Information

                              M&T BANK CORPORATION
                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                     FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1999
                                                       --------------------------------------------------------------------------
                                                                                   PRO FORMA
                                                          M&T       KEYSTONE      ADJUSTMENTS                 PRO FORMA
                                                       ----------   --------   ------------------   -----------------------------
Interest income
  Loans and leases, including fees...................  $1,323,262   379,538      9,836   (12)                $1,712,636
  Money-market assets................................      27,731     5,031                                      32,762
  Investment securities
    Fully taxable....................................     118,741    89,357      4,042   (13)(14)               212,140
    Exempt from federal taxes........................       8,897    12,105                                      21,002
                                                       ----------   -------    -------                       ----------
      Total interest income..........................   1,478,631   486,031     13,878                        1,978,540
                                                       ----------   -------    -------                       ----------
Interest expense
  Deposits...........................................     506,476   173,942      6,484   (15)                   686,902
  Short-term borrowings..............................     104,911    15,844                                     120,755
  Long-term borrowings...............................     107,847    38,872     37,112   (16)(17)               183,831
                                                       ----------   -------    -------                       ----------
      Total interest expense.........................     719,234   228,658     43,596                          991,488
                                                       ----------   -------    -------                       ----------
Net interest income..................................     759,397   257,373    (29,718)                         987,052
Provision for credit losses..........................      44,500    23,376                                      67,876
                                                       ----------   -------    -------                       ----------
Net interest income after provision for credit
  losses.............................................     714,897   233,997    (29,718)                         919,176
Other income
  Mortgage banking revenues..........................      71,819    12,765                                      84,584
  Service charges on deposit accounts................      73,612    19,173                                      92,785
  Trust income.......................................      40,751    26,422                                      67,173
  Brokerage services income..........................      27,140     8,158                                      35,298
  Trading account and foreign exchange gains.........         315        --                                         315
  Gain (loss) on sales of bank investment
    securities.......................................       1,575      (338)                                      1,237
  Other revenues from operations.....................      67,163    39,469                                     106,632
                                                       ----------   -------                                  ----------
      Total other income.............................     282,375   105,649                                     388,024
Other expense
  Salaries and employee benefits.....................     284,822   106,850                                     391,672
  Equipment and net occupancy........................      73,131    39,272                                     112,403
  Printing, postage and supplies.....................      17,510     8,079                                      25,589
  Amortization of goodwill and core deposit
    intangible.......................................      49,715     4,324     47,790   (18)                   101,829
  School districts' settlement expense...............          --    43,658                                      43,658
  Special charges....................................          --    26,917                                      26,917
  Other costs of operations..........................     153,780    61,878      1,263   (19)                   216,921
                                                       ----------   -------    -------                       ----------
      Total other expense............................     578,958   290,978     49,053                          918,989
                                                       ----------   -------    -------                       ----------
Income before income taxes...........................     418,314    48,668    (78,771)                         388,211
Income taxes.........................................     152,688    11,592    (21,833)  (20)                   142,447
                                                       ----------   -------    -------                       ----------
Net income...........................................  $  265,626    37,076    (56,938)                      $  245,764
                                                       ==========   =======    =======                       ==========
Net income per common share (21)
  Basic..............................................  $    34.05      0.76                                  $    26.17
  Diluted............................................       32.83      0.75                                       25.39
  Adjusted basic (22)................................        3.41      0.76                                        2.62
  Adjusted diluted (22)..............................        3.28      0.75                                        2.54

      See accompanying Notes to Pro Forma Condensed Financial Information

                             NOTES TO THE PRO FORMA
                  CONDENSED FINANCIAL INFORMATION (UNAUDITED)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The unaudited Pro Forma Condensed Financial Information is based on the following adjustments and related assumptions. The actual purchase accounting adjustments will be made on the basis of appraisals and evaluations as of the effective date of the merger and, therefore, may differ from those reflected in the unaudited Pro Forma Condensed Financial Information.

     A summary of the purchase accounting adjustments to record the merger used in preparation of the unaudited Pro Forma Condensed Combined Balance Sheet is as follows:

                              INCREASE (DECREASE)

                                                PREMISES    GOODWILL AND     ACCRUED      INTEREST
        NOTE           INVESTMENT   LOANS AND      AND      CORE DEPOSIT   INTEREST AND   BEARING    LONG-TERM       OTHER
      REFERENCE        SECURITIES    LEASES     EQUIPMENT    INTANGIBLE    OTHER ASSETS   DEPOSITS   BORROWINGS   LIABILITIES
      ---------        ----------   ---------   ---------   ------------   ------------   --------   ----------   -----------
     (1)(2)(10)         $ (3,198)                             481,851                                 365,000
         (3)             (15,727)                              15,727
         (4)                         (29,507)                  29,507
         (5)                                     (14,900)      14,900
         (6)                                                   (5,053)        5,053
         (7)                                                   (7,132)                     (7,132)
         (8)                                                  (16,528)                                (16,528)
         (9)                                                   42,532                                               42,532
                        --------     -------     -------      -------         -----        ------     -------       ------
                        $(18,925)    (29,507)    (14,900)     555,804         5,053        (7,132)    348,472       42,532


        NOTE           SHAREHOLDERS'
      REFERENCE           EQUITY
      ---------        -------------
     (1)(2)(10)          $113,653
         (3)
         (4)
         (5)
         (6)
         (7)
         (8)
         (9)
                         --------
                         $113,653

-------------------------
 (1) The purchase accounting adjustments to record the merger used in the preparation of the unaudited Pro Forma Condensed Combined Balance Sheet are:

                                                             MARCH 31, 2000
                                                       --------------------------
                                                          CASH           STOCK         TOTAL
                                                       -----------    -----------    ----------
    Keystone common stock outstanding (a)                              48,930,000
    Allocation...........................                       35%            65%
    Keystone shares exchanged............               17,125,500     31,804,500
    Exchange ratio.......................                                    0.05
    Cash consideration per share.........              $     21.50
    M&T common stock to be issued........                               1,590,225
    M&T common stock price...............                             $    415.00
                                                       -----------    -----------    ----------
                                                       $   368,198    $   659,943    $1,028,141
    Fair value of stock options..........                                                10,061
                                                                                     ----------
    Assumed total consideration..........                                            $1,038,202
    Financing of the cash consideration:
      Investment securities..............  $  3,198
      Subordinated debt..................   365,000
                                           --------
                                           $368,198
    Assumed historical net assets
      acquired (b).......................                                            $  556,351
                                                                                     ----------
    Assumed premium to allocate..........                                            $  481,851
                                                                                     ==========

 (1) continued

    Adjustments to fair value of net
      assets acquired:
      Assets:
         Investment securities...........                             $   (15,727)
         Loans and leases................                                 (29,507)
         Premises and equipment..........                                 (14,900)
         Mortgage servicing rights.......                                   5,053
         Core deposit intangible.........                                 100,000
         Goodwill........................                                 455,804
      Liabilities:
         Interest-bearing deposits.......                                  (7,132)
         Long-term borrowings............                                 (16,528)
         Deferred income taxes...........                                  11,409
         Other liabilities...............                                  31,123
    Assumed adjustments to fair value of
      net assets acquired................                                            $  481,851

-------------------------
     (a) For pro forma purposes, 65% of the number of Keystone's shares outstanding as of May 16, 2000 has been used in the calculations.
     (b) The historical net assets acquired will be determined as of the effective date. The historical net assets, as adjusted, for Keystone as of the indicated date has been used in the pro forma calculations.

 (2) The unaudited Pro Forma Condensed Financial Information assumes the funding of the cash consideration is provided by liquidation of investment securities and issuance of subordinated debentures.

 (3) Reflects the preliminary estimate of the adjustment to mark investment securities to market.

 (4) Reflects the preliminary estimate of the adjustment to mark loans to market.

 (5) Reflects the preliminary estimate of the writedowns associated with duplicate facilities, equipment and other fixed assets of Keystone.

 (6) Reflects the preliminary estimate of the adjustment to mark mortgage servicing rights and other assets to fair value.

 (7) Reflects the preliminary estimate of the adjustment to mark interest-bearing deposits to market.

 (8) Reflects the preliminary estimate of the adjustment to mark medium term notes and Federal Home Loan Bank ("FHLB") borrowings to market.

 (9) Reflects the preliminary estimates of legal, accounting and investment bankers' fees associated with the merger, severance benefits associated with the elimination of duplicate employment positions at Keystone, the fair value for stock options and the estimated net tax liability associated with the adjustments to fair value of net assets acquired assuming an income tax rate of 39%.

(10) Reflects the issuance of 1,590,225 shares of M&T common stock with a market value of $659,943,000 and the elimination of Keystone's March 31, 2000 equity of $556,351,000.

(11) Represents preliminary estimates of core deposit intangible and goodwill. Since the final determination of adjustments to assets and liabilities will be based upon fair values as of the effective date and after appraisals and evaluations are complete, the final amounts may differ from the estimates provided herein.

    THE PURCHASE ACCOUNTING ADJUSTMENTS TO RECORD THE MERGER USED IN THE PREPARATION OF THE UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME ARE SUMMARIZED BELOW:

                                                               THREE MONTHS    FULL YEAR ENDED
                                                                  ENDED         DECEMBER 31,
                                                              MARCH 31, 2000        1999
                                                              --------------   ---------------

(12) Reflects the estimated amortization of net discount         $ 2,459           $ 9,836
     related to loans and leases on an accelerated basis
     using an estimated maturity of 5 years.

(13) Reflects the estimated reduction in interest income              52               209
     from investment securities liquidated to fund portion
     of the cash component of the merger consideration
     assuming an interest rate of 6.54%.

(14) Reflects the estimated amortization of discount related       1,063             4,251
     to investment securities assumed to be retained on a
     straight-line basis over the estimated maturities of
     the affected securities using an estimated life of 3.7
     years.

(15) Reflects the estimated amortization of the related            1,621             6,484
     mark-to-market adjustments to deposits on an
     accelerated basis using an estimated maturity of 1.2
     years.

(16) Reflects the estimated increase in interest expense           7,510            30,040
     from the issuance of subordinated debt issued to fund
     portion of the cash component of the merger
     consideration assuming a fixed interest rate of 8.23%.

(17) Reflects the estimated amortization of the related            1,768             7,072
     mark-to-market adjustments to FHLB borrowings and
     medium term notes on a straight-line basis using an
     estimated maturity of 1.75 years and 5 years,
     respectively.

(18) Reflects the amortization on an accelerated basis of the core deposit intangible and on a straight-line basis for goodwill

                                                       ESTIMATED LIFE
                                                       --------------
     Core deposit intangible.........................         7              6,250            25,000
     Goodwill........................................        20              5,698            22,790
                                                                           -------           -------
     Total amortization..............................                       11,948            47,790


(19) Reflects the amortization on an accelerated basis of        $   316           $ 1,263
     the mark-to-market adjustment on mortgage servicing
     rights using an estimated life of 7 years.

(20) Income tax expense on pro forma adjustments is reflected using a 39% tax rate.

(21) The pro forma net income per common share amounts include the effect of the adjustments described above and the issuance of 1,590,225 shares of M&T common stock.

(22) The M&T and pro forma net income per common share amounts have been adjusted as though the proposed 10-for-1 stock split has already occurred.

                 PROPOSED AMENDMENT TO THE M&T BANK CORPORATION
                          CERTIFICATE OF INCORPORATION

     [On July 18], 2000, the M&T board authorized, subject to shareholder authorization, an amendment to M&T's certificate of incorporation to effect a 10-for-1 split of the M&T common stock. The effect of this amendment would be to increase the number of authorized shares of M&T common stock from 15,000,000 to 150,000,000 shares and to reduce the par value of the M&T Common Stock from $5.00 to $0.50 per share. [Attached as Appendix E to this document is a copy of the certificate of amendment to M&T's certificate of incorporation, in the form approved by the M&T board.] The certificate of amendment will be filed with the New York Secretary of State prior to the effective date. In the event the merger does not occur, M&T may still file the certificate of amendment, but has not yet decided whether it will do so.

     As of [               ,] 2000, M&T had [               ] authorized but
unissued shares of common stock, including shares held as treasury stock. Of
that amount, there were [               ] shares reserved for issuance pursuant
to various employee compensation and benefit plans maintained by M&T. If the amendment becomes effective, M&T will have (based on the number of shares issued
and outstanding as of [               ,] 2000) [               ] authorized but
unissued shares of common stock, including shares held as treasury stock,
including [               ] shares reserved for issuance pursuant to employee
compensation and benefit plans.

PURPOSES

     Completion of a 10-for-1 split of the M&T common stock prior to the effective date is a condition to Keystone's obligation to consummate the merger. In the future, the additional shares of uncommitted authorized but unissued shares will be available for issue from time to time to such persons and for such consideration as the M&T board may determine, including acquisitions, financings, employee benefit plan issuances, equity incentives and such other corporate purposes as may arise.

     The rules of the New York Stock Exchange currently require shareholder approval of issuances of common stock under certain circumstances, including those in which the number of shares to be issued is equal to or exceeds 20 percent of the voting power outstanding. In other instances, the issuance of additional shares of authorized M&T common stock would be within the discretion of the M&T board, without shareholder approval. M&T believes that the proposed increase in the number of authorized shares would give M&T greater flexibility in responding to business and financing opportunities by allowing shares of M&T common stock to be issued without the need to obtain shareholders' approval. The M&T board will determine whether, when and upon what terms, the issuance of shares of M&T common stock may be warranted in connection with any of the foregoing purposes.

EFFECT

     All newly authorized shares of M&T common stock would have the same rights as the presently authorized shares, including the right to cast one vote per share and to participate in dividends when and to the extent declared and paid. Approval of the amendment and subsequent issuances of M&T common stock as a result of the 10-for-1 split will not affect the proportional common stock ownership of current M&T shareholders, although they will result in a reduction in the trading price per share. The split will not affect the rights of the holders of currently issued and outstanding M&T common stock, except for effects incidental to increasing the number of shares of M&T common stock outstanding, such as the dilution of earnings per share in some cases. Shareholders of M&T currently do not have preemptive rights to subscribe for or purchase additional shares of M&T common stock and will have no preemptive rights to subscribe for or purchase any of the newly authorized shares.

     If the amendment to M&T certificate of incorporation is authorized, the authority of the M&T board to issue the authorized but unissued shares of M&T common stock might be considered as having the effect of discouraging an attempt by another person or entity to effect a takeover or otherwise gain control of M&T since the issuance of additional shares of M&T common stock would dilute the voting power of the common stock then outstanding. Although the issuance of any additional shares will be on terms deemed to be in the best interests of M&T and its shareholders, under certain circumstances the issuance of additional shares of M&T common stock could have an adverse effect on the market price per share of M&T common stock.

     THE M&T BOARD RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND M&T'S CERTIFICATE OF INCORPORATION TO REDUCE THE PAR VALUE OF M&T COMMON STOCK TO $0.50 PER SHARE AND TO EFFECT THE 10-FOR-1 STOCK SPLIT.

                                    EXPERTS

     The consolidated financial statements of M&T included in M&T's Annual Report on Form 10-K for the year ended December 31, 1999, have been audited by PricewaterhouseCoopers LLP, independent accountants, as outlined in their report thereon incorporated in this document by reference. Such consolidated financial statements are incorporated in this document by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Keystone and subsidiaries included in the Annual Report on Form 10-K of Keystone for the year ended December 31, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                 LEGAL OPINION

     A legal opinion which states that the issuance of the shares of M&T common stock offered hereby, when issued in accordance with the terms of the merger agreement, will be validly issued, fully paid and nonassessable, has been rendered by Richard A. Lammert, Esq., Senior Vice President and General Counsel of M&T. As of [June 28, 2000], Mr. Lammert was the beneficial owner of 6,257 shares of M&T common stock and held options granted under the M&T Bank Corporation 1983 Stock Option Plan covering 12,500 shares of M&T common stock, 9,000 of which are currently exercisable.

                      SUBMISSION OF SHAREHOLDER PROPOSALS

     Keystone intends to hold an annual meeting of Keystone shareholders in 2001 only if the merger is not completed. To the extent that an annual meeting of Keystone shareholders is held in 2001, a shareholder proposal to be timely for purposes of Rule 14a-8 of the Securities and Exchange Commission under the Securities Exchange Act of 1934 or for purposes of Keystone's bylaws must be received by December 8, 2000.

     Under M&T's bylaws, no business may be brought before an annual meeting of shareholders unless it is specified in the notice of the meeting or is otherwise brought before the meeting by the board of directors or by you, if you are entitled to vote and have delivered notice to M&T (containing information specified in the bylaws) not less than 120 days prior to the anniversary of the preceding year's annual meeting of shareholders. These requirements are separate from and in addition to the SEC's requirements that a shareholder must meet in order to have a shareholder proposal included in M&T's proxy statement.

     If you wish to submit a proposal for consideration at the 2001 annual meeting of shareholders, either under SEC Rule 14a-8 or otherwise, you must do so no later than November 8, 2000.

                                   APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION

                    (INCLUDING AGREEMENT AND PLAN OF MERGER)

                      AGREEMENT AND PLAN OF REORGANIZATION

     AGREEMENT AND PLAN OF REORGANIZATION ("Reorganization Agreement" or "Agreement") dated as of May 16, 2000, by and among Keystone Financial, Inc. ("Seller"), a Pennsylvania corporation having its principal executive office at One Keystone Plaza, Front and Market Streets, Harrisburg, Pennsylvania 17105, M&T Bank Corporation ("Purchaser"), a New York corporation having its principal executive office at One M&T Plaza, Buffalo, New York 14614, and Olympia Financial Corp. ("Merger Sub"), a Delaware corporation having its registered office at 1209 Orange Street, Wilmington, Delaware.

                              W I T N E S S E T H

     WHEREAS, the parties hereto desire that Seller shall be acquired by Purchaser through the merger ("Merger") of Seller with and into Merger Sub, with Merger Sub as the surviving corporation ("Surviving Corporation") pursuant to an Agreement and Plan of Merger substantially in the form attached hereto as Annex A ("Plan of Merger"); and

     WHEREAS, following the consummation of the Merger, Keystone Financial Bank, N.A. ("Seller Bank"), a banking subsidiary of Seller, which shall be a wholly-owned subsidiary of the Surviving Corporation following the Merger, shall merge with and into Manufacturers and Traders Trust Company ("Purchaser Bank"), a bank subsidiary of Purchaser ("Bank Merger"), pursuant to an Agreement and Plan of Merger ("Bank Merger Agreement") in a form to be specified by Purchaser; and

     WHEREAS, the parties hereto desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby;

     NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

                                   ARTICLE 1.
                                  DEFINITIONS

     1.1 "Agreement" is defined in the preamble hereto.

     1.2 "Bank Holding Company Act" shall mean the Bank Holding Company Act of 1956, as amended.

     1.3 "Banking Board" shall mean the New York State Banking Board.

     1.4 "Bank Merger" is defined in the recitals hereto.

     1.5 "Bank Merger Agreement" is defined in the recitals hereto.

     1.6 "Cash Consideration" is defined in the Plan of Merger.

     1.7 "Claim" is defined in Section 4.11(e) hereof.

     1.8 "Closing Date" shall mean the date specified pursuant to Section 4.9 hereof as the date on which the parties hereto shall close the transactions contemplated herein.

     1.9 "Code" shall mean the Internal Revenue Code of 1986, as amended.

     1.10 "Commission" or "SEC" shall mean the Securities and Exchange
Commission.

     1.11 "Confidentiality Agreement" is defined in Section 4.5 hereof.

     1.12 "Covered Parties" is defined in Section 4.11(e) hereof.

     1.13 "DPC Shares" is defined in the Plan of Merger.

     1.14 "Dividend Increase" is defined in Section 4.14 hereof.

     1.15 "Effective Date" shall mean the date specified pursuant to Section 4.9 hereof as the effective date of the Merger.

     1.16 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     1.17 "ERISA affiliate" is defined in Section 2.13 hereof.

     1.18 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     1.19 "FDIA" shall mean the Federal Deposit Insurance Act.

     1.20 "FDIC" shall mean the Federal Deposit Insurance Corporation.

     1.21 "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

     1.22 "Indemnified Parties" is defined in Section 4.11(d) hereof.

     1.23 "Insurance Amount" is defined in Section 4.11(f) hereof.

     1.24 "Intellectual Property" means domestic and foreign letters patent, patents, patent applications, patent licenses, software licensed or owned, know-how licenses, trade names, common law and other trademarks, service marks, licenses of trademarks, trade names and/or service marks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications.

     1.25 "KBW" is defined in Section 2.18 hereof.

     1.26 "Material Adverse Effect" shall mean, with respect to Seller or Purchaser, as the case may be, a material adverse effect on the business, results of operations or financial condition of such party and any Subsidiary of the party taken as a whole or a material adverse effect on such party's ability to consummate the transactions contemplated hereby; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party the cause of which is (i) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in generally accepted accounting principles or regulatory accounting requirements applicable to banks or their holding companies generally, (iii) general changes in conditions, including interest rates, in the banking industry or in the global or United States economy or financial markets, with respect to clause (i), (ii) or (iii), to the extent that a change does not materially affect the referenced party to a materially different extent than other similarly situated banking organizations, and (iv) any action or omission of Seller or Purchaser or any Subsidiary of either of them taken with the prior written consent of Purchaser or Seller, as applicable, in contemplation of the Merger.

     1.27 "Merger" is defined in the recitals hereto.

     1.28 "Merger Consideration" is defined in the Plan of Merger.

     1.29 "Merger Sub" is defined in the preamble of this Agreement.

     1.30 "Merrill Lynch" is defined in Section 3.14 hereof.

     1.31 "Nasdaq" shall mean the Nasdaq Stock Market.

     1.32 "NYSE" shall mean the New York Stock Exchange.

     1.33 "OCC" shall mean the Office of the Comptroller of Currency.

     1.34 "Option Agreement" shall mean the Stock Option Agreement dated of even date herewith between Seller and Purchaser pursuant to which Seller will grant Purchaser the right to purchase certain shares of Seller Common Stock.

     1.35 "Plan of Merger" is defined in the recitals hereto.

     1.36 "Previously Disclosed" shall mean disclosed prior to the execution hereof in (i) an SEC Document filed with the SEC subsequent to January 1, 2000 and prior to the date hereof or (ii) a letter dated of even date herewith from the party making such disclosure and delivered to the other party prior to the execution hereof. Any information disclosed by one party to the other for any purpose hereunder shall be deemed to be disclosed for all purposes hereunder. The inclusion of any matter in information Previously Disclosed shall not be deemed an admission or otherwise to imply that any such matter is material for purposes of this Agreement.

     1.37 "Proxy Statement" shall mean the joint proxy statement/prospectus (or similar documents) together with any supplements thereto sent to the shareholders of Purchaser and Seller to solicit their votes in connection with this Agreement and the Plan of Merger.

     1.38 "Purchaser" is defined in the preamble of this Agreement.

     1.39 "Purchaser Bank" is defined in the recitals hereof.

     1.40 "Purchaser Common Stock" is defined in Section 3.1 hereof.

     1.41 "Purchaser Financial Statements" shall mean (i) the consolidated balance sheets of Purchaser as of March 31, 2000 and as of December 31, 1999 and 1998 and the related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) for the three months ended March 31, 2000 and each of the three years ended December 31, 1999, 1998 and 1997, respectively, as filed by Purchaser in SEC Documents and (ii) the consolidated balance sheets of Purchaser and related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) as filed by Purchaser in SEC Documents as of dates or with respect to periods ended subsequent to March 31, 2000.

     1.42 "Purchaser Plan" is defined in Section 3.10 hereof.

     1.43 "Purchaser Preferred Stock" is defined in Section 3.1 hereof.

     1.44 "Registration Statement" shall mean the registration statement with respect to the Purchaser Common Stock to be issued in connection with the Merger as declared effective by the Commission under the Securities Act.

     1.45 "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock, and stock appreciation rights, performance units and other similar stock-based rights whether they obligate the issuer thereof to issue stock or other securities or to pay cash.

     1.46 "Reorganization Agreement" is defined in the recitals hereto.

     1.47 "SEC Documents" shall mean all reports and registration statements filed, or required to be filed, by a party hereto pursuant to the Securities Laws.

     1.48 "Securities Act" shall mean the Securities Act of 1933, as amended.

     1.49 "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the Commission promulgated thereunder.

     1.50 "Seller" is defined in the preamble of this Agreement.

     1.51 "Seller Bank" is defined in the recitals hereto.

     1.52 "Seller Common Stock" is defined in Section 2.1 hereof.

     1.53 "Seller Designees" is defined in Section 4.11(b) hereof.

     1.54 "Seller Employees" is defined in Section 4.11(a) hereof.

     1.55 "Seller Financial Statements" shall mean (i) the consolidated statements of condition of Seller as of March 31, 2000 and as of December 31, 1999 and 1998 and the related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) for the three months ended March 31, 2000 and each of the three years ended December 31, 1999, 1998 and 1997, respectively, as filed by Seller in SEC Documents and (ii) the consolidated statements of condition of Seller and related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) as filed by Seller in SEC Documents with respect to periods ended subsequent to March 31, 2000.

     1.56 "Seller Plans" is defined in Section 2.13(a) hereof.

     1.57 "Seller Preferred Stock" is defined in Section 2.1 hereof.

     1.58 "Seller Stock Option Plans" is defined in the Plan of Merger.

     1.59 "Settled Litigation" is defined in Section 2.15(b) hereof.

     1.60 "Stock Consideration" is defined in the Plan of Merger hereof.

     1.61 "Stock Split" is defined in Section 4.13 hereof.

     1.62 "Subsidiary" or "Subsidiaries" shall mean with respect to any party, any bank, corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes; provided, however, that "Subsidiary" or "Subsidiaries" shall not include any subsidiary trust formed for the purpose of issuing trust preferred or similar securities.

     1.63 "Surviving Corporation" is defined in the recitals hereto.

     1.64 "Takeover Laws" is defined in Section 2.28 hereof.

     1.65 "Takeover Proposal" is defined in Section 4.7(b)(13) hereof.

     1.66 "Tax," collectively, "Taxes" shall mean all taxes, however denominated, including any interest, penalties, criminal sanctions or additions to tax (including, without limitation, any underpayment penalties for insufficient estimated tax payments) or other additional amounts that may become payable in respect thereof (or in respect of a failure to file any Tax Return when and as required), imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income taxes, payroll and employment taxes, withholding taxes (including withholding taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other person or entity), unemployment insurance taxes, social security (or similar) taxes, sales and use taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, value added taxes, transfer taxes, profits or windfall profits taxes, licenses in the nature of taxes, estimated taxes, severance taxes, duties (custom and others), workers' compensation taxes, premium taxes, environmental taxes (including taxes under Section 59A of the Code), disability taxes, registration taxes, alternative or add-on minimum taxes, estimated taxes, and other fees, assessments, charges or obligations of the same or of a similar nature.

     1.67 "Tax Return," collectively, "Tax Returns" shall mean all returns, reports, estimates, information statements or other written submissions, and any schedules or attachments thereto, required or permitted to be filed pursuant to the statutes, rules and regulations of any federal, state, local or foreign government Tax authority, including but not limited to, original returns and filings, amended returns, claims for refunds, information returns and accounting method change requests.

     1.68 "Trust Account Shares" is defined in the Plan of Merger.

                                   ARTICLE 2.
                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Except as Previously Disclosed, Seller hereby represents and warrants to Purchaser and Merger Sub as follows:

     2.1.  CAPITAL STRUCTURE OF SELLER

     The authorized capital stock of Seller consists of (i) 8,000,000 shares of preferred stock, par value $1.00 per share ("Seller Preferred Stock") none of which is issued and outstanding and (ii) 100,000,000 shares of common stock, par value $2.00 per share ("Seller Common Stock"), of which, as of the date hereof, 48,930,000 shares are issued and outstanding and no shares are held in treasury. As of the date hereof, no shares of Seller Preferred Stock or Seller Common Stock are reserved for issuance, except as Previously Disclosed and except for 9,737,070 shares of Seller Common Stock reserved for issuance pursuant to the Option Agreement. Schedule 2.1 hereto sets forth a list of all currently outstanding options for the purchase of Seller Common Stock, the number of shares of Seller Common Stock subject to such options, whether such options are vested or unvested, the vesting schedule for unvested options and the vesting or other treatment of all unvested options in the event of a change of control of Seller. All outstanding shares of Seller Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Seller does not have and is not bound by any Rights which are authorized, issued or outstanding with respect to the capital stock of Seller except (i) for the Option Agreement, (ii) as Previously Disclosed, and (iii) as set forth above. None of the shares of Seller's capital stock has been issued in violation of the preemptive rights of any person.

     2.2.  ORGANIZATION, STANDING AND AUTHORITY OF SELLER

     Seller is a duly organized corporation, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania with full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Seller. Seller is registered as a bank holding company under the Bank Holding Company Act.

     2.3. OWNERSHIP OF SELLER SUBSIDIARIES; CAPITAL STRUCTURE OF SELLER SUBSIDIARIES

     As of the date hereof, Seller does not own, directly or indirectly, 5% or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization except the Seller Subsidiaries as Previously Disclosed. In the letter from Seller to Purchaser delivered pursuant to Section 1.32(ii) hereof, Seller has Previously Disclosed to Purchaser a list of all of the Subsidiaries,

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including a summary description of each Subsidiary's activities and the authority under which each Subsidiary is held by Seller or Seller Bank, as the case may be. Except as Previously Disclosed, the outstanding shares of capital stock or other equity interests of each Seller Subsidiary have been duly authorized and validly issued and are fully paid and (except as provided by applicable law) nonassessable and all such shares or equity interests are directly or indirectly owned by Seller free and clear of all liens, claims and encumbrances. No Seller Subsidiary has or is bound by any Rights which are authorized, issued or outstanding with respect to the capital stock or other equity interests of any Seller Subsidiary and, except as Previously Disclosed, there are no agreements, understandings or commitments relating to the right of Seller to vote or to dispose of said shares. None of the shares of capital stock or other equity interests of any Seller Subsidiary has been issued in violation of the preemptive rights of any person.

     2.4.  ORGANIZATION, STANDING AND AUTHORITY OF SELLER SUBSIDIARIES

     Each Seller Subsidiary is a duly organized corporation, banking association or other organization, validly existing and in good standing under applicable laws. Each Seller Subsidiary (i) has full power and authority to carry on its business as now conducted, and (ii) is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where failure to be so licensed or qualified would not have a Material Adverse Effect on Seller. Each Seller Subsidiary has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so authorized would not have a Material Adverse Effect on Seller. Seller Bank is a member in good standing of the Federal Home Loan Bank of Pittsburgh and owns the requisite amount of shares therein and is a qualified seller and servicer for the Federal Home Loan Mortgage Corporation.

     2.5. AUTHORIZED AND EFFECTIVE AGREEMENT

     (a) Seller has all requisite corporate power and authority to enter into and perform all of its obligations under this Reorganization Agreement, the Plan of Merger and the Option Agreement. The execution and delivery of this Reorganization Agreement, the Plan of Merger and the Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Seller, except for the affirmative vote of the majority of the votes cast by the holders of Seller Common Stock entitled to vote thereon, which is the only shareholder vote required to approve the Plan of Merger pursuant to the Pennsylvania Business Corporation Law and Seller's Restated Articles of Incorporation, as amended, and Seller's Bylaws. The Board of Directors of Seller has directed that this Agreement and the Plan of Merger be submitted to Seller's stockholders for approval at a special meeting to be held as soon as practicable. The Board of Directors of Seller has approved the Merger as contemplated by Section 9.2 of Seller's Articles of Incorporation.

     (b) Assuming the accuracy of the representation contained in Section 3.5(b) hereof, this Reorganization Agreement and the Plan of Merger constitute legal, valid and binding obligations of Seller, enforceable against it in accordance with their respective terms, subject as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     (c) Neither the execution and delivery of this Reorganization Agreement, the Plan of Merger or the Option Agreement, nor consummation of the transactions contemplated hereby or thereby, nor compliance by Seller with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the articles or certificate of incorporation or association, charter or bylaws of

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

Seller or any Seller Subsidiary, (ii) assuming the consents and approvals contemplated by Section 4.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Seller or any Seller Subsidiary pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) assuming the consents and approvals contemplated by Section 4.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or any Seller Subsidiary, except (in the case of clauses (ii) and (iii) above) for such violations, rights, conflicts, breaches, creations or defaults which, either individually or in the aggregate, would not have a Material Adverse Effect on Seller.

     (d) Other than as contemplated by Section 4.3 hereof, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or any other person, is required to be made or obtained by Seller or any Seller Subsidiary on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement and the Plan of Merger or the consummation of the transactions contemplated hereby or thereby. As of the date hereof, Seller is not aware of any reason that the condition set forth in Section 5.1(b) of this Agreement, including the proviso thereto, would not be satisfied.

     2.6.  SEC DOCUMENTS; REGULATORY FILINGS

     Seller has filed all SEC Documents required by the Securities Laws and such SEC Documents complied, as of their respective dates, in all material respects with the Securities Laws. Seller and each Seller Subsidiary has filed all reports required by statute or regulation to be filed with any federal or state bank regulatory agency, except where the failure to so file would not have a Material Adverse Effect on Seller, and such reports were prepared in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports in all material respects.

     2.7.  FINANCIAL STATEMENTS; BOOKS AND RECORDS; MINUTE BOOKS

     The Seller Financial Statements filed by Seller in SEC Documents prior to the date of this Agreement fairly present, and the Seller Financial Statements filed by Seller after the date of this Agreement will fairly present, the consolidated financial position of Seller and its consolidated Subsidiaries as of the dates indicated and the consolidated income, changes in shareholders' equity and cash flows of Seller and its consolidated Subsidiaries for the periods then ended and each such financial statement has been or will be, as the case may be, prepared in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis except as disclosed therein and except, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Seller and each Seller Subsidiary fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance with all applicable legal and accounting requirements in all material respects. The minute books of Seller and each Seller Subsidiary contain records which are accurate in all material respects of all corporate actions of its shareholders and Board of Directors (including committees of its Board of Directors).

     2.8.  MATERIAL ADVERSE CHANGE

     Seller has not, on a consolidated basis, suffered any change in its financial condition, results of operations or business since December 31, 1999 which individually or in the aggregate with any other such changes would constitute a Material Adverse Effect with respect to Seller.

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

     2.9.  ABSENCE OF UNDISCLOSED LIABILITIES

     Neither Seller nor any Seller Subsidiary has any liability (contingent or otherwise), excluding contractually assumed contingencies, that is material to Seller on a consolidated basis, or that, when combined with all similar liabilities, would be material to Seller on a consolidated basis, except as disclosed in the Seller Financial Statements filed with the SEC prior to the date hereof and except for liabilities incurred in the ordinary course of business subsequent to December 31, 1999.

     2.10.  PROPERTIES

     Seller and the Seller Subsidiaries have good and marketable title free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, which, individually or in the aggregate, are material to the business of Seller and its Subsidiaries taken as a whole, and which are reflected on the Seller Financial Statements as of December 31, 1999 or acquired after such date, except (i) liens for taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) dispositions and encumbrances for adequate consideration in the ordinary course of business. All leases pursuant to which Seller or any Seller Subsidiary, as lessee, leases real and personal property which, individually or in the aggregate, are material to the business of Seller and its Subsidiaries taken as a whole are valid and enforceable in accordance with their respective terms except where the failure of such lease or leases to be valid and enforceable would not, individually or in the aggregate, have a Material Adverse Effect on Seller. All tangible property used in the business of Seller and its Subsidiaries is in good condition, reasonable wear and tear excepted, and is usable in the ordinary course of business consistent with Seller's past practices.

     2.11.  LOANS

     (a) Each loan reflected as an asset in the Seller Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and
(iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards, individually or in the aggregate, would not have a Material Adverse Effect on Seller.

     (b) The allowance for loan losses reflected on the Seller Financial Statements, as of their respective dates, is in all material respects consistent with the requirements of generally accepted accounting principles to provide for reasonably anticipated losses with respect to Seller's loan portfolio based upon information reasonably available at the time.

     2.12.  TAX MATTERS

     (a) Seller and each Seller Subsidiary have timely filed federal income tax returns for each year through December 31, 1998 and have timely filed, or caused to be filed, all other Tax Returns required to be filed with respect to Seller or any Seller Subsidiary, except where the failure to file timely such federal income and other Tax Returns would not, in the aggregate, have a Material Adverse Effect on Seller. All Taxes due by or on behalf of Seller or any Seller Subsidiary have been paid or adequate reserves have been established on the Seller Financial Statements for the payment of such Taxes, except where any such failure to pay or establish adequate reserves would not, in the aggregate, have a Material

Adverse Effect on Seller. Neither Seller nor any Seller Subsidiary will have any liability for any such Taxes in excess of the amounts so paid or reserves or accruals so established except where such liability would not have a Material Adverse Effect on Seller.

     (b) All Tax Returns filed by Seller and each Seller Subsidiary are complete and accurate in all material respects. Neither Seller nor any Seller Subsidiary is delinquent in the payment of any material Tax, and, except as Previously Disclosed, none of them has requested any extension of time within which to file any Tax Returns which have not since been filed. Except as Previously Disclosed or as fully settled and paid or accrued on the Seller Financial Statements, no material audit examination, deficiency, adjustment, refund claim or litigation with respect to Tax Returns, paid Taxes, unpaid Taxes or Tax attributes of Seller or any Seller Subsidiary has been proposed, asserted or assessed (tentatively or otherwise). Except as Previously Disclosed, there are currently no agreements in effect with respect to Seller or any Seller Subsidiary to extend the period of limitations for the assessment or collection of any Tax.

     (c) Neither the transactions contemplated hereby nor the termination of the employment of any employees of Seller or any Seller Subsidiary prior to or following consummation of the transactions contemplated hereby will result in Seller or any Seller Subsidiary (or any successor thereof) making or being required to make any "excess parachute payment" as that term is defined in
Section 280G of the Code.

     (d) Neither Seller nor any Seller Subsidiary is a party to any agreement (other than an agreement exclusively among Seller and the Seller Subsidiaries) providing for the allocation or sharing of, or indemnification for, Taxes.

     (e) Neither Seller nor any Seller Subsidiary is required to include in income any adjustment in any taxable period ending after the date hereof pursuant to Section 481(a) of the Code.

     (f) Neither Seller nor any Seller Subsidiary has executed or entered into any written agreement with any Tax authority conceding or agreeing to any treatment of Taxes or Tax attributes, including, without limitation, an Internal Revenue Service Form 870 or Form 870-AD, closing agreement or special closing agreement, affecting the Seller or any Seller Subsidiary pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law, which agreement would have a material impact on the calculation of the Taxes of Purchaser or any Purchaser Subsidiary after the Effective Date.

     (g) For purposes of this Section 2.12 and Section 2.27, (i) references to Seller and any Seller Subsidiary shall include predecessors thereof and (ii) "Seller Subsidiary"shall include each Subsidiary (as defined in Article 1 hereof) of Seller, and each corporation, partnership, limited liability company, joint venture or other entity which Seller controls directly or indirectly (through one or more intermediaries). For purposes of the previous sentence, "control" means the possession, direct or indirect, of the power either (1) to vote fifty percent (50%) or more of the voting interests of a corporation, partnership, limited liability company, joint venture or other entity, or (2) to direct or cause the direction of the management and policies of a corporation, partnership, limited liability company, joint venture or other entity, whether by contract or otherwise.

     2.13.  EMPLOYEE BENEFIT PLANS

     (a) Schedule 2.13(a) hereto sets forth a true and complete list of each Seller Plan. For purposes of this Section 2.13, the term "Seller Plan"means each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, medical, life or other insurance, profit-sharing, or pension plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by Seller or by any trade or business, whether or not incorporated, that together with Seller would be deemed a "single employer" under Section 414 of the Code (an "ERISA affiliate") for the benefit of any employee or director or former employee or former director of Seller or any ERISA affiliate of Seller.

     (b) With respect to each of the Seller Plans, Seller has made available to Purchaser true and complete copies of each of the following documents: (a) the Seller Plan and related documents (including all amendments thereto); (b) the most recent annual reports, financial statements, and actuarial reports, if any;
(c) the most recent summary plan description, together with each summary of material modifications, required under ERISA with respect to such Seller Plan and all material communications relating to each such Seller Plan; and (d) the most recent determination letter received from the IRS with respect to each Seller Plan that is intended to be qualified under the Code and all material communications to or from the IRS or any other governmental or regulatory agency or authority relating to each Seller Plan.

     (c) No liability under Title IV of ERISA has been incurred by Seller or any ERISA affiliate of Seller that has not been satisfied in full, and no condition exists that presents a material risk to Seller or any ERISA affiliate of Seller of incurring a liability under such Title, other than liability for premium payments to the Pension Benefit Guaranty Corporation, which premiums have been or will be paid when due.

     (d) Neither Seller nor, to the knowledge of Seller, any ERISA affiliate of Seller, nor any of the Seller Plans, nor, to the knowledge of Seller, any trust created thereunder, nor any trustee or administrator thereof has engaged in a prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) in connection with which Seller or any ERISA affiliate of Seller could reasonably be expected to, either directly or indirectly, incur any material liability or material cost.

     (e) Full payment has been made, or will be made in accordance with Section 404(a)(6) of the Code, of all amounts that Seller or any ERISA affiliate of Seller is required to pay under Section 412 of the Code or under the terms of the Seller Plans.

     (f) The fair market value of the assets held under each Seller Plan that is subject to Title IV of ERISA equals or exceeds the actuarial present value of all accrued benefits under each such Seller Plan. No reportable event under
Section 4043 of ERISA has occurred with respect to any Seller Plan other than any reportable event occurring by reason of the transactions contemplated by this Agreement or a reportable event for which the requirement of notice to the PBGC has been waived.

     (g) None of the Seller Plans is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, a "multiple employer welfare arrangement," as such term is defined in Section 3(40) of ERISA, or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.

     (h) A favorable determination letter has been issued by the Internal Revenue Service with respect to each of the Seller Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code to the effect that such plan is so qualified and, to the knowledge of Seller, no condition exists that could adversely affect the qualified status of any such Seller Plan. Each of the Seller Plans that is intended to satisfy the requirements of Section 125 or 501(c)(9) of the Code satisfies such requirements in all material respects. Each of the Seller Plans has been operated and administered in all material respects in accordance with its terms and applicable laws, including but not limited to ERISA and the Code.

     (i) There are no actions, suits or claims pending, or, to the knowledge of Seller, threatened or anticipated (other than routine claims for benefits) against any Seller Plan, the assets of any Seller Plan or against Seller or any ERISA affiliate of Seller with respect to any Seller Plan. There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any Seller Plan or any fiduciary thereof (other than rules of general applicability). There are no pending or, to the knowledge of Seller, threatened audits, examinations or investigations by any governmental body, commission or agency involving any Seller Plan.

     (j) The consummation of the transactions contemplated by this Agreement will not result in, and is not a precondition to, (i) any current or former employee or director of Seller or any ERISA affiliate of Seller becoming entitled to severance pay, unemployment compensation or any similar payment,
(ii) any acceleration in the time of payment or vesting, or increase in the amount, of any compensation due to any such current or former employee or director, or (iii) any renewal or extension of the term of any agreement regarding compensation for any such current or former employee or director.

     2.14.  CERTAIN CONTRACTS

     (a) Neither Seller nor any Seller Subsidiary is a party to, or is bound by,
(i) any material contract as defined in Item 601(b)(10) of Regulation S-K of the SEC or any other material contract or similar arrangement whether or not made in the ordinary course of business (other than loans or loan commitments and funding transactions in the ordinary course of business of any Seller Subsidiary) or any agreement restricting the nature or geographic scope of its business activities in any material respect, (ii) any agreement, indenture or other instrument relating to the borrowing of money by Seller or any Seller Subsidiary or the guarantee by Seller or any Seller Subsidiary of any such obligation, other than instruments relating to transactions entered into in the ordinary course of business, (iii) any agreement, arrangement or commitment relating to the employment of a consultant who was formerly a director or executive officer or the employment, election, retention in office or severance of any present or former director or officer, or (iv) any contract, agreement or understanding with a labor union, in each case whether written or oral.

     (b) Neither Seller nor any Seller Subsidiary is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, except for such defaults which would not, individually or in the aggregate, have a Material Adverse Effect on Seller.

     2.15.  LEGAL PROCEEDINGS

     (a) There are no actions, suits or proceedings instituted, pending or, to the knowledge of Seller or any Seller Subsidiary, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against Seller or any Seller Subsidiary or against any asset, interest or right of Seller or any Seller Subsidiary as to which there is a reasonable probability of an unfavorable outcome and which, if such an unfavorable outcome was rendered, would, individually or in the aggregate, have a Material Adverse Effect on Seller. To the knowledge of Seller or any Seller Subsidiary, there are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein or to impose any material liability in connection therewith as to which there is a reasonable probability of an unfavorable outcome and which, if such an unfavorable outcome was rendered, would, individually or in the aggregate, have a Material Adverse Effect on Seller. There are no actions, suits or proceedings instituted, pending or, to the knowledge of Seller or any Seller Subsidiary, threatened (or unasserted but considered probable of assertion and which if asserted would be reasonably expected to have an unfavorable outcome) against any present or, to Seller's knowledge, former director or officer of Seller or any Seller Subsidiary, that would reasonably be expected to give rise to a claim for indemnification and that (i) has a reasonable probability of an unfavorable outcome and (ii) in the event of an unfavorable outcome, would, individually or in the aggregate, have a Material Adverse Effect on Seller.

     (b) With respect to certain litigation Previously Disclosed to Purchaser by Seller as having been the subject of settlement agreements (the "Settled Litigation"), to Seller's knowledge, there is no remaining liability with respect to the Settled Litigation that would have a Material Adverse Effect on Seller.

     2.16.  COMPLIANCE WITH LAWS

     Except as Previously Disclosed, Seller and each Seller Subsidiary is in compliance in all material respects with all statutes and regulations applicable to the conduct of its business, and neither Seller nor any Seller Subsidiary has received notification from any agency or department of federal, state or local government (i) asserting a material violation of any such statute or regulation,
(ii) threatening to revoke any license, franchise, permit or government authorization or (iii) restricting or in any way limiting its operations, except for such noncompliance, violations, revocations and restrictions which would not, individually or in the aggregate, have a Material Adverse Effect on Seller. Neither Seller nor any Seller Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment which would be reasonably expected to have a Material Adverse Effect on Seller, and none of them has received any communication requesting that they enter into any of the foregoing.

     2.17.  LABOR MATTERS

     With respect to their employees, neither Seller nor any Seller Subsidiary is a party to any labor agreement with any labor organization, group or association and has not engaged in any unfair labor practice. Since January 1, 2000 and prior to the date hereof, Seller and the Seller Subsidiaries have not experienced any attempt by organized labor or its representatives to make Seller or any Seller Subsidiary conform to demands of organized labor relating to their employees or to enter into a binding agreement with organized labor that would cover the employees of Seller or any Seller Subsidiary. To the knowledge of Seller and the Seller Subsidiaries, there is no unfair labor practice charge or other complaint by any employee or former employee of Seller or any Seller Subsidiary against any of them pending before any court, arbitrator or governmental agency arising out of Seller's or such Seller Subsidiary's activities, which charge or complaint (i) has a reasonable probability of an unfavorable outcome and (ii) in the event of an unfavorable outcome would, individually or in the aggregate, have a Material Adverse Effect on Seller; there is no labor strike or labor disturbance pending or, to the knowledge of Seller and the Seller Subsidiaries, threatened against any of them; and neither Seller nor any Seller Subsidiary has experienced a work stoppage or other material labor difficulty since January 1, 2000.

     2.18.  BROKERS AND FINDERS

     Neither Seller nor any Seller Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein or the Plan of Merger, except for Seller's retention of Keefe, Bruyette & Woods, Inc. ("KBW") to perform certain financial advisory services as Previously Disclosed. Prior to the execution and delivery of this Agreement, KBW has delivered to the Board of Directors of Seller an opinion that the Merger Consideration is fair from a financial point of view to the shareholders of Seller.

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

     2.19.  INSURANCE

     Seller and the Seller Subsidiaries each currently maintains insurance in amounts considered by Seller and any Seller Subsidiary as applicable, to be reasonably necessary for their operations. Neither Seller nor any Seller Subsidiary has received any notice of a material premium increase over current rates or cancellation with respect to any of its insurance policies or bonds, and within the last three years, neither Seller nor any Seller Subsidiary has been refused any insurance coverage sought or applied for, and Seller has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability in coverage that have not resulted from any extraordinary loss experience of Seller or any Seller Subsidiary. Seller has Previously Disclosed a list of all outstanding claims as of the date hereof by Seller or any Seller Subsidiary under any insurance policy. The deposits of Seller Bank are insured by the FDIC in accordance with the FDIA, and Seller Bank and its predecessors have paid all assessments and filed all reports required by the FDIA.

     2.20.  ENVIRONMENTAL LIABILITY

     Neither Seller nor any Seller Subsidiary has received any written notice of any legal, administrative, arbitral or other proceeding, claim or action and, to the knowledge of Seller and the Seller Subsidiaries, there is no governmental investigation of any nature ongoing, in each case that would reasonably be expected to result in the imposition, on Seller or any Seller Subsidiary of any liability arising under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, which liability would have a Material Adverse Effect on Seller; except as Previously Disclosed, there are no facts or circumstances which would reasonably be expected to form the basis for any such proceeding, claim, action or governmental investigation that would impose any such liability; and neither Seller nor any Seller Subsidiary is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

     2.21.  ADMINISTRATION OF TRUST ACCOUNTS

     Each Seller Subsidiary has properly administered all common trust funds and collective investment funds and all accounts for which it acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Seller. Neither Seller, any Seller Subsidiary, nor any director, officer or employee of Seller or any Seller Subsidiary acting on behalf of Seller or a Seller Subsidiary, has committed any breach of trust with respect to any such common trust fund or collective investment fund or fiduciary or agency account, and the accountings for each such common trust fund or collective investment fund or fiduciary or agency account are true and correct in all material respects and accurately reflect the assets of such common trust fund or collective investment fund or fiduciary or agency account, except for such breaches and failures to be true, correct and accurate which would not, individually or in the aggregate, have a Material Adverse Effect on Seller.

     2.22.  INTELLECTUAL PROPERTY

     Except as Previously Disclosed, Seller or a Seller Subsidiary owns the entire right, title and interest in and to, or has valid licenses with respect to, all of the Intellectual Property necessary in all material respects to conduct the business and operations of Seller and the Seller Subsidiaries as presently conducted, except where the failure to do so would not, individually or in the aggregate, have a Material

Adverse Effect on Seller. The ownership, licensing or use of Intellectual Property by Seller or its Subsidiaries does not conflict with, infringe, misappropriate or otherwise violate the Intellectual Property rights of any other person or entity. None of such Intellectual Property is subject to any outstanding order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment, which order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment would have a Material Adverse Effect on Seller. Except as Previously Disclosed, upon consummation of the transactions contemplated by this Agreement Purchaser and the Purchaser Subsidiaries will be entitled to continue to use all such Intellectual Property without the payment of any fees, licenses or other payments (other than ongoing payments required under license agreements for software used by Seller or the Seller Subsidiaries in Previously Disclosed amounts consistent with past practice).

     2.23.  RISK MANAGEMENT INSTRUMENTS

     All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements to which Seller or a Seller Subsidiary is a party, whether entered into for Seller's own account, or for the account of one or more of the Seller Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Seller or one of the Seller Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general equity principles), and neither Seller nor any Seller Subsidiary nor to Seller's knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement. Seller has previously made available to Purchaser all of such agreements and arrangements that are in effect as of the date of this Agreement.

     2.24.  REPURCHASE AGREEMENTS

     With respect to all agreements pursuant to which Seller or any Seller Subsidiary has purchased securities subject to an agreement to resell, if any, Seller or such Seller Subsidiary, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreements, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

     2.25.  CERTAIN INFORMATION

     When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness up to and including the time of the Seller shareholders' meeting to vote upon the Merger, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth or incorporated by reference therein furnished by Seller relating to Seller and the Seller Subsidiaries, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. All information concerning Seller and its directors, officers, shareholders and any Subsidiaries included (or submitted for inclusion) in any application and furnished by it pursuant to
Section 4.3 of this Agreement shall be true, correct and complete in all material respects.

     2.26.  YEAR 2000

     The computer software operated by Seller and any Seller Subsidiary which is material to the conduct of the business of Seller and any Seller Subsidiary is capable of providing uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 in substantially the same manner and with the same functionality as such software records, stores, processes and presents such calendar dates falling on or before December 31, 1999, and such software and Seller and any Seller Subsidiary currently are otherwise in compliance with all relevant Regulatory Authority guidance and requirements relating to the Year 2000 computer issues including the statements of the Federal Financial Institutions Examination Council, dated May 5, 1997, entitled "Year 2000 Project Management Awareness,"and December 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk." The costs of the adaptations referred to in this clause have not and will not have a Material Adverse Effect on Seller.

     2.27.  TAX TREATMENT

     As of the date of this Agreement, Seller knows of no reason relating to it or any of the Seller Subsidiaries which would reasonably cause it to believe that the Merger will not qualify as a reorganization under Section 368(a) of the Code.

     2.28.  TAKEOVER LAWS

     Seller has taken all action required to by taken by it in order to exempt this Reorganization Agreement, the Plan of Merger and the Option Agreement and the transactions contemplated hereby and thereby from, and this Reorganization Agreement, the Plan of Merger and the Option Agreement and the transactions contemplated hereby and thereby are exempt from, the requirements of any "moratorium," "control share," "fair price," "affiliate transaction," "business combination," or other antitakeover laws and regulations of any state (collectively, "Takeover Laws"), including, without limitation, the Commonwealth of Pennsylvania.

                                   ARTICLE 3.
                       REPRESENTATIONS AND WARRANTIES OF
                            PURCHASER AND MERGER SUB

     Except as Previously Disclosed, Purchaser and Merger Sub hereby jointly and severally represent and warrant to Seller as follows:

     3.1.  CAPITAL STRUCTURE OF PURCHASER

     The authorized capital stock of Purchaser consists at March 31, 2000 of (i) 1,000,000 shares of preferred stock, par value $1.00 per share ("Purchaser Preferred Stock"), none of which were issued and outstanding and (ii) 15,000,000 shares of common stock, par value $5.00 per share ("Purchaser Common Stock"), of which, as of the date hereof, 7,640,239 shares were issued and outstanding and 461,300 shares were held in treasury. All outstanding shares of Purchaser capital stock have been duly authorized and validly issued and are fully paid and nonassessable. None of the shares of Purchaser's capital stock has been issued in violation of the preemptive rights of any person. The shares of Purchaser Common Stock to be issued in connection with the Merger have been duly authorized and, when issued in accordance with the terms of this Reorganization Agreement and the Plan of Merger, will be validly issued, fully paid, nonassessable and free and clear of any preemptive rights.

     3.2.  ORGANIZATION, STANDING AND AUTHORITY OF PURCHASER

     Purchaser is a duly organized corporation, validly existing and in good standing under the laws of New York, with full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Purchaser. Purchaser is registered as a bank holding company under the Bank Holding Company Act.

     3.3. OWNERSHIP OF PURCHASER SUBSIDIARIES; CAPITAL STRUCTURE OF PURCHASER SUBSIDIARIES

     Purchaser has no Subsidiary other than those disclosed in its Annual Report on Form 10-K for the year ended December 31, 1999, Merger Sub or any Subsidiary that is not a significant subsidiary under the SEC's Regulation S-X. Except as Previously Disclosed, the outstanding shares of capital stock of the Purchaser Subsidiaries have been duly authorized and validly issued and are fully paid and (except as provided in 12 U.S.C. sec. 55 or Section 114 of the New York Banking
Law) nonassessable and all such shares are directly or indirectly owned by Purchaser free and clear of all liens, claims and encumbrances. No Purchaser Subsidiary has or is bound by any Rights which are authorized, issued or outstanding with respect to the capital stock of any Purchaser Subsidiary and, except as Previously Disclosed, there are no agreements, understandings or commitments relating to the right of Purchaser to vote or to dispose of said shares. None of the shares of capital stock of any Purchaser Subsidiary has been issued in violation of the preemptive rights of any person.

     3.4.  ORGANIZATION, STANDING AND AUTHORITY OF PURCHASER SUBSIDIARIES

     Each Purchaser Subsidiary is a duly organized corporation or banking corporation, validly existing and in good standing under applicable laws. Each Purchaser Subsidiary (i) has full power and authority to carry on its business as now conducted, and (ii) is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such licensing or qualification and where failure to be licensed or qualified would have a Material Adverse Effect on Purchaser. Each Purchaser Subsidiary has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so authorized would not have a Material Adverse Effect on Purchaser.

     3.5.  AUTHORIZED AND EFFECTIVE AGREEMENT

     (a) Each of Purchaser and Merger Sub has all requisite corporate power and authority to enter into and perform all of its obligations under this Reorganization Agreement and the Plan of Merger. The execution and delivery of this Reorganization Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Purchaser and Merger Sub, except (i) that the affirmative vote of the holders of a majority of the votes cast by the holders of Purchaser capital stock eligible to vote thereon is required to authorize an amendment to Purchaser's Certificate of Incorporation to increase the number of authorized shares of Purchaser Common Stock to 150,000,000, in accordance with the applicable provisions of the New York Business Corporation Law, and (ii) the affirmative vote of the holders of a majority of the votes cast at a meeting of Purchaser shareholders at which a quorum is present is required to authorize the issuance of Purchaser Common Stock pursuant to this Reorganization Agreement and the Plan of Merger in accordance with the rules of the NYSE. The Board of Directors of Purchaser has directed that the issuance of Purchaser Common Stock pursuant to this Reorganization Agreement and Plan of Merger and the increase in the number of authorized shares of Purchaser Common Stock be submitted to Purchaser's stockholders for approval at a special meeting to be held as soon as practicable.

     (b) Assuming the accuracy of the representation contained in Section 2.5(b) hereof, this Reorganization Agreement and the Plan of Merger constitute legal, valid and binding obligations of each of Purchaser and Merger Sub, in each case enforceable against it in accordance with their respective terms subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     (c) Neither the execution and delivery of this Reorganization Agreement or the Plan of Merger, nor consummation of the transactions contemplated hereby or thereby, nor compliance by Purchaser or Merger Sub with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the articles or certificate of incorporation or association, charter or bylaws of Purchaser or any Purchaser Subsidiary, (ii) assuming the consents and approvals contemplated by Section 4.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Purchaser or any Purchaser Subsidiary pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) assuming the consents and approvals contemplated by Section
4.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser or any Purchaser Subsidiary, except (in the case of clauses (ii) and (iii) above) for such violations, rights, conflicts, breaches, creations or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on Purchaser.

     (d) Except for approvals specified in Section 4.3 hereof and except as expressly referred to in this Reorganization Agreement, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or any other person, is required to be made or obtained by Purchaser or Merger Sub on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement and the Plan of Merger or the consummation of the transactions contemplated hereby or thereby. As of the date hereof, Purchaser is not aware of any reason that the condition set forth in Section 5.1(b) of this Agreement, including the proviso thereto, would not be satisfied.

     3.6.  SEC DOCUMENTS; REGULATORY FILINGS

     Purchaser has filed all SEC Documents required by the Securities Laws and such SEC Documents complied, as of their respective dates, in all material respects with the Securities Laws. Purchaser and each of the Purchaser Subsidiaries has filed all reports required by statute or regulation to be filed with any federal or state bank regulatory agency, except where the failure to so file would not have a Material Adverse Effect on Purchaser, and such reports were prepared in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports in all material respects.

     3.7.  FINANCIAL STATEMENTS; BOOKS AND RECORDS; MINUTE BOOKS

     The Purchaser Financial Statements filed by Purchaser in SEC documents prior to the date of this Agreement fairly present, and the Purchaser Financial Statements filed by Purchaser in SEC Documents after the date of the Agreement will fairly present the consolidated financial position of Purchaser and its consolidated Subsidiaries as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and cash flows of Purchaser and its consolidated Subsidiaries for the periods then ended and each such financial statement has been or will be, as the case may be, prepared in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis except as disclosed therein and except in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Purchaser and each Purchaser Subsidiary fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound.

Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements. The minute books of Purchaser and the Purchaser Subsidiaries contain records which are accurate in all material respects of all corporate actions of its shareholders and Board of Directors (including committees of its Board of Directors).

     3.8.  MATERIAL ADVERSE CHANGE

     Purchaser has not, on a consolidated basis, suffered any change in its financial condition, results of operations or business since December 31, 1999 which individually or in the aggregate with any other such changes would constitute a Material Adverse Effect with respect to Purchaser.

     3.9.  ABSENCE OF UNDISCLOSED LIABILITIES

     Neither Purchaser nor any Purchaser Subsidiary has any liability (contingent or otherwise), excluding contractually assumed contingencies, that is material to Purchaser on a consolidated basis, or that, when combined with all similar liabilities, would be material to Purchaser on a consolidated basis, except as Previously Disclosed, as disclosed in the Purchaser Financial Statements filed with the SEC prior to the date hereof and except for liabilities incurred in the ordinary course of business subsequent to December 31, 1999.

     3.10.  EMPLOYEE BENEFIT PLANS

     Each of the Purchaser Plans complies in all material respects with the requirements of applicable law, including ERISA and the Code. For purposes of this Agreement, the term "Purchaser Plan" means each bonus, incentive compensation, severance pay, medical or other insurance program, retirement plan, or other employee benefit plan program, agreement or arrangement sponsored, maintained or contributed to by Purchaser or any trade or business, whether or not incorporated, that together with Purchaser or any of the Purchaser Subsidiaries would be deemed a "single employer" under Section 414 of the Code (an "ERISA affiliate") or under which Purchaser or any ERISA affiliate has any liability or obligation. No liability under Title IV of ERISA has been incurred by Purchaser or any ERISA affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Purchaser or any ERISA affiliate of incurring any such liability. Full payment has been made, or will be made in accordance with Section 404(a)(6) of the Code of all amounts that Purchaser or any ERISA affiliate is required to pay under Section 412 of the Code or under the terms of the Purchaser Plans, and no accumulated funding deficiency (within the meaning of Section 412 of the Code) exists with respect to any Purchaser Plan.

     3.11.  LEGAL PROCEEDINGS

     There are no actions, suits or proceedings instituted, pending or, to the knowledge of Purchaser and Merger Sub, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against Purchaser, Merger Sub or any Purchaser Subsidiary or against any asset, interest or right of Purchaser or any Purchaser Subsidiary as to which there is a reasonable probability of an unfavorable outcome and which, if such an unfavorable outcome was rendered, would, individually or in the aggregate, have a Material Adverse Effect on Purchaser. There are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein or to impose any material liability in connection therewith as to which there is a reasonable probability of an unfavorable outcome and which, if such an unfavorable outcome was rendered, would, individually or in the aggregate, have a Material Adverse Effect on Purchaser.

     3.12.  COMPLIANCE WITH LAWS

     Except as Previously Disclosed, each of Purchaser and the Purchaser Subsidiaries is in compliance in all material respects with all statutes and regulations applicable to the conduct of its business, and none of them has received notification from any agency or department of federal, state or local government (i) asserting a material violation of any such statute or regulation,
(ii) threatening to revoke any license, franchise, permit or government authorization or (iii) restricting or in any way limiting its operations, except for such noncompliance, violations, revocations and restrictions which would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser. None of Purchaser or any Purchaser Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment which could be reasonably anticipated to have a Material Adverse Effect on Purchaser, and none of them has received any communication requesting that they enter into any of the foregoing.

     3.13.  TAX MATTERS

     (a) Purchaser and each Purchaser Subsidiary have timely filed federal income tax returns for each year through December 31, 1998 and have timely filed, or caused to be filed, all other Tax Returns required to be filed with respect to Purchaser or any Purchaser Subsidiary, except where the failure to file timely such federal income and other Tax Returns would not, in the aggregate, have a Material Adverse Effect on Purchaser. All Taxes due by or on behalf of Purchaser or any Purchaser Subsidiary have been paid or adequate reserves have been established on the Purchaser Financial Statements for the payment of such Taxes, except where any such failure to pay or establish adequate reserves would not, in the aggregate, have a Material Adverse Effect on Purchaser. Neither Purchaser nor any Purchaser Subsidiary will have any material liability for any such Taxes in excess of the amounts so paid or reserves or accruals so established except where such liability would not have a Material Adverse Effect on Purchaser.

     (b) All Tax Returns filed by Purchaser and each Purchaser Subsidiary are complete and accurate in all material respects. Neither Purchaser nor any Purchaser Subsidiary is delinquent in the payment of any material Tax, and, except as Previously Disclosed, none of them has requested any extension of time within which to file any Tax Returns which have not since been filed. Except as Previously Disclosed or as fully settled and paid or accrued on the Purchaser Financial Statements, no material audit examination, deficiency, adjustment, refund claim or litigation with respect to Tax Returns, paid Taxes, unpaid Taxes or Tax attributes of Purchaser or any Purchaser Subsidiary has been proposed, asserted or assessed (tentatively or otherwise).

     (c) Neither Purchaser nor any Purchaser Subsidiary is required to include in income any adjustment in any taxable period ending after the date hereof pursuant to Section 481(a) of the Code other than any adjustment for which it already has made an accrual.

     (d) For purposes of this Section 3.13 and Section 3.19, (i) references to Purchaser and any Purchaser Subsidiary shall include predecessors thereof and
(ii) "Purchaser Subsidiary" shall include each Subsidiary (as defined in Article 1 hereof) of Purchaser, and each corporation, partnership, limited liability company, joint venture or other entity which Purchaser controls directly or indirectly (through one or more intermediaries). For purposes of the previous sentence, "control" means the possession, direct or indirect, of the power either (1) to vote fifty percent (50%) or more of the voting interests of a corporation, partnership, limited liability company, joint venture or other entity, or (2) to direct or cause the direction of the management and policies of a corporation, partnership, limited liability company, joint venture or other entity, whether by contract or otherwise.

     3.14.  BROKERS AND FINDERS

     Neither Purchaser nor any Purchaser Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein or the Plan of Merger, except for Purchaser's retention of Merrill Lynch & Co. ("Merrill Lynch") to perform certain financial advisory services as Previously Disclosed. Prior to the execution and delivery of this Agreement, Merrill Lynch has delivered to the Board of Directors of Purchaser an opinion that the Merger is fair from a financial point of view to the shareholders of Purchaser.

     3.15.  INSURANCE

     Purchaser and the Purchaser Subsidiaries each currently maintains insurance in amounts considered by Purchaser and any Purchaser Subsidiary as applicable, to be reasonably necessary for their operations. Neither Purchaser nor any Purchaser Subsidiary has received any notice of a material premium increase or cancellation with respect to any of its insurance policies or bonds, and within the last three years, neither Purchaser nor any Purchaser Subsidiary has been refused any insurance coverage sought or applied for, and Purchaser has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability in coverage that have not resulted from any extraordinary loss experience of Purchaser or any Purchaser Subsidiary.

     3.16.  ENVIRONMENTAL LIABILITY

     Neither Purchaser nor any Purchaser Subsidiary has received any written notice of any legal, administrative, arbitral or other proceeding, claim or action and, to the knowledge of Purchaser and the Purchaser Subsidiaries, there is no governmental investigation of any nature ongoing, in each case that could reasonably be expected to result in the imposition, on Purchaser or any Purchaser Subsidiary of any liability arising under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, which liability would have a Material Adverse Effect on Purchaser; except as Previously Disclosed, there are no facts or circumstances which could reasonably be expected to form the basis for any such proceeding, claim, action or governmental investigation that would impose any such liability; and neither Purchaser nor any Purchaser Subsidiary is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

     3.17.  CERTAIN INFORMATION

     When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness up to and including the time of the Seller shareholders' meeting to vote upon the Merger, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth or incorporated by reference therein furnished by Purchaser relating to Purchaser and the Purchaser Subsidiaries, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. All information concerning Purchaser and its directors, officers, shareholders and any Subsidiaries included (or submitted for inclusion) in any application and furnished by it pursuant to Section 4.3 of this Agreement shall be true, correct and complete in all material respects.

     3.18.  YEAR 2000

     The computer software operated by Purchaser or any Purchaser Subsidiary which is material to the conduct of Purchaser's or any Purchaser Subsidiary's business is capable of providing uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 in substantially the same manner and with the same functionality as such software records, stores, processes and presents such calendar dates falling on or before December 31, 1999, and such software and Purchaser or any Purchaser Subsidiary currently are otherwise in compliance with all relevant Regulatory Authority guidance and requirements relating to the Year 2000 computer issues including the statements of the Federal Financial Institutions Examination Council, dated May 5, 1997, entitled "Year 2000 Project Management Awareness," and December 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk." The costs of the adaptations referred to in this clause will not have a Material Adverse Effect on Purchaser.

     3.19.  TAX TREATMENT

     As of the date of this Agreement, Purchaser knows of no reason relating to it or any of the Purchaser Subsidiaries which would reasonably cause it to believe that the Merger will not qualify as a reorganization under Section 368(a) of the Code.

     3.20.  MERGER CONSIDERATION

     Purchaser will have, at the Effective Time, unissued shares of Common Stock and shares of Common Stock held in its treasury that are not reserved for any other purpose sufficient to provide the Stock Consideration and also will have available to it at the Effective Time funds sufficient to provide the Cash Consideration.

                                   ARTICLE 4.
                                   COVENANTS

     4.1.  SHAREHOLDERS' MEETING

     Seller and Purchaser shall submit this Reorganization Agreement and the Plan of Merger and, in the case of Purchaser, the issuance of Purchaser Common Stock thereunder and the amendment to its Certificate of Incorporation to increase the number of authorized shares of Purchaser Common Stock, to their respective shareholders for approval at special meetings to be held as soon as practicable. Subject to the fiduciary duties of the respective boards of directors of Seller and Purchaser as determined after consultation with counsel, the boards of directors of Seller and Purchaser shall recommend that the shareholders of the respective companies vote in favor of such approval.

     4.2.  PROXY STATEMENT; REGISTRATION STATEMENT

     As promptly as practicable after the date hereof, Purchaser and Seller shall cooperate in the preparation of the Proxy Statement to be mailed to the shareholders of Seller and Purchaser in connection with this Agreement and the transactions contemplated hereby and to be filed by Purchaser as part of the Registration Statement. Purchaser will advise Seller, promptly after it receives notice thereof, of the time when the Registration Statement or any post-effective amendment thereto has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of qualification of the Purchaser Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. Purchaser shall take all actions necessary to register or qualify the shares of

Purchaser Common Stock to be issued in the Merger pursuant to all applicable state "blue sky" or securities laws and shall maintain such registrations or qualifications in effect for all purposes hereof. Purchaser shall apply for, and shall use reasonable best efforts to obtain, approval to list the shares of Purchaser Common Stock to be issued in the Merger on the NYSE, subject to official notice of issuance, prior to the Effective Date.

     4.3.  APPLICATIONS

     As promptly as practicable after the date hereof, and after a reasonable opportunity for review by counsel to Seller, Purchaser shall submit any requisite applications for prior approval of, and notices with respect to, the transactions contemplated herein, in the Plan of Merger and in the Bank Merger Agreement, to (i) the Federal Reserve Board pursuant to Sections 3 and 4 of the Bank Holding Company Act and the Bank Merger Act, (ii) the New York Banking Board pursuant to Section 142 of the New York Banking Law, (iii) the OCC pursuant to 12 C.F.R. sec. 5.33(g)(3), and (iv) the Pennsylvania Department of Banking pursuant to Sections 115 and 1603 of the Pennsylvania Banking Code, and the regulations promulgated thereunder, and each of the parties hereto shall, and they shall cause their respective subsidiaries to, submit any applications, notices or other filings to any other state or federal government agency, department or body the approval of which is required for consummation of the Merger and the Bank Merger. Seller and Purchaser each represents and warrants to the other that all information concerning it and its directors, officers, shareholders and subsidiaries included (or submitted for inclusion) in any such application and furnished by it shall be true, correct and complete in all material respects.

     4.4.  BEST EFFORTS

     (a) Subject to the terms and conditions of this Agreement, Purchaser, Merger Sub, and Seller shall each use its reasonable best efforts in good faith, and each of them shall cause its Subsidiaries to use their reasonable best efforts in good faith, to (i) furnish such information as may be required in connection with the preparation of the documents referred to in Sections 4.2 and
4.3 above, and (ii) take or cause to be taken all action necessary or desirable on its part so as to permit consummation of the Merger at the earliest possible date, including, without limitation, (1) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required for consummation of the transactions contemplated hereby, provided that neither Seller nor any Seller Subsidiary shall agree to make any payments or modifications to agreements in connection therewith without the prior written consent of Purchaser, which consent shall not be unreasonably withheld and (2) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. Subject to the terms and conditions of this Agreement, no party hereto shall take or fail to take, or cause or permit its Subsidiaries to take or fail to take, or to the best of its ability permit to be taken or omitted to be taken by any third persons, any action that would substantially impair the prospects of completing the Merger pursuant to this Reorganization Agreement and the Plan of Merger, that would materially delay such completion, or that would adversely affect the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code; provided that nothing herein contained shall preclude Purchaser from exercising its rights under the Option Agreement. In the event that either party has taken any action, whether before, on or after the date hereof, that would adversely affect such qualification, each party shall take such action as the other party may reasonably request to cure such effect to the extent curable without a Material Adverse Effect on either of the parties.

     (b) Seller shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to Seller, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be reasonably

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

likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date such that the condition set forth in Section 5.2(a) or 5.3(a), as applicable, would not be met if such failure to be true or accurate were to occur or be continuing on the Closing Date, and (ii) any material failure of Seller or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and each party shall use all reasonable best efforts to remedy such failure.

     (c) From the date of this Agreement through the Effective Date, to the extent permitted by law, Seller shall, and shall cause the Seller Subsidiaries to, provide such assistance to Purchaser as shall be reasonably necessary to assist Purchaser in converting and transferring as soon as practicable after the Effective Date all information concerning the loans, deposits and other assets and liabilities of Seller and the Seller Subsidiaries into Purchaser's own data processing system, with a view to facilitating the integration of Purchaser's and Seller's systems and otherwise combining Purchaser's and Seller's operations upon consummation of the Merger. After execution of this Agreement, to the extent permitted by law, Seller shall provide Purchaser with computer file instructions with respect to the information in its data processing system regarding the assets and liabilities of Seller and the Seller Subsidiaries, together with operational procedures designed to implement the transfer of such information to Purchaser, with a view to facilitating the integration of Purchaser's and Seller's systems and otherwise combining Purchaser's and Seller's operations upon consummation of the Merger. After execution of this Agreement, Seller and Purchaser shall each designate an individual to serve as liaison concerning the transfer of data processing information and other similar operational matters and to consult as to whether and when Seller will proceed with its pending data processing conversion.

     (d) Each party shall provide and shall request its auditors to provide the other party with such historical financial information regarding it (and related audit reports and consents) as the other party may reasonably request for disclosure purposes under the Securities Laws.

     4.5.  INVESTIGATION AND CONFIDENTIALITY

     Seller and Purchaser each will keep the other advised of all material developments relevant to its business and to consummation of the transactions contemplated herein and in the Plan of Merger. Purchaser and Seller each may make or cause to be made such investigation of the financial and legal condition of the other as such party reasonably deems necessary or advisable in connection with the transactions contemplated herein and in the Plan of Merger, provided, however, that such investigation shall be reasonably related to such transactions and shall not interfere unnecessarily with normal operations. Purchaser and Seller agree to furnish the other and the other's advisors with such financial data and other information with respect to its business and properties as such other party shall from time to time reasonably request. No investigation pursuant to this Section 4.5 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger of, any party hereto. Each party hereto shall hold all information furnished by the other party or any of such party's Subsidiaries or representatives pursuant to this Agreement in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated April 25, 2000, between Seller and Purchaser (the "Confidentiality Agreement").

     4.6.  PRESS RELEASES

     Seller and Purchaser shall agree with each other as to the form and substance of any press release related to this Reorganization Agreement and the Plan of Merger or the transactions contemplated hereby or thereby, and shall consult each other as to the form and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit any party, following notification to the other parties, from making any disclosure which is required by applicable law or

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

NYSE or Nasdaq rules. The initial press release related to this Reorganization Agreement and the Plan of Merger and the transactions contemplated hereby and thereby will disclose Purchaser's intention to effect the Stock Split and the Dividend Increase.

     4.7.  ACTIONS PENDING THE MERGER

     (a) Prior to the Closing Date, and except as otherwise provided for by this Reorganization Agreement, the Plan of Merger, the Option Agreement, or consented to or approved by the other party hereto, each of Purchaser and Seller shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to preserve its properties, business and relationships with customers, employees and other persons.

     (b) Seller shall not, and shall not permit any of the Seller Subsidiaries to, except with the prior written consent of Purchaser and except as Previously Disclosed or expressly contemplated or permitted by this Agreement, the Plan of Merger, or the Option Agreement:

          (1) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

          (2) in the case of Seller only, declare, set aside, make or pay any dividend or other distribution in respect of its capital stock other than its regular quarterly cash dividends on Seller Common Stock in amounts not in excess of $0.29 per share;

          (3) issue any shares of its capital stock or permit any treasury shares to become outstanding other than pursuant to the Option Agreement or Rights outstanding at the date hereof;

          (4) incur any additional debt obligation or other obligation for borrowed money other than in the ordinary course of business consistent with past practice;

          (5) issue, grant or authorize any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock except for Trust Account Shares and DPC Shares, and except for shares to be used to fulfill Seller's obligations under the Seller Employee Stock Purchase Plan and the Seller 401(k) Stock Purchase Plan or shares repurchased or acquired in connection with the exercise of options outstanding under the Seller Stock Option Plans; provided, however, that in order to fulfill such obligations, Seller shall acquire the necessary shares of Seller Common Stock solely through open market purchases;

          (6) amend its articles or certificate of incorporation or association or bylaws; impose, or suffer the imposition, on any share of stock of any Seller Subsidiary held by Seller of any lien, charge or encumbrance, or permit any such lien, charge or encumbrance to exist except, in each case, for liens, charges and encumbrances which have been Previously Disclosed;

          (7) merge with any other corporation, savings association or bank or permit any other corporation, savings association or bank to merge into it or consolidate with any other corporation, savings association or bank; acquire control over any other firm, bank, corporation, savings association or organization or create any Subsidiary;

          (8) waive or release any material right or cancel or compromise any material debt or claim;

          (9) liquidate or sell or dispose of any material assets or acquire any material assets; except as Previously Disclosed, make any capital expenditure in excess of $250,000 in any instance or $1,500,000 in the aggregate; or, except as Previously Disclosed, establish new branches or other similar facilities, close existing branches or similar facilities or enter into or modify any leases or other contracts relating thereto;

          (10) increase the rate of compensation of, pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees except in a manner consistent with past practice or as required by law or contractual obligation in effect as of the date hereof;

          (11) change its lending, investment, asset/liability management or other material banking policies in any material respect except as may be required by changes in applicable law;

          (12) change its methods of accounting in effect at December 31, 1999, except as required by changes in generally accepted accounting principles concurred in by its independent certified public accountants, or change any of its methods of reporting income, deductions or other items for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 1999, except as required by applicable law;

          (13) authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a "Takeover Proposal" (as defined below), or, except to the extent legally required for the discharge of the fiduciary duties of its Board of Directors, recommend or endorse any Takeover Proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a Takeover Proposal; provided, however, that Seller may communicate information about any such Takeover Proposal to its stockholders if, in the judgment of Seller's Board of Directors, after consultation with outside counsel, such communication is necessary in order to comply with its fiduciary duties to Seller's shareholders required under applicable law. Seller will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken herein. Seller will notify Purchaser immediately if any such inquiries or Takeover Proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, Seller, and Seller will promptly inform Purchaser in writing of all of the relevant details with respect to the foregoing. As used in this Agreement, "Takeover Proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Seller or any Seller Subsidiary or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Seller or any Seller Subsidiary other than the transactions contemplated or permitted by this Agreement, the Plan of Merger and the Option Agreement; or

          (14) agree to do any of the foregoing.

     (c) Purchaser shall not, and shall not permit any of the Purchaser Subsidiaries to, except with the prior written consent of Seller or as expressly contemplated or permitted by this Agreement, the Plan of Merger or the Option Agreement, carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted.

     4.8.  CERTAIN POLICIES

     Prior to the Effective Date, Seller shall, consistent with generally accepted accounting principles and on a basis mutually satisfactory to it and Purchaser, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Purchaser; provided, however, that Seller shall not be

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

obligated to take any such action pursuant to this Section 4.8 unless and until
(i) Purchaser irrevocably acknowledges to Seller in writing any that all conditions to its obligation to consummate the Merger have been satisfied and
(ii) Purchaser irrevocably waives in writing any and all rights that it may have to terminate this Agreement and Plan of Merger.

     4.9.  CLOSING; ARTICLES OF MERGER

     The transactions contemplated by this Reorganization Agreement and the Plan of Merger shall be consummated at a closing to be held at the offices of the law firm of Arnold & Porter, 399 Park Avenue, New York, New York on the first business day following satisfaction of the conditions to consummation of the Merger set forth in Article 5 hereof (other than such conditions relating to the actions to be taken at the Closing) or such later date during such month in which such business day shall occur (or, if such business day shall occur within ten (10) business days prior to the end of such month, during the next following month) as may be mutually specified by Purchaser and Seller. In connection with such Closing, Merger Sub and Seller shall execute a certificate of merger and shall cause such certificate to be delivered to (i) the Delaware Secretary of State in accordance with Section 251(c) of the Delaware General Corporation Law, and (ii) the Pennsylvania Secretary of State in accordance with Section 1927 of the Pennsylvania Business Corporation Law. The Merger shall be effective at the time and on the date specified in such certificate of merger.

     4.10.  AFFILIATES

     Seller and Purchaser shall cooperate and use their best efforts to identify those persons who may be deemed to be "affiliates" of Seller within the meaning of Rule 145 promulgated by the Commission under the Securities Act. Seller shall use its best efforts to cause each person so identified to deliver to Purchaser, no later than 30 days prior to the Effective Date, a written affiliate Agreement in a form to be agreed upon by Purchaser and Seller.

     4.11.  SELLER EMPLOYEES; DIRECTORS AND MANAGEMENT; INDEMNIFICATION

     (a) On and after the Effective Date (or as soon thereafter as may be practicable), all persons who are employed by Seller and/or any of the Seller Subsidiaries on such date ("Seller Employees") shall be employed on terms and conditions (including benefits) that in the aggregate are no less favorable (as determined by Purchaser in its reasonable discretion after consultation with Seller) with respect to their employment by Purchaser and its Subsidiaries after the Effective Date than those generally afforded to other similarly situated employees of Purchaser or its Subsidiaries, subject to the terms and conditions under which those employee benefits are made available to such employees and provided that (i) for purposes of (A) determining eligibility for and vesting of such employee benefits (and not for pension benefit accrual purposes), (B) determining levels of short-term disability benefits, vacation benefits and severance benefits under any severance pay arrangement (to the extent any such arrangement applies to employees generally and gives credit for length of service with Purchaser or a Purchaser Subsidiary), and (C) if applicable, satisfying any waiting periods concerning "preexisting conditions," service with Seller or a Seller Subsidiary or any predecessor thereto prior to the Effective Date shall be treated as service with an "employer" to the same extent as if such persons had been employees of Purchaser, and (ii) copayments and expenses paid by the Seller Employees prior to the Effective Date under the Seller Plans that provide medical benefits shall be treated as if paid under Purchaser's employee benefit plans that provide medical benefits for purposes of determining satisfaction of copayment and deductible requirements under such Purchaser plans, and provided, further, that this Section 4.11(a) shall not be construed
(A) to limit the ability of Purchaser and its Subsidiaries to terminate the employment of any employee at any time for any reason or to review employee benefits programs from time to time and to

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

make such changes as they deem appropriate or (B) to require Purchaser or its Subsidiaries to provide employees or former employees of Seller or any of its Subsidiaries with post-retirement medical benefits more favorable than those provided to new hires at Purchaser. Purchaser agrees to honor, or to cause the appropriate Purchaser Subsidiary to honor, in accordance with their terms all employment, severance and employee benefit plans, contracts, agreements and arrangements, and understandings Previously Disclosed, provided, however, that the foregoing shall not prevent Purchaser from amending or terminating any such plan, contract, or agreement in accordance with its terms and applicable law. The continued coverage of the Seller Employees under the employee benefit plans maintained by Seller and/or any Seller Subsidiary immediately prior to the Effective Date (the "Seller Plans") during a transition period of no more than 6 months shall be deemed to provide the Seller Employees with benefits that are no less favorable than those offered to other employees of Purchaser and any Purchaser Subsidiary; provided, that after the Effective Date there is no material reduction in the benefits provided under the Seller Plans. No provision of this Section 4.11(a) shall create any third party beneficiary rights in any employee or former employee of Seller (including any beneficiary or dependent thereof) in respect of continued employment (or resumed employment) or any other matter.

     (b) Prior to the Effective Date, Seller shall take all actions that may be requested by Purchaser in writing upon advance notice of not less than 45 days with respect to (i) causing one or more Seller Plans to terminate as of the Effective Date or for benefit accrual and entitlements to cease as of the Effective Date, (ii) causing the continuation on and after the Effective Date of any contract, arrangement or insurance policy relating to any Seller Plan for such period as may be requested by Purchaser, or (iii) cooperating with Purchaser to facilitate the merger of any Seller Plan into any Purchaser Plan on or following the Effective Date. Except for a purchase period commencing on July 1, 2000, Seller shall not authorize the commencement of any new purchase period under any Seller Stock Purchase Plan between the date hereof and the termination of this Reorganization Agreement and shall not extend any purchase period that is in effect on the date hereof beyond its originally scheduled date of termination. Any purchase period that would otherwise continue past the Effective Date shall be terminated effective immediately prior to the Effective Date.

     (c) Purchaser and Purchaser's Board of Directors shall, prior to the Effective Date, take all requisite action to, as of the Effective Date, (i) elect as directors of Purchaser Messrs. Carl L. Campbell and four other individuals designated by Mr. Campbell who are reasonably acceptable to Purchaser (Mr. Campbell and such four other individuals collectively, the "Seller Designees") and to elect Mr. Campbell as Vice Chairman of Purchaser and
(ii) cause Purchaser Bank's Board of Directors to take all requisite action to elect the Seller Designees as directors of Purchaser Bank and to elect Mr. Campbell as Vice Chairman of Purchaser Bank. For a period of at least one year following the Effective Date, Mr. Campbell shall additionally serve as Chairman of Purchaser's Pennsylvania Division.

     (d) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Date, a director or officer of Seller (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Seller, or any Seller Subsidiary or any of their respective predecessors or (ii) this Agreement, the Plan of Merger, the Option Agreement or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Date, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. On and after the Effective Date, Purchaser shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Date), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Purchaser; provided, however, that (1) Purchaser shall have the right to assume the defense thereof and upon such assumption Purchaser shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Purchaser elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between Purchaser and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after notification, and Purchaser shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Purchaser shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) Purchaser shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and (4) Purchaser shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 4.11(d), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Purchaser thereof, provided that the failure of any Indemnified Party to so notify Purchaser shall not relieve it of its obligations hereunder except (and only) to the extent that such failure materially prejudices Purchaser.

     (e) Purchaser agrees that all rights to indemnification and all limitations on liability existing in favor of the directors, officers and employees of Seller and any Seller Subsidiary (the "Covered Parties") as provided in their respective Certificates of Incorporation, Bylaws or similar governing documents as in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Date shall survive the Merger and shall continue in full force and effect, and shall be honored by such entities or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto, for a period of six years from the Effective Date; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period ("Claim") shall continue until the final disposition of such Claim; provided, further, however, that nothing contained in this Section 4.11(e) shall be deemed to preclude the liquidation, consolidation or merger of Seller or any Seller Subsidiary, in which case all of such rights to indemnification and limitations on liability shall be deemed to so survive and continue as an obligation of Purchaser or the successor to Seller or the Seller Subsidiary notwithstanding any such liquidation, consolidation or merger.

     (f) Purchaser, from and after the Effective Date will use its reasonable best efforts directly or indirectly to cause the persons who served as directors or officers of Seller on or before the Effective Date to be covered by Seller's existing directors' and officers' liability insurance policy (provided that Purchaser may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) but in no event shall any insured person be entitled under this
Section 4.11(f) to insurance coverage more favorable than that provided to him or her in such capacities as of the date hereof with respect to acts or omissions resulting from their service as such on or prior to the Effective Date. Such insurance coverage, if reasonably available at a reasonable cost relative to the coverage obtained, shall commence on the Effective Date and will be provided for a period of no less than four years after the Effective Date; provided, however, that in no event shall Purchaser be required to expend more than 200% of the current amount expended by Seller (the "Insurance Amount") to maintain or procure insurance coverage pursuant hereto and, provided, further, that the Insurance Amount shall be deemed reasonable for purposes of this Section 4.11(f). Seller agrees to renew any such existing insurance or to purchase any "discovery period" insurance provided for thereunder at Purchaser's request.

     (g) In the event Purchaser or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Purchaser assume the obligations set forth in this section.

     (h) The provisions of Section 4.11(d), (e), (f) and (g) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and their respective heirs and representatives.

     (i) The parties agree to take the further actions Previously Disclosed by Seller.

     4.12.  SELLER SUBSIDIARIES

     Seller undertakes and agrees that, if so requested by Purchaser, it shall take all necessary action to facilitate the merger of Seller Subsidiaries with Subsidiaries of Purchaser or the dissolution of such Seller Subsidiaries effective at or after the Effective Date; provided however, that in no event shall the Closing be delayed in order to facilitate any such merger or dissolution and provided, further, however, that Seller shall not be required to take any action that could adversely affect the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

     4.13.  STOCK SPLIT

     Management of Purchaser shall recommend to Purchaser's Board of Directors that it approve, and shall use best efforts to effect, a 10-for-1 split in the number of outstanding shares of Purchaser Common Stock in the form of a stock dividend or stock split (the "Stock Split"), such approval to be contingent upon the consummation of the Merger and to become effective prior to the Merger on the Effective Date.

     4.14.  DIVIDENDS

     After the date of this Agreement, each of Purchaser and Seller shall coordinate with the other the declaration of any dividends in respect of Purchaser Common Stock and Seller Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Purchaser Common Stock or Seller Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Purchaser Common Stock and/or Seller Common Stock and any shares of Purchaser Common Stock any such holder receives in exchange therefor in the Merger. In connection with the first quarterly dividend paid in respect of Purchaser Common Stock after the Effective Date, the Management of Purchaser shall recommend to the Purchaser Board that it approves and shall use best efforts to effect an increase in the amount of Purchaser's regular quarterly cash dividend to not less than $0.25 per share of Purchaser Common Stock (the "Dividend Increase") after giving effect to the Stock Split. In connection with approving this Reorganization Agreement and the transactions contemplated hereby, Purchaser's Board of Directors has considered the Dividend Increase and has agreed that, in the event that the transactions contemplated hereby and by the Plan of Merger are consummated and, subject to the coordination of dividends provisions of the first sentence of this Section 4.14 and to applicable law, the Dividend Increase will be implemented no later than the first regular quarterly dividend declared after the Effective Date.

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

     4.15.  ADVISORY BOARDS

     Promptly following the Effective Date, Purchaser shall cause those regional boards of directors of Seller for Seller's Regions One through Five to become regional Advisory Boards of Purchaser Bank and shall cause the members of such boards of directors as of the Effective Date, other than such members as become directors of Purchaser pursuant to Section 4.11(d) hereof, to be appointed or elected for a period of not less than twenty-four months after the Effective Date as members such Advisory Boards, the function of which is to advise Purchaser Bank on deposit and lending activities in Seller Bank's former market area. In addition, Purchaser shall cause any person who is a member of Seller's or Seller's Bank's Board of Directors on the Effective Date and is neither a member of a regional board of directors of Seller nor an individual who becomes a director of Purchaser pursuant to Section 4.11(d) hereof, to be appointed or elected to one of the regional Advisory Boards of Purchaser Bank as mutually agreed prior to the Effective Date by Purchaser and Seller. Each such advisory director shall be paid for such service the greater of (i) the fees for such service according to a fee schedule to be established by Purchaser or (ii) directors' fees Previously Disclosed by Seller in connection with this Section 4.15; provided, however, that notwithstanding anything else in this Section 4.15, if a member has failed to attend at least 25% of the meetings called within a year, such member will be paid pursuant to clause (i) of this sentence; and no attendance fees shall be paid for meetings not actually attended; and Purchaser Bank shall have no obligation to continue the services of any advisory director who acts in a manner detrimental to Purchaser Bank. In the event that Purchaser terminates, suspends or disbands one or more of the Advisory Boards, fails to require or request the attendance of a member with respect to at least 10 meetings of any Advisory Board and/or committee thereof within a single year or removes a member of an Advisory Board other than because such member acted in a manner detrimental to Purchaser Bank, in each case prior to the end of the 24-month period contemplated by the first sentence of this Section 4.15 and subject to the proviso of the preceding sentence, any member affected by any such action or failure shall nonetheless be paid the full fees (assuming at least 10 meetings annually had been held) pursuant to clause (i) of the preceding sentence or the amount contemplated by clause (ii) thereof, which ever is greater, with respect to such 24-month period.

     4.16.  SECTION 16

     Seller shall, reasonably promptly following the date hereof, provide to Purchaser a list of (a) the directors and officers (as such terms are used under Section 16 of the Exchange Act and the rules and regulations of the SEC thereunder) of Seller, (b) the number of shares of Purchaser Common Stock and options thereon expected to be received pursuant to the Merger, as appropriate, by each such officer or director on the Effective Date on account of shares of Seller Common Stock, and options thereon, reasonably expected to be held by such directors and officers immediately prior to the Effective Date and (c) a description of the material terms of such options. Prior to the Effective Date,
(a) the Seller Board of Directors shall take such actions consistent with the SEC's interpretive guidance to approve the disposition of Seller Common Stock, and options thereon, by each director and officer of Seller for purposes of Rule 16b-3(e) such that the deemed "sale" of such Seller Common Stock and options thereon by such persons pursuant to the Merger shall be exempt from liability pursuant to Section 16(b) of the Exchange Act, and (b) the Purchaser Board of Directors shall take such action consistent with the SEC's interpretive guidance to approve the acquisition of Purchaser Common Stock by each director and officer of Purchaser for purposes of Rule 16b-3(d) under the Exchange Act such that the deemed "purchase" of such Purchaser Common Stock, and options thereon, by such persons pursuant to the Merger shall be exempt from liability pursuant to Section 16(b) of the Exchange Act.

     4.17.  TAKEOVER LAWS

     No party hereto shall take any action that would cause the transactions contemplated by this Reorganization Agreement, the Plan of Merger or the Option Agreement to be subject to the requirements imposed by any Takeover Law, and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Reorganization Agreement, the Plan of Merger and the Option Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

                                   ARTICLE 5.
                              CONDITIONS PRECEDENT

     5.1.  CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER, MERGER SUB AND
           SELLER

     The respective obligations of the parties to effect the Merger shall be subject to satisfaction or waiver of the following conditions at or prior to the Closing Date:

          (a) All corporate action necessary to authorize the execution, delivery and performance of this Reorganization Agreement and the Plan of Merger and consummation of the transactions contemplated hereby and thereby, including without limitation the stockholder approvals contemplated by Sections 2.5 and 3.5 hereof, shall have been duly and validly taken;

          (b) The parties hereto shall have received all regulatory approvals required or mutually deemed necessary in connection with the transactions contemplated by this Reorganization Agreement, the Plan of Merger and the Bank Merger Agreement, all notice periods and waiting periods required after the granting of any such approvals shall have passed and all conditions contained in any such approval required to have been satisfied prior to consummation of such transactions shall have been satisfied, provided, however, that no such approval shall have imposed any condition or requirement that, in the reasonable good faith opinion of the Board of Directors of Purchaser or Seller so materially and adversely affects the anticipated economic benefits to Purchaser or Seller, respectively, of the transactions contemplated by this Agreement as to render consummation of such transactions inadvisable;

          (c) The Registration Statement (including any post-effective amendment thereto) shall be effective under the Securities Act, and no proceeding shall be pending, or to the knowledge of Purchaser, threatened by the Commission to suspend the effectiveness of such Registration Statement, and Purchaser shall have received all state securities or "Blue Sky"permits or other authorizations, or confirmations as to the availability of an exemption from registration requirements as may be necessary;

          (d) To the extent that any lease, license, loan, financing agreement or other contract or agreement to which Seller or any Seller Subsidiary is a party requires the consent of or waiver from the other party thereto as a result of the transactions contemplated by this Agreement, such consent or waiver shall have been obtained, unless the failure to obtain such consents or waivers, individually or in the aggregate, would not have a Material Adverse Effect on Seller;

          (e) None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Reorganization Agreement and the Plan of Merger;

          (f) The shares of Purchaser Common Stock that may be issued in the Merger which shall have been approved for listing on the NYSE, subject to official notice of issuance; and

          (g) Purchaser shall have received an opinion of Arnold & Porter, and Seller shall have received an opinion of Wachtell, Lipton, Rosen & Katz, in each case in form and substance reasonably satisfactory to Purchaser and Seller, as the case may be, dated as of the Effective Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will be treated for federal income tax purposes as a reorganization or part of a reorganization within the meaning of Section 368(a) of the Code, and that:

             (i) Seller, Purchaser and Merger Sub will each be a party to such reorganization within the meaning of Section 368(b) of the Code;

             (ii) No gain or loss will be recognized by Purchaser, Merger Sub or Seller as a result of the Merger (except for amounts resulting from any required change in accounting methods, any income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Code, or other exceptions as set forth in such opinion);

             (iii) No gain or loss will be recognized by Seller shareholders with respect to shares of Purchaser Common Stock received in exchange for all of their shares of Seller Common Stock;

             (iv) The gain, if any, realized by Seller shareholders who receive Purchaser Common Stock and cash (other than cash in lieu of a fractional share interest of Purchaser Common Stock) in exchange for their shares of Seller Common Stock, will be recognized by each such shareholder, but in an amount not in excess of the amount of cash received. If the exchange has the effect of the distribution of a dividend, then the amount of the gain recognized shall be treated as a dividend. No loss will be recognized by such Seller shareholders on the exchange;

             (v) Each Seller shareholder's aggregate tax basis in any shares of Purchaser Common Stock received in the transaction will be the same as the aggregate tax basis of the shares of Seller Common Stock such shareholder surrendered in the exchange therefor, decreased by the amount of any cash received by the shareholder and increased by the amount any income or gain recognized by the shareholder in the exchange; and

             (vi) Each Seller shareholder's holding period in any shares of Purchaser Common Stock received in the transaction will, in each instance, include the period during which the shares of Seller Common Stock surrendered in exchange therefor were held, provided that such shares of Seller Common Stock were held as capital assets by the shareholder on the Effective Date.

     In rendering the opinion described in this subsection (g), Arnold & Porter and Wachtell, Lipton, Rosen & Katz, as applicable, may rely on representations and facts as provided by Purchaser and Seller, including, without limitation, the representations set forth in Revenue Procedure 86-42, 1986-2 C.B. 722.

     5.2.  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

     The obligations of Seller to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by Seller pursuant to Section 6.4 hereof:

          (a) The representations and warranties of Purchaser and Merger Sub set forth in Article 3 hereof shall be true and correct in all material respects as of the date of this Reorganization Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Reorganization Agreement or consented to in writing by Seller; provided, however, that (i) in determining whether or not the condition contained in this paragraph (a) shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect and (ii) the condition contained in this paragraph (a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on Purchaser;

          (b) Purchaser and Merger Sub shall have in all material respects performed all obligations and complied with all covenants required by this Reorganization Agreement and the Plan of Merger to be performed or complied with at or prior to the Closing Date;

          (c) Each of Purchaser and Merger Sub shall have delivered to Seller a certificate, dated the Closing Date and signed by its respective Chairman, CEO, Executive Vice President or Senior Vice President to the effect that the conditions set forth in paragraphs (a) and (b) of this section have been satisfied; and

          (d) The Stock Split shall have become effective.

     5.3.  CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER AND MERGER SUB

     The respective obligations of Purchaser and Merger Sub to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by Purchaser pursuant to Section 6.4 hereof:

          (a) The representations and warranties of Seller set forth in Article 2 hereof shall be true and correct in all material respects as of the date of this Reorganization Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Reorganization Agreement or consented to in writing by Purchaser; provided, however, that (i) in determining whether or not the condition contained in this paragraph (a) shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect and (ii) the condition contained in this paragraph (a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on Seller;

          (b) Seller shall have in all material respects performed all obligations and complied with all covenants required by this Reorganization Agreement and the Plan of Merger to be performed or complied with at or prior to the Closing Date;

          (c) Seller shall have delivered to Purchaser and Merger Sub a certificate, dated the Closing Date and signed by its Chairman, President and Chief Executive Officer or any Executive Vice President to the effect that the conditions set forth in paragraphs (a) and (b) of this section have been satisfied; and

          (d) Dissenters' rights shall not have been exercised with respect to more than 15% of the outstanding shares of Seller Common Stock.

                                   ARTICLE 6.
                       TERMINATION, WAIVER AND AMENDMENT

     6.1.  TERMINATION

     This Reorganization Agreement and the Plan of Merger may be terminated, either before or after approval by the shareholders of Seller or Purchaser:

          (a) At any time on or prior to the Effective Date, by the mutual consent in writing of the parties hereto;

          (b) At any time on or prior to the Closing Date, by Purchaser in writing, if Seller has, or by Seller in writing, if Purchaser or Merger Sub has, in any material respect, breached (i) any covenant or agreement contained herein or in the Plan of Merger or (ii) any representation or warranty contained herein, and in either case if (x) such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Closing Date and (y) such breach would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article V hereof;

          (c) At any time, by any party hereto in writing, if the applications for prior approval referred to in Section 4.3 hereof have been finally denied, and the time period for appeals and requests for reconsideration has run, or if any governmental entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;

          (d) At any time, by any party hereto in writing, if the shareholders of Seller do not approve the transactions contemplated herein at the special meetings duly called for that purpose; or

          (e) By any party hereto in writing, if the Closing Date has not occurred by the close of business on January 31, 2001 unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements set forth herein.

     6.2.  EFFECT OF TERMINATION

     In the event this Reorganization Agreement and the Plan of Merger is terminated pursuant to Section 6.1 hereof, this Agreement and the Plan of Merger shall become void and have no effect, except that (i) the provisions relating to confidentiality and expenses set forth in Sections 4.5 and 7.1 hereof, respectively, shall survive any such termination and (ii) a termination pursuant to Section 6.1(b)(i) or (b)(ii) shall not relieve the breaching party from liability for an uncured willful breach of such covenant or agreement or representation or warranty giving rise to such termination.

     6.3.  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

     All representations, warranties and covenants in this Reorganization Agreement and the Plan of Merger or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Date other than covenants that by their terms are to survive or be performed after the Effective Date; provided, that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive Purchaser, Merger Sub or Seller (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either Purchaser or Seller, the aforesaid representations, warranties and covenants being material inducements to the consummation by Purchaser, Merger Sub and Seller of the transactions contemplated herein.

     6.4.  WAIVER

     Except where not permitted by law, Purchaser and Seller, respectively, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of this Reorganization Agreement and the Plan of Merger by the shareholders of Purchaser and Seller) extend the time for the performance of any of the obligations or other acts of Seller, on the one hand, or Purchaser or Merger Sub, on the other hand, and may waive (i) any inaccuracies of such parties in the representations or warranties contained in this Agreement, the Plan of Merger or any document delivered pursuant hereto or thereto, (ii) compliance with any of the covenants, undertakings or agreements of such parties, or satisfaction of any of the conditions precedent to its obligations, contained herein or in the Plan of Merger or (iii) the performance by such parties of any of its obligations set out herein or therein; provided, however, that no such waiver, or amendment or supplement contemplated by Section 6.5, executed after approval of this Reorganization Agreement and the Plan of Merger by the shareholders of Purchaser or Seller shall, without the further approval thereof, change the amount or kind of Merger Consideration.

     6.5.  AMENDMENT OR SUPPLEMENT

     This Reorganization Agreement and the Plan of Merger may be amended or supplemented at any time only by mutual agreement of the parties hereto or thereto. Any such amendment or supplement must be in writing and approved by their respective boards of directors and/or officers authorized thereby and shall be subject to the proviso in Section 6.4 hereto.

                                   ARTICLE 8.
                                 MISCELLANEOUS

     7.1.  EXPENSES

     Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated in this Reorganization Agreement, including fees and expenses of its own financial consultants, accountants and counsel, except that Purchaser and Seller each shall bear and pay 50% of all printing and mailing costs and filing fees associated with the Registration Statement and the Proxy Statement.

     7.2.  ENTIRE AGREEMENT

     This Reorganization Agreement, the Plan of Merger and the Option Agreement contain the entire agreement between the parties with respect to the transactions contemplated hereunder and thereunder and supersede all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein or therein and the Confidentiality Agreements. Notwithstanding any provision of any of the aforementioned agreements, the parties agree that Purchaser may purchase Seller Common Stock in open market or negotiated transactions prior to the Effective Date, not to exceed 5% of the outstanding Seller Common Stock and subject to any applicable legal restrictions. The terms and conditions of this Reorganization Agreement and the Plan of Merger shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Except as specifically set forth herein, or in the Plan of Merger, nothing in this Reorganization Agreement or the Plan of Merger, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors, any rights, remedies, obligations or liabilities. This Reorganization Agreement and the Plan of Merger, taken together, shall constitute a plan of reorganization within the meaning of Section 368 of the Code.

     7.3.  NO ASSIGNMENT

     No party hereto may assign any of its rights or obligations under this Reorganization Agreement to any other person.

     7.4.  ALTERNATIVE STRUCTURE

     Notwithstanding any provision of this Reorganization Agreement to the contrary, Purchaser may, with the written consent of Seller, which shall not be unreasonably withheld, elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the acquisition of Seller and the Seller Subsidiaries set forth herein, provided, that (i) the federal income tax consequences of any transactions created by such modification shall not be other than those set forth in Section 5.1(g) hereof, (ii) the consideration to be paid to the holders of the Seller Common Stock is not thereby changed in kind or reduced in amount as a result of such modification and (iii) such modification will not materially delay or jeopardize the consummation of the transactions contemplated by the Reorganization Agreement and the Plan of Merger.

     7.5.  NOTICES

     All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by facsimile transmission or overnight express or by registered or certified mail, postage prepaid, addressed as follows:

     If to Seller:

        Keystone Financial, Inc.
        One Keystone Plaza
        Front and Market Streets
        Harrisburg, PA 17105

        Attn: Ben G. Rooke
        Facsimile No: (717) 231-5759

     With a required copy to:

        Wachtell, Lipton, Rosen & Katz
        51 West 52nd Street
        New York, New York 10019
        Attn: Edward D. Herlihy, Esq.
        Facsimile No: (212) 403-2000

     If to Purchaser or Merger Sub:

        M&T Bank Corporation
        One M&T Plaza
        Buffalo, NY 14240
        Attn: Michael Pinto,
              Executive Vice President and Chief Financial Officer Facsimile No: (716) 842-5177

     With a required copy to:

        M&T Bank Corporation
        One M&T Plaza
        Buffalo, NY 14240
        Attn: Richard A. Lammert, Esquire
              Senior Vice President and General Counsel
        Facsimile No: (716) 842-5177

        and to:

        Arnold & Porter
        555 Twelfth Street, N.W.
        Washington, D.C. 20004
        Attn: Steven Kaplan, Esquire
        Facsimile No: (202) 942-5999

     7.6.  CAPTIONS

     The captions contained in this Reorganization Agreement are for reference purposes only and are not part of this Reorganization Agreement.

     7.7.  COUNTERPARTS

     This Reorganization Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     7.8.  GOVERNING LAW

     This Reorganization Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and entirely to be performed within such jurisdiction, except to the extent federal law may be applicable.

     [Remainder of this page left intentionally blank.]

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Reorganization Agreement to be executed in counterparts by their duly authorized officers and their corporate seal to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.

Attest                                                      M&T BANK CORPORATION

/s/ MICHAEL S. PIEMONTE                                     By /s/ GARY S. PAUL
-----------------------------------------------------
Michael S. Piemonte                                         -----------------------------------------------------
Asst. Corporate Secretary                                      Gary S. Paul
                                                               Senior Vice President

(SEAL)

Attest                                                      OLYMPIA FINANCIAL CORP.

/s/ MICHAEL S. PIEMONTE                                     By /s/ GARY S. PAUL
-----------------------------------------------------
Michael S. Piemonte                                         -----------------------------------------------------
Asst. Corporate Secretary                                      Gary S. Paul
                                                               Treasurer and Assistant Secretary

(SEAL)

Attest                                                      KEYSTONE FINANCIAL, INC.

/s/ BEN G. ROOKE                                            By /s/ CARL L. CAMPBELL
-----------------------------------------------------
Ben G. Rooke                                                -----------------------------------------------------
Vice Chairman, General Counsel and Secretary                   Carl L. Campbell
                                                               Chairman, President and CEO

(SEAL)

                                                                         ANNEX A

                        AGREEMENT AND PLAN OF MERGER OF
                            KEYSTONE FINANCIAL, INC.
                     WITH AND INTO OLYMPIA FINANCIAL CORP.

     AGREEMENT AND PLAN OF MERGER ("Plan of Merger") dated as of May 16, 2000 by and between Keystone Financial, Inc. ("Seller"), a Pennsylvania corporation having its principal executive office at One Keystone Plaza, Front and Market Streets, Harrisburg, Pennsylvania 17105, and Olympia Financial Corp. ("Merger Sub"), a Delaware corporation having its principal executive office at 1209 Orange Street, Wilmington, Delaware, and joined in by M&T Bank Corporation ("Purchaser"), a New York corporation having its principal executive office at One M&T Plaza, Buffalo, New York 14614.

                              W I T N E S S E T H

     WHEREAS, the respective Boards of Directors of Seller, Merger Sub and Purchaser deem the merger of Seller with and into Merger Sub, under and pursuant to the terms and conditions herein set forth or referred to, desirable and in the best interests of the respective corporations and their respective shareholders, and the respective Boards of Directors of Seller, Merger Sub and Purchaser have adopted resolutions approving this Plan of Merger and an Agreement and Plan of Reorganization dated of even date herewith ("Reorganization Agreement"); and

     WHEREAS, the parties hereto desire that Seller shall be acquired by Purchaser through the merger of Seller with and into Merger Sub, with Merger Sub as the surviving corporation, subject to the terms and conditions of this Plan of Merger and the Reorganization Agreement; and

     WHEREAS, the parties hereto intend that the Merger shall qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended ("the Code").

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

                                   ARTICLE 1.
                                     MERGER

     Subject to the terms and conditions of this Plan of Merger, at the Effective Time (as hereinafter defined), Seller shall be merged with and into Merger Sub, pursuant to the provisions of, and with the effect provided in the Pennsylvania Business Corporation Law and the Delaware General Corporation Law (said transaction being hereinafter referred to as the "Merger"). At the Effective Time, the separate existence of Seller shall cease and Merger Sub, as the surviving entity, shall continue unaffected and unimpaired by the Merger. (Merger Sub as existing at and after the Effective Time being hereinafter sometimes referred to as the "Surviving Corporation").

                                   ARTICLE 2.
                    CERTIFICATE OF INCORPORATION AND BY-LAWS

     Subject to Section 4.11(e) of the Reorganization Agreement, the Certificate of Incorporation and the Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and the Bylaws of the Surviving Corporation, in each case until amended in accordance with applicable law.

                                   ARTICLE 3.
                               BOARD OF DIRECTORS

     The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

                                   ARTICLE 4.
                                    CAPITAL

     At the Effective Time, all of the shares of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and unchanged by virtue of the Merger and shall constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation.

                                   ARTICLE 5.
                           CONVERSION AND EXCHANGE OF
                   SELLER SHARES; FRACTIONAL SHARE INTERESTS

     1. At the Effective Time, each share of the common stock of Seller, par value $2.00 per share ("Seller Common Stock"), issued and outstanding immediately prior to the Effective Time (except as provided in Section 2 of this Article 5, and subject to Sections 5 and 7 of this Article 5), shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, become and be converted into, at the election of the holder as provided in and subject to the limitations set forth in this Article 5, either (i) the right to receive $21.50 in cash without interest (the "Cash Consideration") or
(ii) 0.05 of a share (before giving effect to the Stock Split as defined in the Reorganization Agreement) (the "Exchange Ratio") of common stock, par value $5.00 per share, of Purchaser ("Purchaser Common Stock") (the "Stock Consideration"). The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the "Merger Consideration."

     2. (a) At the Effective Time, all shares of Seller Common Stock held in the treasury of Seller or owned beneficially by any Subsidiary of Seller other than in a fiduciary capacity ("Trust Account Shares") or in connection with a debt previously contracted ("DPC Shares") and all shares of Seller Common Stock owned by Purchaser or owned beneficially by any subsidiary of Purchaser other than Trust Account Shares and DPC Shares shall be canceled and no cash, stock or other property shall be delivered in exchange therefor.

          (b) Notwithstanding any other provision contained in this Plan of Merger, no shares of Seller Common Stock that are issued and outstanding as of the Effective Time and that are held by a stockholder who has properly exercised his appraisal rights (any such shares being referred to herein as "Dissenting Shares") under applicable law shall be converted into the right to receive the Merger Consideration as provided in Section 1 of this
     Article 5 unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, his right to dissent from the Merger under applicable law and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of applicable law. If any such holder shall have so failed to perfect or effectively withdrawn or lost such right prior to the Election Deadline (as defined herein), each of such holder's shares of Seller Common Stock shall thereupon be deemed to be Non-Election Shares (as defined herein) for all purposes under this Article 5. If any holder of Dissenting Shares shall have so failed to perfect or effectively withdrawn or lost such holder's right to dissent from the Merger after the Election Deadline, each of such holder's shares of Seller Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive the Stock Consideration or the Cash Consideration or a combination thereof as determined by Purchaser in its sole discretion.

     3. (a) An election form (an "Election Form") and other appropriate and customary transmittal materials, which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing Seller Common Stock ("Certificates") shall pass, only upon proper delivery of such Certificates to a bank or trust company designated by Purchaser and reasonably satisfactory to Seller (the "Exchange Agent") in such form as Seller and Purchaser shall mutually agree shall be mailed on the Mailing Date (as defined below) to each holder of record of shares of Seller Common Stock (other than holders of Dissenting Shares or shares of Seller Common Stock to be cancelled as provided in Section 2(a) of this Article 5) as of a record date which shall be the same date as the record date for eligibility to vote on the Merger. The "Mailing Date" shall be the date on which proxy materials relating to the Merger are mailed to holders of shares of Seller Common Stock.

          (b) Each Election Form shall entitle the holder of shares of Seller Common Stock (or the beneficial owner through appropriate and customary documentation and instructions) to (i) elect to receive the Cash Consideration for all of such holder's shares (a "Cash Election"), (ii) elect to receive the Stock Consideration for all of such holder's shares (a "Stock Election"), (iii) elect to receive the Cash Consideration with respect to some of such holder's shares and the Stock Consideration with respect to such holder's remaining shares (a "Mixed Election"), or (iv) make no election or to indicate that such holder has no preference as to the receipt of the Cash Consideration or the Stock Consideration (a "Non-Election"). Holders of record of shares of Seller Common Stock who hold such shares as nominees, trustees or in other representative capacities (a "Representative") may submit multiple Election Forms; provided, that such Representative certifies that each such Election Form covers all the shares of Seller Common Stock held by that Representative for a particular beneficial owner. Shares of Seller Common Stock as to which a Cash Election has been made are referred to herein as "Cash Election Shares." Shares of Seller Common Stock as to which a Stock Election has been made are referred to herein as "Stock Election Shares." Shares of Seller Common Stock as to which no election or a Non-Election has been made are referred to as "Non-Election Shares." The aggregate number of shares of Seller Common Stock with respect to which a Stock Election has been made is referred to herein as the "Stock Election Number."

          (c) To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m. New York City time on the 20th calendar day following the Mailing Date (or such other time and date as Seller and Purchaser may mutually agree) (the "Election Deadline"). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and, if required by Purchaser pursuant to Section 8 of this Article 5, indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Seller Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any Seller stockholder may at any time prior to the Election Deadline change his or her election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. Any Seller stockholder may, at any time prior to the Election Deadline, revoke his or her election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Certificates, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent. All elections shall be revoked automatically if the Exchange Agent is notified in writing by Purchaser and Seller that this Plan of Merger has been terminated. If a stockholder either (i) does not submit a properly completed Election Form by the Election Deadline, or (ii) revokes its Election Form and does not thereafter duly deliver a properly completed Election Form to the Exchange Agent prior to the Election Deadline, the shares of Seller Common Stock held by such stockholder shall be designated "Non-Election Shares." Purchaser shall cause the Certificates representing Seller Common Stock described in (ii) to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form. Subject to the terms of this Plan of Merger and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

          (d) Notwithstanding any other provision contained in this Plan of Merger, 65% of the total number of shares of Seller Common Stock outstanding on the date hereof, less the aggregate number of shares of Seller Common Stock acquired by Purchaser pursuant to the Reorganization Agreement or Seller prior to the Effective Time (the "Stock Conversion Number") shall be converted into the Stock Consideration and the remaining outstanding shares of Seller Common Stock shall be converted into the Cash Consideration (in each case, excluding (x) shares of Seller Common Stock to be cancelled as provided in Section 2(a) of this Article 5 and (y) Dissenting Shares (the shares remaining outstanding after such exclusion constituting, for purposes of this Agreement the "Outstanding Seller Shares"); provided, however, that for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code and, notwithstanding anything to the contrary contained herein, in order that the Merger will not fail to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, as reasonably determined by Arnold & Porter and Wachtell, Lipton, Rosen & Katz, Purchaser shall increase the number of outstanding Seller shares that will be converted into the Stock Consideration and reduce the number of outstanding Seller shares that will be converted into the right to receive the Cash Consideration.

          (e) Within five (5) business days after the later to occur of the Election Deadline or the Effective Time, Purchaser shall cause the Exchange Agent to effect the allocation among holders of Seller Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

             (i) If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and, subject to Section 7 of this Article 5, each holder of Stock Election Shares will be entitled to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder's Stock Election Shares being converted into the right to receive the Cash Consideration;

             (ii) If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the "Shortfall Number"), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

                (A) if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and, subject to Section 7 of Article 5, each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder's Non-Election Shares being converted into the right to receive the Cash Consideration; or

                (B) if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and, subject to Section 7 of this Article 5, each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder's Cash Election Shares being converted into the right to receive the Cash Consideration.

     For purposes of this Section 3(e), if Purchaser is obligated to increase the number of Outstanding Seller Shares to be converted into shares of Purchaser Common Stock as a result of the application of the last clause of Section 3(d) above, then the higher number shall be substituted for the Stock Conversion Number in the calculations set forth in this Section 3(e).

          (f) All of the shares of Seller Common Stock converted into and exchangeable for the Merger Consideration pursuant to this Article 5 shall no longer be outstanding and shall automatically be cancelled and cease to exist as of the Effective Time. Each Certificate previously representing any such shares of Seller Common Stock shall thereafter represent the right to receive the Merger Consideration pursuant to this Article 5, as allocated among the holders of Seller Common Stock in accordance with this
     Section 3.

          (g) At the Effective Time, Purchaser shall deposit, or shall cause to be deposited, with the Exchange Agent, for exchange in accordance with this
     Section 3, certificates representing the aggregate number of shares of Purchaser Common Stock into which the outstanding shares of Seller Common Stock shall be converted pursuant to this Article 5, and cash in the amount of the aggregate Cash Consideration and the aggregate amount of cash to be paid in lieu of fractional shares. As soon as practicable after the Effective Time, the Exchange Agent shall mail to all holders of record of Seller Common Stock who did not previously submit completed Election Forms letters of transmittal specifying the procedures for the delivery of such holders' certificates to the Exchange Agent and describing the Merger Consideration such holders will receive therefor. Also as soon as practicable after the Effective Time (with allowance for the mailing of the letters of transmittal described in the preceding sentence), the Exchange Agent shall distribute to holders of shares of Seller Common Stock, upon surrender to the Exchange Agent (to the extent not previously surrendered with an Election Form) of one or more Certificates for cancellation, (i) a certificate representing that number of whole shares of Purchaser Common Stock, if any, that such holder has the right to receive pursuant to this Plan of Merger, and (ii) a check for an amount equal to the cash, if any, which such holder has the right to receive pursuant to this Plan of Merger (including any cash in lieu of any fractional shares of Purchaser Common Stock to which such holder is entitled pursuant to Section 7 hereof and any dividends or other distributions to which such holder is entitled pursuant to the provisions set forth below). In no event shall the holder of any such surrendered Certificates be entitled to receive interest on any of the Cash Consideration or cash in lieu of fractional share interests to be received in the Merger. If a check is to be issued in the name of a person other than the person in whose name the Certificates surrendered for exchange therefor are registered, it shall be a condition of the exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer taxes required by reason of issuance of such check to a person other than the registered holder of the Certificates surrendered, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable. No dividends or other distributions declared after the Effective Time with respect to Purchaser Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this
     Article 5. After the surrender of a Certificate in accordance with this
     Article 5, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Purchaser Common Stock, if any, represented by such Certificate. Certificates surrendered for exchange by any person who is an "affiliate" of Seller for purposes of Rule 145(c) under the Securities Act of 1933, as amended, shall not be exchanged for certificates representing shares of Purchaser Common Stock until Purchaser has received the written agreement of such person contemplated by Section 4.10 of the Reorganization Agreement. If any certificate for shares of Purchaser Common Stock is to be issued in a name other than that in which a Certificate surrendered for exchange is issued, the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Certificate surrendered or provide funds for their purchase or establish to the reasonable satisfaction of Purchaser or its agent that such taxes have been paid or are not payable.

     4. At the Effective Time, the stock transfer books of Seller shall be closed and no transfer of Seller Common Stock shall thereafter be made or recognized. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article 5. Any other provision of this Plan of Merger notwithstanding, neither Purchaser or its agent nor any party to the Merger shall be liable to a holder of Seller Common Stock for any amount paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

     5. In the event that prior to the Effective Time, the outstanding shares of Purchaser Common Stock shall have been increased, decreased or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock dividend, stock split or other like changes in Purchaser's capitalization including, without limitation, the Stock Split, then an appropriate and proportionate adjustment shall be made to the Stock Consideration (including the Exchange Ratio) and the formulas contained in Section 6 of this Article 5.

     6. At the Effective Time, each option to acquire Seller Common Stock (each a "Seller Option") granted under 1997 Stock Incentive Plan; the 1992 Stock Incentive Plan; the 1988 Stock Incentive Plan; the 1995 Employee Stock Purchase Plan; the 1995 Non-Employee Directors' Stock Option Plan; the 1990 Non-Employee Directors' Stock Option Plan; the Financial Trust Corp. Stock Option Plan of 1992; the Financial Trust Corp. Non-Employee Director Stock Option Plan of 1994; the Amended and Restated Nonqualified Stock Option Agreement with Donald E. Stone (WM Bancorp, Inc. options); the Elmwood Bancorp, Inc. Key Employee Stock Compensation Program; and the Mainline Bancshares, Inc.

Stock Option Agreement (collectively, the "Seller Stock Option Plans") which is outstanding immediately prior to the Effective Time, whether vested or unvested, will be assumed by Purchaser. Each Seller Option so assumed by Purchaser shall continue to have, and be subject to, the same terms and conditions set forth in the Seller Stock Option Plan (and any agreement) under which it was granted and as in existence immediately prior to the Effective Time, except that (i) such Seller Option shall be exercisable (when vested) for that number of whole shares of Purchaser Common Stock equal to the product of the number of shares of Seller Common Stock covered by the Seller Option multiplied by the Exchange Ratio, provided that any fractional shares of Purchaser Common Stock resulting from such multiplication shall be rounded down to the nearest share; and (ii) the exercise price per share of Purchaser Common Stock shall be equal to the exercise price per share of Seller Common Stock of such Seller Option divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent. Notwithstanding the foregoing, the adjustment provided herein will comply with the adjustment provisions in the Seller Stock Option Plans and with respect to any Seller Options that are "incentive stock options"(as defined in Section 422 of the Code) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code. At the Effective Time, each outstanding equity-based right or award under the Seller Stock Option Plans or other equity-based plans (the "Equity-Based Rights") shall be assumed by Purchaser and be subject to the terms and conditions of the applicable Seller Stock Option Plan or equity-based plan and the applicable award agreement under which it was granted. Each Equity-Based Right so assumed shall be converted into a right to received the number of shares of Purchaser Common Stock or a payment with a value equal to, as applicable, the product of (i) the number of shares of Seller Common Stock subject to such Equity-Based Right and (ii) the Exchange Ratio.

     7. Notwithstanding any other provision hereof, each holder of shares of Seller Common Stock who would otherwise have been entitled to receive pursuant to this Article 5 a fraction of a share of Purchaser Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash in an amount equal to such fraction of a share of Purchaser Common Stock multiplied by the market value (as defined below) of Purchaser Common Stock. The "market value" of Purchaser Common Stock shall be the closing price of the Purchaser Common Stock on the New York Stock Exchange -- Composite Transactions List (as reported by The Wall Street Journal or, if not reported therein, another comparable authoritative source) for the trading day immediately preceding the date on which the Effective Time occurs. No such holder shall be entitled to dividends, voting rights or any other shareholder right in respect of such fractional share.

     8. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Purchaser, the posting by such person of a bond in such amount as Purchaser may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Purchaser Common Stock constituting the Stock Consideration and cash in lieu of fractional shares and/or the cash constituting the Cash Consideration deliverable in respect thereof pursuant to this Plan of Merger.

                                   ARTICLE 6.
                          EFFECTIVE TIME OF THE MERGER

     A certificate or articles of merger evidencing the transactions contemplated herein shall be delivered to the Pennsylvania Department of State and the Delaware Secretary of State for filing as provided in the Reorganization Agreement. The Merger shall be effective at the time and on the date specified in such certificate or articles of merger (such date and time being herein referred to as the "Effective Time").

                                   ARTICLE 7.
                              CONDITIONS PRECEDENT

     The obligations of Purchaser, Merger Sub and Seller to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions to the obligations of such person set forth in Article 5 of the Reorganization Agreement.

                                   ARTICLE 8.
                                  TERMINATION

     Anything contained in the Plan of Merger to the contrary notwithstanding, and notwithstanding adoption hereof by the shareholders of Seller or Merger Sub, this Plan of Merger may be terminated and the Merger abandoned as provided in the Reorganization Agreement.

                                   ARTICLE 9.
                                 MISCELLANEOUS

     1. This Plan of Merger may be amended or supplemented at any time prior to the Effective Time by mutual agreement of Merger Sub, Purchaser and Seller. Any such amendment or supplement must be in writing and approved by their respective Boards of Directors and/or by officers authorized thereby and shall be subject to the proviso in Section 6.4 of the Reorganization Agreement.

     2. Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of the Reorganization Agreement.

     3. The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Plan of Merger.

     4. This Plan of Merger shall be governed by and construed in accordance with the laws of Pennsylvania and Delaware applicable to the internal affairs of Seller and Merger Sub.

     5. This Plan of Merger, taken together with the Reorganization Agreement, shall constitute a plan of reorganization within the meaning of Section 368 of the Code.

               [Remainder of this page left intentionally blank.]

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Plan of Merger to be executed in counterparts by their duly authorized officers and attested by their officers thereunto duly authorized, all as of the day and year first above written.

Attest                                                      M&T BANK CORPORATION

/s/ MICHAEL S. PIEMONTE                                     By /s/ GARY S. PAUL
-----------------------------------------------------
Michael S. Piemonte                                         -----------------------------------------------------
Asst. Corporate Secretary                                      Gary S. Paul
                                                               Senior Vice President

Attest                                                      OLYMPIA FINANCIAL CORP.

/s/ MICHAEL S. PIEMONTE                                     By /s/ GARY S. PAUL
-----------------------------------------------------
Michael S. Piemonte                                         -----------------------------------------------------
Asst. Corporate Secretary                                      Gary S. Paul
                                                               Treasurer and Assistant Secretary

Attest                                                      KEYSTONE FINANCIAL, INC.

/s/ BEN G. ROOKE                                            By /s/ CARL L. CAMPBELL
-----------------------------------------------------
Ben G. Rooke                                                -----------------------------------------------------
Vice Chairman, General Counsel and Secretary                   Carl L. Campbell
                                                               Chairman, President and CEO

                                   APPENDIX B

                             STOCK OPTION AGREEMENT

                             STOCK OPTION AGREEMENT

                  THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO
                   CERTAIN PROVISIONS CONTAINED HEREIN AND TO
                         RESALE RESTRICTIONS UNDER THE
                       SECURITIES ACT OF 1933, AS AMENDED

     STOCK OPTION AGREEMENT, dated May 16, 2000, Keystone Financial, Inc., a Pennsylvania corporation ("Issuer"), and M&T Bank Corporation, a New York corporation ("Grantee").

                              W I T N E S S E T H:

     WHEREAS, Grantee, Issuer and Olympia Financial Corp., a Delaware corporation and a wholly owned subsidiary of Grantee ("Merger Sub") have entered into an Agreement and Plan of Reorganization of even date herewith (the "Reorganization Agreement"), which agreement has been executed by the parties hereto immediately prior to this Stock Option Agreement (the "Agreement"), and will enter into an Agreement and Plan of Merger to be dated as of the date of this Agreement (the "Plan of Merger," and, together with the Reorganization Agreement, the "Merger Agreements"); and

     WHEREAS, as a condition to Grantee's entering into the Merger Agreements and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined);

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreements, the parties hereto agree as follows:

        1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 9,730,070 fully paid and nonassessable shares of Issuer's Common Stock, par value $2.00 per share ("Common Stock"), at a price of $15.125 per share (the "Option Price"); provided, however, that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 19.9% of the Issuer's issued and outstanding shares of Common Stock without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

           (b) In the event that any additional shares of Common Stock are either (i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement or as permitted under the terms of the Merger Agreements) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of the Agreement, the number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, so that, after such issuance, such number equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreements.

        2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided, however, that the Holder shall have sent the written notice of such exercise (as provided in subsection
(e) of this Section 2) within six months following such Subsequent Triggering Event; provided, further, however, that if the Option cannot be exercised on any day because of any injunction, order or similar restraint issued by a court of competent jurisdiction, the period during which the Option may be exercised shall be extended so that the Option shall expire no earlier than on the 10th business day after such injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be. Each of the following shall be an "Exercise Termination Event": (i) the Effective Time (as defined in the Plan of Merger) of the Merger; (ii) termination of the Merger Agreements in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 6.1(b)(i) of the Reorganization Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional); or (iii) the passage of twelve months after termination of the Merger Agreements if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to
Section 6.1(b)(i) of the Reorganization Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional). The term "Holder" shall mean the holder or holders of the Option. Notwithstanding anything to the contrary contained herein, the Option may not be exercised (nor may Grantee's rights under Section 10 hereof be exercised) at any time when Grantee shall be in willful breach of any of its covenants or agreements contained in the Merger Agreements under circumstances that would entitle Issuer to terminate the Merger Agreements (without regard to any grace period provided for in Section 6.1(b)(x) of the Reorganization Agreement).

           (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

              (i) Issuer or any of its Subsidiaries (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary"). For purposes of this Agreement, "Acquisition Transaction" shall mean (w) a merger or consolidation, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) of Issuer, (x) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Issuer or any Significant Subsidiary of Issuer, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer, or (z) any substantially similar transaction; provided, however, that in no event shall any merger, consolidation, purchase or similar transaction involving only the Issuer and one or more of its Subsidiaries or involving only two or more of such Subsidiaries, be deemed to be an Acquisition Transaction; provided that any such transaction is not entered into in violation of the terms of the Merger Agreements;

              (ii) Issuer or any of its Subsidiaries, without having received Grantee's prior written consent, shall have authorized, recommended, proposed, or publicly announced its intention to authorize, recommend or propose to engage in an Acquisition Transaction with any person other than Grantee or a Subsidiary of Grantee;

              (iii) Any person (other than Grantee or any Subsidiary of Grantee) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act, and the rules and regulations thereunder) or any person other than Grantee or any Subsidiary of Grantee shall have commenced (as such term is defined under the rules and regulations of the SEC), or shall have filed or publicly disseminated a registration statement or similar disclosure statement with respect to, a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person would beneficially own, directly or indirectly, 10% or more of the then outstanding shares of Issuer Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively);

              (iv) (A) the holders of Issuer Common Stock shall not have approved the Merger Agreements and the transactions contemplated thereby, at the meeting of such stockholders held for the purpose of voting on such agreement,
(B) such meeting shall not have been held or shall have been cancelled prior to termination of the Merger Agreements, or (C) the Board of Directors of Issuer shall have publicly withdrawn or modified, or publicly announced its intent to withdraw or modify, in any manner adverse to Grantee, its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreements, in each case after it shall have been publicly announced that any person other than Grantee or any Subsidiary of Grantee shall have (x) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction, (y) commenced a Tender Offer, or filed or publicly disseminated a registration statement or similar disclosure statement with respect to an Exchange Offer, or (z) filed an application (or given a notice), whether in draft or final form, under any federal or state banking laws seeking regulatory approval to engage in an Acquisition Transaction; or

              (v) After an overture is made by a third party to Issuer or its stockholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Reorganization Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreements and (y) shall not have been cured prior to the Notice Date (as defined below).

           (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

              (i) The acquisition by any person of beneficial ownership of 25% or more of the then outstanding shares of Common Stock; or

              (ii) The occurrence of the Initial Triggering Event described in paragraph (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (y) shall be 25%.

           (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event of which it has notice (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

           (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

           (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer;

provided, that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

           (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer a copy of this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

           (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

           "THE TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN PROVISIONS OF AN AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND ISSUER AND TO RESALE RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF ISSUER AND WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY ISSUER OF A WRITTEN REQUEST THEREFOR."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "Securities Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the Securities Act; (ii) the reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

           (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

        3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer;
(iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. sec. 18a and regulations promulgated thereunder and (y) in the event, under federal or state banking law, prior approval of or notice to the Federal Reserve Board or any other federal or state regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such other federal or state regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

        4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

        5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions on or in respect of the Common Stock that would be prohibited under the terms of the Merger Agreement, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer's obligations hereunder.

        6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within six months of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the Securities Act covering this Option and any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; and provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder or Holders shall constitute at least 25% of the total number of shares to be sold by the Holder or Holders and Issuer in the aggregate; and provided, further, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practicable and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements for the Issuer. Upon receiving any request under this
Section 6 from Grantee, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to this Section 6 by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

        7. The periods for exercise of certain rights under Sections 2, 6, 10 and 12 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the Exchange Act by reason of such exercise.

        8. Issuer hereby represents and warrants to Grantee as follows:

           (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

           (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

        9. Grantee hereby represents and warrants to Issuer that:

           (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

           (b) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

        10. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within six months following such Subsequent Triggering Event (or such later period as provided in Section 7); provided, however, that until the date fifteen days following the date on which the Federal Reserve Board approves an application by Grantee to acquire the shares of Common Stock subject to the Option (proof of which approval shall be furnished promptly to Issuer), Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution,
(ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board.

        11. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on the Nasdaq National Market upon official notice of issuance and applying to the Federal Reserve Board, for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

        12. (a) Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, (i) at the request of any Holder, delivered within thirty days following such occurrence (or such later period as provided in Section 7) but in any event prior to an Exercise Termination Event, Issuer shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised, plus, to the extent not previously reimbursed, Grantee's reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by, and the enforcement of Grantee's rights under, the Merger Agreements, including without limitation legal, accounting and investment banking fees (the "Grantee's Out-of-Pocket Expenses"), and (ii) at the request of any owner of Option Shares from time to time (the "Owner"), delivered within thirty days following such occurrence (or such later period as provided in Section 7), Issuer shall repurchase such number of the Option Shares from such Owner as the Owner shall designate at a price per share ("Option Share Repurchase Price") equal to the greater of (A) the market/offer price and (B) the average option price per share paid by the Owner for the Option Shares so designated, plus, to the extent not previously reimbursed, Grantee's Out-of-Pocket Expenses. The term "market/offer price" shall mean the highest of
(w) the price per share of the Common Stock at which a tender offer or exchange offer therefor has been made, (x) the price per share of the Common Stock to be paid by any Person, other than Grantee or a subsidiary of Grantee, pursuant to an agreement with Issuer, (y) the highest closing price for shares of Common Stock within the six month period immediately preceding the required repurchase of Options or Option Shares, as the case may be, or (z) in the event of a sale of all or substantially all of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by a majority in the interest of the Holders or the Owners, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by a majority in interest of the Holders or the Owners, as the case may be, and reasonably acceptable to Issuer.

            (b) Each Holder and Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 12 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that such Holder or Owner elects to require Issuer to repurchase this Option and/or Option Shares in accordance with the provisions of this Section 12. As promptly as practicable, and in any event within ten business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to each Holder the Option Repurchase Price and/or to each Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

            (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, or as a result of a written agreement or other binding obligation with a governmental or regulatory body or agency, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify each Holder and/or each Owner and thereafter deliver or cause to be delivered, from time to time, to such Holder and/or Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within ten business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 12 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to any Holder and/or Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in part or in full (and Issuer hereby undertakes to use its best efforts to receive any required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), such Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon Issuer shall promptly (i) deliver to such Holder and/or Owner, as appropriate, that portion of the Option Purchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to such Holder, a new Stock Option Agreement evidencing the right of such Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to such Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

        13. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

        14. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire the full number of shares of Common Stock provided in
Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire such lesser number of shares as may be permissible, without any amendment or modification hereof.

        15. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Reorganization Agreement.

        16. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        17. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

        18. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

        19. Except as otherwise expressly provided herein or in the Merger Agreements, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

        20. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

KEYSTONE FINANCIAL, INC.

By /s/ CARL L. CAMPBELL
   -------------------------------------------------
   Carl L. Campbell
   Chairman, President and CEO

M&T BANK CORPORATION

By /s/ GARY S. PAUL
   -------------------------------------------------
   Gary S. Paul
   Senior Vice President

                                   APPENDIX C

                    OPINION OF KEEFE, BRUYETTE & WOODS, INC.

                        [KEEFE, BRUYETTE & WOODS, INC.]
                                  May 15, 2000

The Board of Directors
Keystone Financial, Inc.
One Keystone Plaza
Front & Market Streets
Harrisburg, PA 17101

Members of the Board:

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the common stockholders of Keystone Financial, Inc. ("Keystone") and its stockholders of the consideration to be paid ("Merger Consideration") in the proposed merger ("the Merger") of Keystone with and into M&T Bank Corporation ("M&T") pursuant to the Agreement and Plan of Reorganization ("Agreement") dated as of May 15, 2000 between Keystone and M&T. It is our understanding that the Merger will be structured as a purchase accounting transaction under generally accepted accounting principles.

     As is more specifically set forth in the Merger Agreement, upon consummation of the Merger, each outstanding share of Keystone stock, par value $2.00 per share ("Keystone Common Stock"), will be entitled to receive, at the election of the holder thereof as is more fully described in the Merger Agreement, Merger Consideration either of:

     i. Keystone Common Stock converted into and exchanged for 0.05 (the "Exchange Ratio") shares of M&T ("M&T Common Stock"), $5.00 par value per share subject to certain adjustments as set forth in the Agreement, or

     ii. $21.50 per Keystone Common Stock share payable in cash

     Keefe, Bruyette & Woods, Inc. ("Keefe Bruyette"), as part of its investment banking business, is continually engaged in the valuation of bank holding companies and banks, thrift holding companies and thrifts and their securities in connection with mergers and acquisitions, underwriting, private placements, competitive bidding processes, market making as a NASD market maker, and valuations for various other purposes. As specialists in the securities of banking companies we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time, trade the securities of M&T or Keystone, for our own account, and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. To the extent we have any such positions as of the date of this opinion it has been disclosed to Keystone. KBW has served as financial advisor to Keystone in the negotiation of the Agreement and in rendering this fairness opinion and will receive a fee from Keystone for those services.

     In arriving at our opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of M&T and Keystone and the Merger.

     In the course of our engagement as financial advisor we have, among other things:

     i. Reviewed the Agreement;

     ii. Reviewed certain historical financial and other information concerning Keystone for the three years ending December 31, 1999, including Keystone's Annual Report to Shareholders and Annual Reports on Forms 10-K, and interim quarterly reports on Form 10-Q;

     iii. Reviewed certain historical financial and other information concerning M&T for the three years ending December 31, 1999, including M&T's Annual Report to Stockholders and Annual Reports on Forms 10-K, and interim quarterly reports on Form 10-Q;

     iv. Reviewed and studied the historical stock prices and trading volumes of the common stock of both Keystone and M&T;

     v. Held discussions with senior management of Keystone and M&T with respect to their past and current financial performance, financial condition and future prospects;

     vi. Reviewed certain internal financial data, projections and other information of Keystone and M&T, including financial projections prepared by management;

     vii. Analyzed certain publicly available information of other financial institutions that we deemed comparable or otherwise relevant to our inquiry, and compared Keystone and M&T from a financial point of view with certain of these institutions;

     viii. Reviewed the financial terms of certain recent business combinations in the banking industry that we deemed comparable or otherwise relevant to our inquiry; and

     ix. Conducted such other financial studies, analyses and investigations and reviewed such other information as we deemed appropriate to enable us to render our opinion.

     In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of Keystone as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed that the current and projected aggregate reserves for loan and lease losses for Keystone and M&T are adequate to cover such losses. We did not make or obtain any independent evaluations or appraisals of any assets or liabilities of Keystone, M&T, or any of their respective subsidiaries nor did we verify any of Keystone's or M&T's books or records or review any individual loan or credit files.

     We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and financial position and results of operations of Keystone and M&T; (ii) the assets and liabilities of Keystone and M&T; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to Keystone and its stockholders.

                                        Very truly yours,

                                        /s/ KEEFE, BRUYETTE & WOODS, INC.

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                                   APPENDIX D

         OPINION OF MERRILL, LYNCH, PIERCE, FENNER & SMITH INCORPORATED

                                       D-1
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              [MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED]

                                                                    May 16, 2000

Board of Directors
M&T Bank Corporation
One M&T Plaza
P.O. Box 223
Buffalo, NY 14240-0223

Members of the Board:

     We understand that M&T Bank Corporation (along with its subsidiaries, "M&T Bank") and Keystone Financial, Inc. (along with its subsidiaries, "Keystone") propose to enter into an Agreement and Plan of Reorganization and related Agreement and Plan of Merger, dated as of May 16, 2000 (the "Merger Agreement"), pursuant to which, among other things, Keystone will be merged with and into a subsidiary of M&T Bank (the "Merger"). In the Merger, each outstanding share of Keystone common stock, par value $2.00 per share (the "Keystone Shares"), other than specified Keystone Shares, will be converted into the right to receive, at the option of the holder thereof (and subject to certain proration limitations set forth in the Merger Agreement), either (i) that number of shares of the common stock, par value $5.00 per share, of M&T Bank (the "M&T Bank Shares") equal to the Exchange Ratio (as defined in the Merger Agreement), with such shares of stock being defined in the Merger Agreement as the "Stock Consideration", or (ii) cash equal to the Cash Consideration (as defined in the Merger Agreement). The Stock Consideration and the Cash Consideration are defined collectively in the Merger Agreement as the Merger Consideration.

     You have asked us whether, in our opinion, the Merger Consideration is fair to M&T Bank from a financial point of view.

     In arriving at the opinion set forth below, we have, among other things:

     (1) Reviewed certain publicly available business and financial information relating to M&T Bank and Keystone that we deemed to be relevant;

     (2) Reviewed certain information, including financial forecasts, relating to the respective businesses, earnings, assets, liabilities and prospects of M&T Bank and Keystone furnished to us by senior management of M&T Bank and Keystone, as well as the amount and timing of the cost savings, revenue enhancements and related expenses expected to result from the Merger (the "Expected Synergies") furnished to us by senior management of M&T Bank and Keystone;

     (3) Conducted discussions with members of senior management and representatives of M&T Bank and Keystone concerning the matters described in (1) and (2) above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Expected Synergies;

     (4) Reviewed the market prices and valuation multiples for the M&T Bank Shares and the Keystone Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

     (5) Reviewed the respective publicly reported financial condition and results of operations of M&T Bank and Keystone and compared them with those of certain publicly traded companies that we deemed to be relevant;

     (6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

     (7) Participated in certain discussions among representatives of M&T Bank and Keystone and their financial and legal advisors with respect to the Merger;

     (8) Reviewed the potential pro forma impact of the Merger on M&T Bank;

     (9) Reviewed a draft of the Merger Agreement; and

     (10) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of the assets or liabilities of M&T Bank or Keystone or been furnished with any such evaluation or appraisal. We are not experts in the evaluation of allowances for loan losses, and we have neither made an independent evaluation of the adequacy of the allowance for loan losses of M&T Bank or Keystone, nor have we reviewed any individual credit files of M&T Bank or Keystone or been requested to conduct such a review, and, as a result, we have assumed that the respective allowance for loan losses for M&T Bank and Keystone is adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of M&T Bank or Keystone. With respect to the financial and operating information, including without limitation financial forecasts, valuations of contingencies and projections regarding under-performing and non-performing assets, net charge-offs, adequacy of reserves, future economic conditions and information on the Expected Synergies, furnished to or discussed with us by M&T Bank or Keystone, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments of the senior management of M&T Bank and Keystone as to the future financial and operating performance of M&T Bank, Keystone or the combined entity, as the case may be, and the Expected Synergies. We have further assumed that the Merger will be accounted for as a purchase under generally accepted accounting principles and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes.

     Our opinion is necessarily based upon market, economic and other conditions as in effect, and on the information made available to us as of, the date hereof. For the purposes of rendering this opinion, we have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Merger Agreement, including in all respects material to our analysis, that the representations and warranties of each party in the Agreement and in all related documents and instruments (collectively, the "Documents") that are referred to therein are true and correct, that each party to the Documents will perform all of the covenants and agreements required to be performed by such party under such Documents, that the final form of the Documents will be substantially similar to the most recent drafts provided to us, and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have also assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements, termination or other payments or amendment or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of M&T Bank, Keystone or the combined entity, as the case may be, or the contemplated benefits of the Merger, including the Expected Synergies.

     We have been retained by the Board of Directors of M&T Bank to render a fairness opinion to M&T Bank in connection with the Merger and will receive a fee from M&T Bank for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, M&T Bank has agreed to indemnify us for certain liabilities arising out of our engagement. In the ordinary course of our business, we also may actively trade the M&T Bank Shares and other securities of M&T

                                       D-3
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Bank and its affiliates and the Keystone Shares and other securities of Keystone and its affiliates for our own account and for the accounts of our customers, and, accordingly, may at any time hold long or short positions in such securities.

     This opinion is for the sole and exclusive use and benefit of the Board of Directors of M&T Bank. It is further understood that this opinion will not be reproduced, summarized, described or referred to or given to any person without Merrill Lynch's prior written consent. Our opinion does not address the merits of the underlying decision by M&T Bank to engage in the Merger and does not constitute a recommendation to any shareholder of M&T Bank as to how such shareholder should vote on the proposed Merger or any other matter related thereto, if any vote thereof is required.

     We have not considered, nor are we expressing any opinion herein with respect to, the prices at which M&T Bank Shares or Keystone Shares will trade following the announcement of the Merger or the price at which the M&T Bank Shares will trade following the consummation of the Merger.

     On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration is fair to M&T Bank from a financial point of view.

                                  Very truly yours,

                                  /s/ MERRILL LYNCH, PIERCE, FENNER & SMITH
                                      INCORPORATED

                                       D-4
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                                   APPENDIX E

                     SUBCHAPTER D OF PENNSYLVANIA BUSINESS
                                CORPORATION LAW

                                       E-1
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SEC. 1571.  APPLICATION AND EFFECT OF SUBCHAPTER.

     (a) General rule. -- Except as otherwise provided in subsection (b), any shareholder of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, where this subpart expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

     Section 1906(c) (relating to dissenters rights upon special treatment).
Section 1930 (relating to dissenters rights).
Section 1931(d) (relating to dissenters rights in share exchanges).
Section 1932(c) (relating to dissenters rights in asset transfers).
Section 1952(d) (relating to dissenters rights in division).
Section 1962(c) (relating to dissenters rights in conversion).
Section 2104(b) (relating to procedure).
Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).
Section 2325(b) (relating to minimum vote requirement).
Section 2704 (relating to dissenters rights upon election).
Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).
Section 7104(b) (3) (relating to procedure).

     (b) Exceptions. --

     (1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series that, at the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, are either:

     (i) listed on a national securities exchange; or

     (ii) held of record by more than 2,000 shareholders;

     have the right to obtain payment of the fair value of any such shares under this subchapter.

     (2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

     (i) Shares converted by a plan if the shares are not converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and money in lieu of fractional shares.

     (ii) Shares of any preferred or special class unless the articles, the plan or the terms of the transaction entitle all shareholders of the class to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class.

     (3) Shares entitled to dissenter rights under section 1906(c) (relating to dissenters rights upon special treatment).

     (c) Grant of optional dissenters rights. -- The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.

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     (d) Notice of dissenters rights. -- Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

     (1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

     (2) a copy of this subchapter.

     (e) Other statutes. -- The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

     (f) Certain provisions of articles ineffective. -- This subchapter may not be relaxed by any provision of the articles.

     (g) Cross references. -- See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished) and 2512 (relating to dissenters rights procedure).

SEC. 1572.  DEFINITIONS.

     The following words and phrases when used in this subchapter shall have the following meanings given to them in this section unless the context clearly indicates otherwise:

     "Corporation." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which of the resulting corporations is the successor corporation for the purposes of this subchapter. The successor corporation in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

     "Dissenter." A shareholder or beneficial owner who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

     "Fair value." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

     "Interest." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all of the circumstances, taking into account all relevant factors including the average rate currently paid by the corporation on its principal bank loans.

SEC. 1573.  RECORD AND BENEFICIAL HOLDERS AND OWNERS.

     (a) Record holders of shares. -- A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

     (b) Beneficial owners of shares. -- A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares on his behalf and shall be

                                       E-3
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treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

SEC. 1574.  NOTICE OF INTENTION TO DISSENT.

     If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

SEC. 1575.  NOTICE TO DEMAND PAYMENT.

     (a) General rule. -- If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

     (1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

     (2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

     (3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

     (4) Be accompanied by a copy of this subchapter.

     (b) Time for receipt of demand for payment. -- The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

SEC. 1576.  FAILURE TO COMPLY WITH NOTICE TO DEMAND PAYMENT, ETC.

     (a) Effect of failure of shareholder to act. -- A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

     (b) Restriction on uncertificated shares. -- If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until

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effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

     (c) Rights retained by shareholder. -- The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

SEC. 1577.  RELEASE OF RESTRICTIONS OR PAYMENT FOR SHARES.

     (a) Failure to effectuate corporate action. -- Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

     (b) Renewal of notice to demand payment. -- When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

     (c) Payment of fair value of shares. -- Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

     (1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

     (2) A statement of the corporations estimate of the fair value of the shares.

     (3) A notice of the right of the dissenter to demand supplemental payment, as the case may be, accompanied by a copy of this subchapter.

     (d) Failure to make payment. -- If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection
(c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

SEC. 1578.  ESTIMATE BY DISSENTER OF FAIR VALUE OF SHARES.

     (a) General rule. -- If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenters shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

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     (b) Effect of failure to file estimate. -- Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

SEC. 1579.  VALUATION PROCEEDINGS GENERALLY.

     (a) General rule. -- Within 60 days after the latest of:

     (1) effectuation of the proposed corporate action;

     (2) timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

     (3) timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

     if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

     (b) Mandatory joinder of dissenters. -- All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa. C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

     (c) Jurisdiction of the court. -- The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

     (d) Measure of recovery. -- Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

     (e) Effect of corporation's failure to file application. -- If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

SEC. 1580.  COSTS AND EXPENSES OF VALUATION PROCEEDINGS.

     (a) General rule. -- The costs and expenses of any proceedings under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

                                       E-6
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     (b) Assessment of counsel fees and expert fees where lack of good faith appears. -- Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

     (c) Award of fees for benefits to other dissenter. -- If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

                                       E-7
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                                   APPENDIX F

                      PROPOSED CERTIFICATE OF AMENDMENT TO
                        CERTIFICATE OF INCORPORATION OF
                              M&T BANK CORPORATION

                                    FORM OF
                        CERTIFICATE OF AMENDMENT OF THE
                        CERTIFICATE OF INCORPORATION OF
                              M&T BANK CORPORATION
               UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

     The undersigned, being the President and the Corporate Secretary of M&T Bank Corporation, do hereby certify and set forth:

     (1) The name of the corporation is M&T Bank Corporation. The name under which the corporation was formed is First Empire State Corporation.

     (2) The certificate of incorporation of M&T Bank Corporation was filed by the Department of State on the 6th day of November, 1969. A first restated certificate of incorporation was filed by the Department of State on the 19th day of December, 1969; a second restated certificate of incorporation was filed by the Department of State on the 28th day of April, 1986; a third restated certificate of incorporation was filed by the Department of State on the 20th day of April, 1989; an amendment to the certificate of incorporation was filed by the Department of State on the 14th day of March, 1991; a fourth restated certificate of incorporation was filed by the Department of State on the 8th day of May, 1997; an amendment to the certificate of incorporation was filed by the Department of State on the 29th day of May, 1998; and a fifth restated certificate of incorporation was filed by the Department of State on the 3rd day of June, 1998.

     (3) Article FOURTH, Section 1, of the certificate of incorporation of M&T Bank Corporation, which sets forth the aggregate number of shares which the corporation shall have authority to issue, the division of such shares into classes, and the number and par value of shares in each class, is hereby amended to read as follows:

        FOURTH: 1. The aggregate number of shares of stock which the Corporation shall have authority to issue is one hundred fifty-one million (151,000,000) shares, divided into two classes, namely, preferred shares and common shares. The number of preferred shares authorized is one million (1,000,000) shares of the par value of one dollar ($1.00) per share. The number of common shares authorized is one hundred fifty million (150,000,000) shares of the par value of fifty cents ($0.50) per share.

     This amendment to the certificate of incorporation of M&T Bank Corporation provides for a change of shares as follows:

        Issued Shares: This amendment provides for a change of [               ]
        issued common shares of the par value of $5.00 per share. Resulting from
        the change are [               ] issued common shares of the par value
        of $0.50 per share. The terms of the change are as follows: Each issued common share existing immediately prior to the effective time of this amendment (whether outstanding or held in treasury) shall be changed by this amendment into 10 issued common shares.

        Unissued shares: This amendment provides for a change of
        [               ] unissued common shares of the par value of $5.00 per
        share. Resulting from the change are [               ] unissued common
        shares of the par value of $0.50. The terms of the change are as follows: Each unissued common share existing immediately prior to the effective time of this amendment (whether outstanding or held in treasury) shall be changed by this amendment into 10 unissued common shares.

     (4) This amendment to the certificate of incorporation of M&T Bank Corporation was authorized, pursuant to section 803(a) of the Business Corporation Law, by the vote of the board of directors of the corporation followed by the vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of the shareholders.

     IN WITNESS WHEREOF, the undersigned have executed, signed and verified this
certificate this      day of                      , 2000.

                                      M&T BANK CORPORATION

                                      By:
                                         ---------------------------------------
                                          Robert G. Wilmers
                                         President

                                      By:
                                         ---------------------------------------
                                          Marie King
                                          Corporate Secretary

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 721 and 722 of the New York Business Corporation Law ("NYBCL") provide for indemnification of directors and officers. Section 721 of New York law provides that the statutory provisions under New York law are not exclusive of any other rights to which a director or officer seeking indemnification would be entitled.

     Section 722 of New York law provides that a corporation may indemnify a director or officer of the corporation who is made a party, or threatened to be made a party, in a civil or criminal proceeding arising out of activities undertaken at the request of the corporation (including action on behalf of another corporation, partnership, joint venture, trust, employee benefit plan or other business enterprise) against judgments, fines, amounts paid in settlement and reasonable expenses, if the director or officer acted in good faith for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation, partnership, joint venture, trust, employee benefit plan or other business enterprise, not opposed to, the best interests of the corporation. To be indemnified with respect to criminal proceedings, the director or officer must also have had no reasonable cause to believe that his or her conduct was unlawful. In the case of a claim by or in the right of the corporation (including stockholder derivative suits), there is no indemnification under New York law for threatened actions or a pending action otherwise settled or disposed of, and no indemnification of expenses is permitted, if the director or officer is adjudged liable to the corporation unless and only to the extent a court determines that, despite such adjudication but in view of all the circumstances, such indemnification is nonetheless proper.

     The certificate of incorporation of the Registrant provides that the Registrant will indemnify to the maximum extent permissible under New York law its officers and directors for liability arising out of their actions in such capacity.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     An index of exhibits appears at page [               ], which is
incorporated herein by reference.

ITEM 22.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (d) The Registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York, on June 30, 2000.

                                      M&T BANK CORPORATION

                                      By          /s/ MICHAEL P. PINTO
                                        ----------------------------------------
                                         Michael P. Pinto
                                         Executive Vice President
                                         and Chief Financial Officer

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on June 30, 2000.

                   SIGNATURE                                               TITLE
                   ---------                                               -----

                       *                            Director, President and Chief Executive Officer
------------------------------------------------    (Principal Executive Officer)
               Robert G. Wilmers

                       *                            Chairman of the Board and Director
------------------------------------------------
               Robert J. Bennett

              /s/ MICHAEL P. PINTO                  Executive Vice President and Chief Financial
------------------------------------------------    Officer (Principal Financial Officer)
                Michael P. Pinto

            /s/ MICHAEL R. SPYCHALA                 Senior Vice President and Controller (Principal
------------------------------------------------    Accounting Officer)
              Michael R. Spychala

                       *                            Director
------------------------------------------------
                William F. Allyn

                       *                            Director
------------------------------------------------
                 Brent D. Baird

                       *                            Director
------------------------------------------------
                John H. Benisch

                       *                            Director
------------------------------------------------
               C. Angela Bontempo

                       *                            Director
------------------------------------------------
                Robert T. Brady

                       *                            Director
------------------------------------------------
               Patrick J. Callan

                       *                            Director
------------------------------------------------
              R. Carlos Carballada

                       *                            Director
------------------------------------------------
               Richard E. Garman

                   SIGNATURE                        TITLE
                   ---------                        -----
                       *                            Director
------------------------------------------------
                 James V. Glynn

                       *                            Director
------------------------------------------------
              Patrick W.E. Hodgson

                       *                            Director
------------------------------------------------
             Samuel T. Hubbard, Jr.

                       *                            Director
------------------------------------------------
             Reginald B. Newman, II

                       *                            Director
------------------------------------------------
            Peter J. O'Donnell, Jr.

                       *                            Director
------------------------------------------------
                Jorge G. Pereira

                       *                            Director
------------------------------------------------
             Robert E. Sadler, Jr.

                       *                            Director
------------------------------------------------
                 John L. Vensel

                       *                            Director
------------------------------------------------
             Herbert L. Washington

                       *                            Director
------------------------------------------------
              Christine B. Whitman

By: /s/ RICHARD A. LAMMERT
    -----------------------------------------------------
    (Attorney-in-Fact)

                               INDEX OF EXHIBITS

Exhibit 2............................    Agreement and Plan of Reorganization (including Agreement
                                         and Plan of Merger as Annex A), included as Appendix A to
                                         the Joint Proxy Statement-Prospectus and incorporated
                                         herein by reference.
Exhibit 5............................    Opinion of Richard A. Lammert, Esq. regarding the validity of M&T Common Stock being registered, to be filed by
                                         amendment.
Exhibit 8.1..........................    Tax opinion of Arnold & Porter, to be filed by amendment.
Exhibit 8.2..........................    Tax opinion of Wachtell, Lipton, Rosen & Katz, to be filed by amendment.
Exhibit 23.1.........................    Consent of PricewaterhouseCoopers LLP, independent auditors for M&T Bank Corporation, filed herewith.
Exhibit 23.2.........................    Consent of Ernst & Young, LLP, independent auditors for
                                         Keystone Financial, Inc., filed herewith.
Exhibit 23.3.........................    Consent of Arnold & Porter, included in the opinion filed
                                         as Exhibit 8.1 herewith, to be filed by amendment.
Exhibit 23.4.........................    Consent of Wachtell, Lipton, Rosen & Katz, included in the opinion filed as Exhibit 8.2 herewith, to be filed by
                                         amendment.
Exhibit 23.5.........................    Consent of Carl L. Campbell, as required by Rule 438 under the Securities Act of 1933, filed herewith.
Exhibit 24...........................    Powers of Attorney of certain directors and officers of
                                         M&T, filed herewith.
Exhibit 99.1.........................    Form of Proxy relating to M&T Bank Corporation, filed
                                         herewith.
Exhibit 99.2.........................    Form of Proxy relating to Keystone Financial, Inc., filed
                                         herewith.
Exhibit 99.3.........................    Stock Option Agreement, included as Appendix B to the Joint
                                         Proxy Statement-Prospectus and incorporated herein by
                                         reference.
Exhibit 99.4.........................    Consent of Merrill Lynch, Pierce, Fenner & Smith
                                         Incorporated, filed herewith.
Exhibit 99.5.........................    Consent of Keefe Bruyette & Woods, Inc., filed herewith.